                            SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
            of the Securities Exchange Act of 1934 (Amendment No. 1)

Check the appropriate box:

/X/  Preliminary Information Statement          / /  Confidential, for Use of the Commission
/ /  Definitive Information Statement                Only (as permitted by Rule 14c-5(d)(2))

                          Western Wireless Corporation
          ----------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     / /  No fee required.

     /X/  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

               Class A Common Stock, no par value
          ----------------------------------------------------------------------
               Class B Common Stock, no par value
          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

               76,499,775
          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               $4.05 -- this amount is based on the book par value per share of VoiceStream Common Stock at December 31, 1998 and on an estimated 95,505,337 shares of VoiceStream Common Stock issuable in the Spin-off described herein
          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

               $386,630,000
          ----------------------------------------------------------------------

     (5)  Total fee paid:

               $77,326
          ----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

               [LOGO]
                                                       INFORMATION
               [LOGO]                                   STATEMENT
     (80.1% SUBSIDIARY OF WESTERN
        WIRELESS CORPORATION)

                                    SPIN-OFF
                                       OF
                        VOICESTREAM WIRELESS CORPORATION


     We are sending this Information Statement to you and all other holders of Western Wireless common stock in connection with the "spin-off" of our 80.1% subsidiary, VoiceStream Wireless Corporation. As part of the spin-off, we will distribute to you one share of VoiceStream common stock for each share of Western Wireless common stock (Class A or Class B) that you own at the time of the spin-off. We expect the spin-off to occur at 12:01 a.m. on May 1, 1999. After the spin-off, VoiceStream will be a separate company, no longer owned in any way by Western Wireless. Should you have any questions regarding this Information Statement or the spin-off, please contact the Investor Relations Department, Western Wireless Corporation, 3650 131st Avenue S.E., Bellevue, Washington, 98006, at telephone number (425) 586-8700.


     In reviewing this Information Statement, you should note the following:

     - We are not asking you for a proxy, and we request that you do not send us a proxy.


     - In assessing the impact of the spin-off on you, as a Western Wireless shareholder, you should review the matters set forth under the caption "Risk Factors" beginning on page 4.


     - Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved our spin-off of VoiceStream. The Securities and Exchange Commission has not passed upon the fairness or merits of the spin-off of VoiceStream or upon the accuracy or adequacy of the information contained in this Information Statement.

     Please note that the Board of Directors of Western Wireless has unanimously approved the spin-off, as it believes that the spin-off is in the best interests of Western Wireless and its shareholders.


     You will not need to pay any consideration or surrender or exchange your Western Wireless common stock in order to receive your VoiceStream common stock. After the spin-off distribution, the VoiceStream common stock will be traded on the Nasdaq Stock Market under the symbol VSTR.


     The date of this Information Statement is April   , 1999. We mailed this
Information Statement to Western Wireless shareholders on or about April   ,
1999.

                               TABLE OF CONTENTS


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                                                              PAGE
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SUMMARY.....................................................    1
RISK FACTORS................................................    4
THE SPIN-OFF OF VOICESTREAM WIRELESS CORPORATION............   10
BUSINESSES OF WESTERN WIRELESS AND VOICESTREAM AFTER THE
  SPIN-OFF..................................................   22
SELECTED VOICESTREAM CONSOLIDATED FINANCIAL DATA............   40
HISTORICAL PER SHARE DATA...................................   41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF VOICESTREAM..................   42
DESCRIPTION OF WESTERN WIRELESS AND VOICESTREAM CAPITAL
  STOCK.....................................................   49
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.............   52
DOCUMENTS INCORPORATED BY REFERENCE.........................   57
ADDITIONAL INFORMATION......................................   57
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1

                                    SUMMARY

     The following summary answers certain questions you may have with respect to Western Wireless' spin-off of VoiceStream and highlights selected information from this Information Statement that is important to you. We encourage you to read this entire Information Statement.

Q: WHAT WILL HAPPEN IN THE SPIN-OFF?

A: In the spin-off, Western Wireless will distribute to its shareholders its 80.1% interest in VoiceStream by distributing one share of VoiceStream common stock for each share of Western Wireless common stock (both Class A and Class
   B) owned by a shareholder. After the spin-off, VoiceStream will be a separate company, no longer owned in any way by Western Wireless.

Q: WHAT IS VOICESTREAM WIRELESS CORPORATION?

A: VoiceStream was formed by Western Wireless in 1994 to participate in Federal
   Communications Commission ("FCC") auctions of personal communications services ("PCS") licenses, and to construct PCS systems in the areas covered by the licenses acquired in the auctions. VoiceStream was a wholly owned subsidiary of Western Wireless until February 1998 when a subsidiary of Hutchison Whampoa Limited, a Hong Kong-based company, invested $248.4 million to purchase a 19.9% interest in VoiceStream.

   Presently, Western Wireless operates VoiceStream as a separate business. VoiceStream provides PCS services in urban markets in its licensed areas in the United States using its VoiceStream(R) brand name. VoiceStream maintains its own centralized management, back office functions and sales force and operates its own call center.

Q: WHY ARE WE UNDERTAKING THE SPIN-OFF?


A: Western Wireless and VoiceStream operate under different brand names in distinct segments of the wireless industry, having differences in their markets and capital requirements and requiring different business plans. Your Board of Directors believes that separating VoiceStream's urban-focused digital PCS business from Western Wireless' rural-focused cellular business will allow each company to more readily expand its business, as well as pursue strategies and focus on objectives appropriate to its business. For a more detailed discussion of our reasons for the spin-off, see p. 10. Please note that neither Western Wireless' business nor VoiceStream's business will substantially change as a result of the spin-off.



Q: WHAT ARE THE PRINCIPAL DIFFERENCES BETWEEN WESTERN WIRELESS' CELLULAR
   BUSINESS AND VOICESTREAM'S PCS BUSINESS?



A: Western Wireless' cellular business, which generally deploys analog technology, is operated in rural areas under the Cellular One(R) brand name pursuant to cellular licenses issued by the FCC to operate on a portion of the radio spectrum from 824 to 899 MHz. In contrast, VoiceStream's PCS business, which exclusively deploys digital technology, is operated in urban areas under the VoiceStream brand name pursuant to PCS licenses issued by the FCC to operate on a portion of the radio spectrum from 1850 to 1990 MHz. Although the basic service offerings of Western Wireless and VoiceStream are similar, VoiceStream's PCS services include features that are not generally available through Western Wireless' analog cellular services, such as data transmission to and from computers, advanced paging services and facsimile services.



Q: WHAT WILL I RECEIVE IN THE SPIN-OFF?



A: We are making a pro rata distribution to all holders of Class A and Class B
   Western Wireless common stock. Accordingly, for every one share of Western Wireless common stock (Class A or Class B) you own on the effective date of the spin-off, you will receive one share of VoiceStream common stock. Shortly after we complete the spin-off, holders of record will receive VoiceStream stock certificates which represent ownership in VoiceStream.

Q: DO I HAVE TO PAY FEDERAL INCOME TAXES ON THE RECEIPT OF VOICESTREAM COMMON
   STOCK?

A: You will not pay any federal income taxes on receipt of your VoiceStream common stock. We have received from the Internal Revenue Service (the "IRS") a ruling that the spin-off will be tax-free to Western Wireless shareholders for U.S. federal income tax purposes.

Q: WHERE WILL VOICESTREAM COMMON STOCK BE TRADED?


A: VoiceStream common stock will be traded on the Nasdaq Stock Market. The symbol for VoiceStream common stock will be "VSTR". Western Wireless common stock will continue to be traded on the Nasdaq Stock Market under the symbol "WWCA."


Q: WHEN WILL THE SPIN-OFF OCCUR?


A: We intend to complete the spin-off on May 1, 1999, but it could be delayed.


Q: WHAT WILL WESTERN WIRELESS' BUSINESS BE AFTER THE SPIN-OFF?


A: Western Wireless will continue to own and operate rural cellular phone systems in 17 western states. As of December 31, 1998, Western Wireless had over 660,000 cellular subscribers under the Cellular One(R) brand name. Western Wireless will also continue to provide paging services in selected United States markets and to participate in numerous international telecommunications operations through joint ventures.


   Western Wireless is a Washington corporation. Its principal executive offices are located at 3650 131st Avenue S.E., Bellevue, Washington 98006, and its telephone number is (425) 586-8700.

Q: WHAT WILL VOICESTREAM'S BUSINESS BE AFTER THE SPIN-OFF?

A: VoiceStream will be a separate public company continuing to hold PCS licenses in the United States covering approximately 62.6 million persons. As of December 31, 1998, VoiceStream had 322,400 PCS subscribers. VoiceStream will continue to provide PCS services in urban markets within its licensed areas.

   VoiceStream's Operations


       VoiceStream currently provides PCS services under the VoiceStream brand name in 11 urban markets -- Denver, Seattle/Tacoma, Phoenix/Tucson, Portland, Salt Lake City, Des Moines, Oklahoma City, Honolulu, El Paso, Albuquerque and Boise -- and is currently constructing systems in San Antonio and Austin. In addition, VoiceStream holds interests in joint ventures that provide service in Spokane, Tulsa, Wichita and certain markets in Iowa and will provide service in southern Texas. All of these markets, including those operated by joint ventures, utilize the internationally-proven Global System for Mobile Communications ("GSM") technology. GSM is the world's most widely used digital wireless standard, with systems operating in approximately 130 countries, serving over 120 million subscribers.



       VoiceStream is a Washington corporation. Its principal executive offices are located at 3650 131st Avenue S.E., Bellevue, Washington 98006, and its telephone number is (425) 653-4600.


   VoiceStream's Operating Strategy

       VoiceStream operates PCS systems in urban markets in the United States. VoiceStream believes that PCS is the optimum technology for more densely populated urban areas where cellular systems are generally more expensive to maintain and face potential capacity constraints.

      VoiceStream's operating strategy is to:

      - construct and operate high quality systems with extensive coverage in urban areas;

      - expand operations through increased subscriber growth and usage;

      - utilize centralized management and back office functions to improve operating efficiencies and generate greater economies of scale; and

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

      - acquire additional PCS licenses in urban markets.

      VoiceStream is implementing its strategy by:

      - expanding its present systems and building new systems;

      - offering a targeted range of products to complement today's business and personal lifestyles at competitive prices;

      - continually upgrading the quality of its network;

      - establishing brand recognition through a strong sales and marketing program; and

      - providing a superior level of customer service.


Q: WILL VOICESTREAM COMPETE WITH WESTERN WIRELESS AFTER THE SPIN-OFF?



A: For a period of three years following the spin-off, Western Wireless and VoiceStream will be prohibited, except in certain designated areas where the companies presently compete, from competing with each other under a Spectrum Allocation and Non-Competition Agreement. After three years, the two companies will be free to compete with each other.

                                  RISK FACTORS

     In assessing the impact of the spin-off on you, as a Western Wireless shareholder, you should be aware of the following risks relating to the spin-off and VoiceStream's operations:


VOICESTREAM WILL NO LONGER BE ABLE TO RELY ON WESTERN WIRELESS FOR, OR WHEN SECURING, ADDITIONAL CAPITAL AND COULD BE FORCED TO CURTAIL SERVICES


     Although Western Wireless and VoiceStream have historically operated as separate entities, as a subsidiary of Western Wireless, VoiceStream had secured favorable intercompany loans from Western Wireless and had also relied upon the assets and cash flows of Western Wireless in securing loans from third-parties. After the spin-off, VoiceStream will not be able to secure inter-company loans from Western Wireless, nor will it be able to rely on its affiliation with Western Wireless or Western Wireless' assets and cash flow in securing loans from others. As discussed below, VoiceStream will need additional capital to finance continued growth, fund operations, provide for working capital and service debt. If adequate funds are not available from its existing capital resources, VoiceStream may be required to curtail its service operations or to obtain additional funds on terms less favorable than those contained in its current arrangements.


WITHOUT SIGNIFICANT ADDITIONAL CAPITAL, VOICESTREAM WILL NOT BE ABLE TO GROW


     During 1999, VoiceStream anticipates spending more than $300 million for the continued development of its existing PCS systems. VoiceStream will utilize cash on hand and available credit facilities; however, substantial additional funds will be required in 1999 and beyond to finance the continued build-out of its markets, fund operations and provide for working capital and service debt. VoiceStream continues to consider and expects to pursue additional sources of funding. Raising such additional funds will require VoiceStream or its subsidiaries to issue additional debt or equity, and VoiceStream cannot guarantee that such funds will be available on satisfactory terms or in adequate amounts to accomplish its objectives. VoiceStream presently carries a significant level of debt and anticipates that it will incur additional debt and continue to carry a significant level of debt for an indefinite period of time. VoiceStream anticipates that this additional debt, like its existing debt, will have certain restrictions that significantly limit or prohibit, among other things, the ability of VoiceStream to incur debt, make prepayments of debt, pay dividends, make investments and sell assets.


SIGNIFICANT COMPETITION IN THE MARKETPLACE MAY HINDER VOICESTREAM'S GROWTH


     Competition for wireless subscribers is based principally on the services and features offered, system quality, customer service, system coverage, system capacity, and price. VoiceStream competes with providers of PCS, cellular and other wireless services. Under current FCC rules, up to seven PCS licensees and two cellular licensees may operate in each geographic area. Competition in VoiceStream's markets is intense. VoiceStream's principal wireless services competitors include AirTouch Cellular Communications, Inc. ("AirTouch"), AT&T Wireless Services, Inc. ("AT&T Wireless"), Bell Atlantic Mobile ("Bell Atlantic"), GTE Mobilnet, Inc. ("GTE Mobilnet"), Sprint PCS L.P. ("Sprint PCS") and U.S. West Wireless LLC ("US West"). Many of these competitors have substantially greater financial, technical, marketing, sales and distribution resources than VoiceStream has, and several operate in multiple segments of the industry. Several of VoiceStream's competitors, through joint ventures and affiliation arrangements, operate or plan to operate nationwide wireless systems throughout the continental United States.

     VoiceStream also competes with paging, dispatch and conventional mobile telephone companies, resellers, and landline telephone service providers. In addition, Specialized Mobile Radio ("SMR") licensees, including Nextel Communications, Inc. ("NEXTEL"), operate digital mobile communications systems using existing SMR frequencies in many cities throughout the United States, including some of VoiceStream's markets. These systems, referred to as Enhanced Specialized Mobile Radio ("ESMR"), compete with VoiceStream's systems. Given rapid advances in the wireless communications industry, there is no assurance that new technologies will not evolve that will compete with VoiceStream's products and services.


LACK OF A CURRENT PUBLIC MARKET FOR VOICESTREAM COMMON STOCK MAKES THE FUTURE PERFORMANCE OF VOICESTREAM COMMON STOCK DIFFICULT TO PREDICT



     There is no current public market for VoiceStream common stock, and we cannot make any assurance as to the prices at which VoiceStream common stock will trade after the spin-off. Until VoiceStream common stock is distributed and an orderly market develops, the price at which VoiceStream common stock trades may fluctuate significantly. VoiceStream common stock will be traded on the Nasdaq Stock Market under the symbol VSTR.


THE COMBINED TRADING PRICE OF WESTERN WIRELESS AND VOICESTREAM COMMON STOCK AFTER THE SPIN-OFF IS UNCERTAIN

     As a result of the spin-off, you will own shares of Western Wireless and VoiceStream common stock, both of which will be listed and traded on the Nasdaq Stock Market. The combined trading price of the Western Wireless and VoiceStream common stock may be greater than, less than or equal to the trading price of Western Wireless common stock immediately prior to the spin-off.


VOICESTREAM HAS A LIMITED OPERATING HISTORY WITH OPERATING LOSSES AND NEGATIVE CASH FLOW AND MAY NOT BECOME PROFITABLE


     VoiceStream sustained operating losses of approximately $204.6 million in 1998, $196.9 million in 1997 and $81.8 million in 1996. At December 31, 1998,
VoiceStream had an accumulated deficit of $608.2 million and equity (net of the accumulated deficit) of $386.6 million. VoiceStream expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while it develops and constructs its systems and builds a subscriber base. VoiceStream cannot assure you that it will achieve or sustain profitability or positive cash flow from operating activities in the future or that it will generate sufficient cash flow to service its current or future debt requirements.

LACK OF NATIONAL GSM COVERAGE MAY HINDER VOICESTREAM'S GROWTH


     FCC technical standards for analog cellular systems assure nationwide compatibility between all cellular carriers and handsets. There is, however, no required nationwide technology standard for PCS operations. Accordingly, each PCS licensee is free to select among several competing, currently incompatible technologies. VoiceStream uses the GSM technical standard in its markets.


     In order for VoiceStream's subscribers to roam in other markets, either at least one PCS licensee in the other market must use the GSM standard, or subscribers must use dual-mode handsets compatible with a cellular system in the other market. Dual-mode handsets are more expensive than single-mode handsets. The comparatively higher cost, or the potential lack of consumer acceptance of such handsets, may prevent VoiceStream from retaining current subscribers or attracting new subscribers. VoiceStream and other PCS licensees who use GSM systems own licenses covering markets which represent over 90% of the U.S. population, as contrasted with PCS licensees who use other technology standards and own licenses that cover substantially all of the U.S. population. VoiceStream cannot assure you that PCS licensees who use GSM systems will successfully build out their markets, that those who currently utilize GSM will continue to use GSM, or that available licenses will be awarded to licensees who will build GSM systems. Accordingly, GSM systems may cover less of the U.S. population than competing standards.

     VoiceStream's principal PCS competitors use standards other than GSM. As a result, VoiceStream's subscribers may not be able to conveniently use PCS services while roaming in areas outside its markets. US West and Sprint PCS use PCS systems based on the Code Division Multiple Access ("CDMA") standard. AT&T Wireless and Southwestern Bell Wireless ("Southwestern Bell") use PCS systems based on the Time Division Multiple Access ("TDMA") standard. CDMA providers, including competitors in several of VoiceStream's markets, own licenses covering approximately 100% of the U.S. population. TDMA providers own licenses covering over 96% of the U.S. population. Certain major metropolitan areas (including Chicago and Dallas) may not be served by GSM providers unless licenses covering those areas are awarded to a GSM provider in certain upcoming FCC reauctions. There may also be delays in deploying GSM systems in other markets due to the financial constraints of certain GSM service providers. Accordingly, VoiceStream may have difficulty establishing a subscriber base and competing successfully with providers offering a larger coverage foot print or more extensive roaming capabilities.

VOICESTREAM IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, ANY CHANGE IN WHICH COULD AFFECT ITS BUILD-OUT PLAN OR FINANCIAL PERFORMANCE

     The licensing, construction, operation, acquisition and sale of wireless systems is regulated by the FCC. Changes in the regulation of such activities, including the issuance of new licenses, could adversely effect VoiceStream's operations.


     All PCS licenses are granted for a 10-year period. At the end of such period the licensee must apply for renewal. Licenses may be revoked by the FCC at any time for cause. All 30 MHz PCS licenses must be substantially built out within ten years after grant of the license. VoiceStream cannot assure you that its licenses will be renewed.


     VoiceStream must obtain a number of authorizations and permits from, and are subject to regulation by, certain federal, state and local governments. Certain operating costs are also affected by governmental actions that are beyond VoiceStream's control. VoiceStream cannot assure you that it will be able to obtain and retain all necessary governmental authorizations and permits. VoiceStream's failure to do so could negatively affect its existing operations and delay or prohibit proposed operations.


     The wireless communications industry is also subject to continually evolving regulation regarding issues such as the effect of wireless communications equipment on medical equipment and devices, cancer, and the interference between types of wireless systems. VoiceStream may be required to modify its business plans or operations as new regulations arise. VoiceStream cannot assure you that it will be able to do so in a cost effective manner, if at all.


VOICESTREAM'S LOSS OF ANY MEMBER OF ITS MANAGEMENT TEAM COULD AFFECT ITS FINANCIAL PERFORMANCE

     VoiceStream is dependent on the services of current management, including Mr. John W. Stanton as Chairman of the Board and Chief Executive Officer. Mr. Stanton will also continue to serve in such roles for Western Wireless. Losing the services of Mr. Stanton or other members of management could have a significant negative effect on its business. Qualified replacements may be difficult or impossible to find or retain. An event of default under VoiceStream's credit facility will occur if Mr. Stanton (or a suitable replacement) is not the Chairman of VoiceStream's Board of Directors.


THE IRS RULING COULD BE INVALID IF CERTAIN REPRESENTATIONS ARE INCORRECT


     On January 28, 1999, Western Wireless received from the IRS a ruling to the effect that the spin-off would qualify as a tax-free distribution to Western Wireless and its shareholders under the Internal Revenue Code of 1986 (the "Code"). The ruling is subject to certain factual representations made by Western Wireless to the IRS. If such factual representations are incorrect in a material respect, the ruling could become invalid. Western Wireless is not aware of any facts that would cause the representations to be incorrect.

     If the spin-off were not to qualify as a tax-free distribution, the fair market value of the shares of VoiceStream received by a Western Wireless shareholder would be taxable to such shareholder for federal income tax purposes as follows:

     - as a dividend, to the extent paid out of Western Wireless' current and accumulated earnings and profits allocable to such shareholder;

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

     - thereafter, as a non-taxable return of capital, to the extent of such shareholder's tax basis in its Western Wireless shares; and

     - thereafter, as capital gain (assuming such shareholder's Western Wireless Common Stock is held as a capital asset).

     In addition, Western Wireless would recognize a capital gain equal to the difference (if any) between the fair market value of the shares of VoiceStream distributed and Western Wireless' basis in such shares.


     Furthermore, under certain circumstances, Western Wireless may be required to recognize gain in connection with the spin-off as a result of future actions of Western Wireless or VoiceStream, or as a result of certain changes in ownership of Western Wireless' or VoiceStream's stock. Pursuant to a Tax Sharing Agreement entered into between Western Wireless and VoiceStream, Western Wireless and VoiceStream will each be solely responsible for the tax on any such gain arising from its own actions or a change in the ownership of its stock, and will equally share responsibility for the tax on any such gain where each of them has taken an action, or there has been a change in the ownership of each, giving rise to the tax. Such tax responsibility may discourage certain transactions involving an actual or potential change of control of VoiceStream, including transactions in which VoiceStream shareholders might receive a premium for their shares over the then-prevailing market price.



VOICESTREAM MUST RECEIVE DISTRIBUTIONS FROM ITS SUBSIDIARIES IN ORDER TO SERVICE ITS DEBT



     VoiceStream is a holding company as all of its assets and operations are held by or conducted through subsidiaries. Accordingly, VoiceStream relies on dividends from its subsidiaries to service any debt which it may incur. The payment of dividends by VoiceStream's subsidiaries and their repayment of loans and advances are subject to statutory, contractual and other restrictions. Such payments and repayments are also dependent upon the earnings of such subsidiaries and are subject to various business considerations. VoiceStream's inability to service its debt may have an adverse effect on the value of its common stock.



RADIO FREQUENCY EMISSIONS, GSM TECHNOLOGY AND USE OF MOBILE TELEPHONES MAY POSE HEALTH OR SAFETY CONCERNS



     Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage the use of wireless handsets, which would adversely affect VoiceStream's business.


     The first phase of a university study funded by the wireless industry found that digital technologies cause interference with hearing aids in certain instances. In addition, an industry group has announced that it is gathering information on possible interference by PCS standards with medical devices. The findings of studies like these could have an adverse effect on the wireless industry, VoiceStream's business, or the use of GSM technology. Such findings could lead to governmental regulations that may have an adverse effect on VoiceStream's business.


     Several states have proposed or enacted legislation which would prohibit the use and/or possession of a mobile telephone while driving an automobile. If such legislation is adopted in a substantial number of states and strictly enforced, it may have an adverse effect on VoiceStream's business.



CERTAIN LITIGATION COULD IMPOSE ADVERSE CONDITIONS UPON VOICESTREAM'S PCS
LICENSES



     All of the PCS licenses originally auctioned by the FCC, except certain licenses returned to the FCC, have been awarded by the FCC. Licensees are permitted to construct their PCS systems and begin operations. FCC Orders granting PCS licenses are final and non-appealable; however, a legal challenge to the validity of portions of the FCC auction is before the FCC. In the event such challenge is successful, PCS licensees could lose their licenses or have conditions imposed on them which could negatively affect VoiceStream's business.


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

A TAKE-OVER OF VOICESTREAM MAY BE DIFFICULT, IRRESPECTIVE OF WHETHER IT IS BENEFICIAL TO VOICESTREAM SHAREHOLDERS


     VoiceStream anticipates that certain principal shareholders of VoiceStream, including certain officers and directors of VoiceStream, will beneficially own 56,441,616 shares of outstanding VoiceStream common stock, which will represent approximately 60% of the outstanding shares of the VoiceStream common stock. Such shareholders will also be parties to a Voting Agreement. VoiceStream anticipates that the Voting Agreement will provide that these shareholders will agree to vote their shares for each other's designees, subject to certain ownership requirements, and that they will be able to control the election of the entire Board of Directors. This anticipated voting control and certain provisions of Washington law affecting acquisitions and business combinations applicable to VoiceStream may discourage certain transactions involving an actual or potential change of control of VoiceStream, including transactions in which VoiceStream shareholders might receive a premium for their shares over the then-prevailing market price. Such voting control and provisions of Washington law may also have a depressive effect on the market price for VoiceStream common stock.



VOICESTREAM'S OPERATIONS MAY BE HARMED IF VOICESTREAM'S OR ITS VENDORS' COMPUTER PROGRAMS DO NOT FUNCTION PROPERLY IN THE YEAR 2000



     VoiceStream, like most owners of computer software, will be required to modify significant portions of its software so that it will function properly in the year 2000. Any of VoiceStream's, or its vendors', computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. VoiceStream is currently remediating its critical systems to address the year 2000 issue. Critical systems are those whose failure poses a risk of disruption to VoiceStream's ability to provide wireless services, to collect revenues, to meet safety standards, or to comply with legal requirements. VoiceStream expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the year 2000. VoiceStream cannot assure you that the remediation of its critical systems will be complete by the year 2000.



     Much of VoiceStream's technology, including technology associated with its critical systems, is purchased from third parties. VoiceStream is dependent on those third parties to assess the impact of the year 2000 issue on the technology and services they supply and to take any necessary corrective action. VoiceStream's plan includes obtaining letters from all third parties to determine whether they have accurately assessed the problem and taken corrective action. VoiceStream cannot assure you that these third parties will have taken the necessary corrective action prior to the year 2000.



TO EXPAND, VOICESTREAM MUST RELY ON JOINT VENTURES THAT IT DOES NOT CONTROL



     Because of the scarcity of available PCS licenses covering U.S. urban markets, VoiceStream is in large part required to rely on joint ventures that it does not control in order to expand. There can be no assurance that VoiceStream will be able to find acceptable joint venture partners, and, due to the lack of control, there can be no assurance that any such joint venture will operate in a manner that increases the value of VoiceStream's business.


THIS INFORMATION STATEMENT INCLUDES FORWARD-LOOKING STATEMENTS AND WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS

     This Information Statement contains statements that are not based on historical fact, including the words "believes," "anticipates," "intends," "expects" and similar words. These statements constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include:

     - general economic and business conditions, both nationally and in the regions in which VoiceStream operates;

     - technology changes;

     - competition;

     - changes in business strategy or development plans;

     - VoiceStream's potentially high level of debt;

     - the ability to attract and retain qualified personnel;

     - existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

     - liability and other claims asserted against VoiceStream;

     - VoiceStream's ability and the ability of its third-party suppliers to take corrective action in a timely manner with respect to the Year 2000 issue; and


     - other factors referenced in this Information Statement, including without limitation under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of VoiceStream" and "Business of Western Wireless and VoiceStream after the Spin-off."


     GIVEN THESE UNCERTAINTIES, WE CAUTION PROSPECTIVE INVESTORS NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. VoiceStream disclaims any obligation to update any such factors or to publicly announce any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

                THE SPIN-OFF OF VOICESTREAM WIRELESS CORPORATION

GENERAL

     Western Wireless Corporation ("Western Wireless") intends to "spin-off" its 80.1% interest in its subsidiary, VoiceStream Wireless Corporation (collectively, with its subsidiaries, "VoiceStream"). In the spin-off transaction (the "Spin-off"), Western Wireless will distribute to its shareholders one share of common stock, no par value, of VoiceStream (the "VoiceStream Common Stock") for each share of Class A common stock, no par value, of Western Wireless (the "Class A Common Stock") and Class B common stock, no par value, of Western Wireless (the "Class B Common Stock") owned by each shareholder (Class A Common Stock and Class B Common Stock are referred to collectively as the "Western Wireless Common Stock"). After the Spin-off, VoiceStream will be a separate company, no longer owned in any way by Western Wireless, although there will be some overlapping management. See "-- Management of VoiceStream Following the Spin-off."


CONDITIONS TO THE SPIN-OFF



     The Spin-off is conditioned upon the satisfaction of certain conditions necessary to consummate the Spin-off. In particular, the VoiceStream Common Stock to be issued in the Spin-off must be listed on the Nasdaq Stock Market prior to the Spin-off. Additionally, Western Wireless and VoiceStream must furnish to the other all documents and certificates, including assignments and conveyances, necessary to consummate the Spin-off. Western Wireless does not believe that any material regulatory approvals will be required in connection with the Spin-off.



     Consent of holders of a majority in principal amount of each of Western Wireless' 10 1/2% Senior Subordinated Notes Due 2006 (the "2006 Notes") and
10 1/2% Senior Subordinated Notes Due 2007 (the "2007 Notes") is required to consummate the Spin-off. Western Wireless has obtained preliminary indications from beneficial owners of a majority in principal amount of both the 2006 Notes and the 2007 Notes that such Owners will so consent.


     The Western Wireless Board of Directors has the right to cancel or defer the Spin-off, in its sole discretion, even if the conditions to the Spin-off are met.

MANNER OF EFFECTING THE SPIN-OFF


     Following the Spin-off, each shareholder of record on the date of the Spin-off (the "Effective Date") will receive a VoiceStream stock certificate which represents the VoiceStream Common Stock owned by such shareholder. It is expected that May 1, 1999 will be the Effective Date. Shareholders that hold through brokerage and "street name" accounts should expect to receive an account statement from their brokerage firm reflecting the number of shares of VoiceStream Common Stock received by such shareholder in the Spin-off. Following the Spin-off, shareholders who hold through brokerage accounts may request physical certificates for their shares of VoiceStream Common Stock. Western Wireless will be required to notify the FCC of full details of the Spin-off within 30 days after the Effective Date.


     No holder of Western Wireless Common Stock will be required to pay any cash or other consideration for shares of VoiceStream Common Stock received in the Spin-off or to surrender or exchange shares of Western Wireless Common Stock in order to receive shares of VoiceStream Common Stock.

REASONS FOR THE SPIN-OFF

     Western Wireless and VoiceStream operate under different brand names in distinct segments of the wireless industry, having differences in their markets and capital requirements and requiring different business plans. Both companies believe that separating VoiceStream's urban-focused digital PCS business from Western Wireless' rural-focused cellular business will allow both companies to more readily expand their respective businesses, as well as pursue strategies and focus on objectives appropriate to their business.


     In connection with its determination to effect the Spin-off, Western Wireless considered certain factors that weighed against the Spin-off. These included, among others (i) as one entity the combined geographic area covered by VoiceStream's PCS systems and Western Wireless' cellular systems would be substantially greater than the geographic area covered by either of VoiceStream or Western Wireless as separate entities, and (ii) there would be certain administrative and other cost savings. Western Wireless determined that these factors were outweighed by the fact that the Spin-off was necessary in order to permit VoiceStream to expand its operations.



     While it is imperative for VoiceStream to expand its operations in order to remain competitive, because of the nature and character of the holders of PCS licenses, there are few licenses available for purchase in urban areas. However, one significant opportunity for VoiceStream to expand its PCS operations is to acquire interests in PCS licenses that are reserved for use by a small business or a specified minority group (a "Designated Entity"). In order to do this, Western Wireless and VoiceStream must enter into joint ventures with Designated Entities to make such acquisitions (since neither Western Wireless nor VoiceStream is itself a Designated Entity). In the past, some joint ventures have offered the respective Designated Entity the opportunity to make an equity investment in Western Wireless or VoiceStream. However, recently, Western Wireless and VoiceStream have encountered situations where the Designated Entity, desiring an investment in PCS rather than cellular services, requested publicly traded equity in VoiceStream provided that VoiceStream is not controlled by Western Wireless. Because VoiceStream needs these Designated Entities to expand its PCS business, it wishes to accommodate them. The Spin-off will provide an avenue for such accommodation.


     In addition, as a result of a series of auctions of wireless licenses by the FCC since 1994, the number of wireless service providers has grown from two wireless providers employing cellular technologies to as many as ten wireless providers, employing cellular, PCS and other technologies. The result has been the introduction of substantial new competition into the marketplace, including several companies that are attempting to develop national wireless telephone networks based on consistent national technology standards. In the face of strong downward pressure on calling rates resulting from this new competition, Western Wireless and VoiceStream must each expand using consistent technology in order to maintain and improve their cost structures and compete on a cost-effective basis with the national service providers.

     For Western Wireless, the Spin-off eliminates the operating losses associated with VoiceStream's significant investment in building out new systems, and positions Western Wireless as a wireless company in a mature segment of the industry with meaningful net operating income. Additionally, rather than using its positive net operating income to develop and expand VoiceStream's business, Western Wireless will be in a position to take advantage of cellular acquisition opportunities and to fund the international expansion plans of its subsidiary Western Wireless International Corporation.


RELATIONSHIP BETWEEN VOICESTREAM AND WESTERN WIRELESS PRIOR TO THE SPIN-OFF



     Although Western Wireless and VoiceStream have historically operated as separate companies, prior to the acquisition in February 1998 by Hutchison Telecommunications PCS (USA) Limited ("Hutchison USA") of a 19.9% interest in VoiceStream (the "Hutchison Investment"), VoiceStream was a wholly-owned subsidiary of Western Wireless. As a wholly-owned subsidiary, VoiceStream had secured favorable intercompany loans from Western Wireless, which loans bore interest on the long-term advances ranging between 8% and 11.1%. VoiceStream also relied upon the assets and cash flow of Western Wireless in securing loans from third parties, and VoiceStream and Western Wireless shared services of officers, employees and others. The salaries and benefits of such persons and other centralized general and administrative costs and assets were allocated between Western Wireless and VoiceStream in a manner which reflected the relative time devoted to each of the operational units.



     In connection with the Hutchison Investment Western Wireless converted to equity a portion of the loans Western Wireless had made to VoiceStream, which together with its other capital investments in VoiceStream equalled $750 million at the closing of the Hutchison Investment. VoiceStream also repaid to Western Wireless $105.4 million of indebtedness owed by VoiceStream to Western Wireless. In addition, VoiceStream and Western Wireless agreed that neither of them would have any liability regarding indebtedness of the other and VoiceStream and Western Wireless entered into their own credit arrangements with a separate syndicate of banks. Finally, VoiceStream entered into agreements with Western Wireless which, among other things, formalized the allocation of overhead costs and expenses, cash management and the tax sharing arrangements between Western Wireless and VoiceStream, as well as roaming arrangements on each other's systems. All of these agreements, except the tax sharing agreement, terminate on the Effective Date.



     At the time of the Hutchison Investment, Western Wireless and Hutchison USA entered into a shareholders agreement, which provides, among other things, for the following:



          (i) Hutchison USA has the right to designate two directors to a ten person VoiceStream Board of Directors with such number of directors being subject to increase or decrease depending upon increases or decreases in Hutchison USA's percentage ownership of VoiceStream;



          (ii) each of Western Wireless and Hutchison USA have certain rights of first offer or first refusal in the event the other proposes to sell its stock in VoiceStream under specified circumstances;



          (iii) Hutchison USA has certain tag along rights to sell its shares, and is subject to certain drag along obligations to sell its shares, if Western Wireless proposes to sell its stock in VoiceStream;



          (iv) each of Western Wireless and Hutchison USA have certain preemptive rights in connection with issuances by VoiceStream of equity securities;



          (v) Hutchison USA's consent would be required with respect to an initial public offering of VoiceStream stock during the 18 month period immediately following the purchase by Hutchison USA of the VoiceStream shares;



          (vi) Hutchison USA will have certain approval rights with respect to VoiceStream entering into employment contracts with certain members of senior management of Western Wireless and certain other transactions with affiliates; and



          (vii) Hutchison USA has certain demand and piggyback registration rights for its shares of VoiceStream Common Stock.



     In addition, Hutchison USA has the right to require a public sale of Hutchison USA's equity interest in VoiceStream or, in certain cases, to sell Hutchison USA's equity interest in VoiceStream to Western Wireless, if VoiceStream takes any of the following actions without Hutchison USA's consent:
(a) any incurrence of indebtedness in excess of $10 million in a single instance or $25 million in the aggregate in a fiscal year, other than pursuant to financing arrangements in effect at the date of the closing of the Hutchison Investment or as previously approved by Hutchison USA; (b) adoption of any annual capital expenditures budget, annual operating plan and budget or any material amendment to either thereof; (c) any acquisition of a PCS system or wireless telecommunications business (or interest therein) in a transaction or auction involving an aggregate acquisition cost in excess of $100 million; and
(d) any disposition of a PCS system or wireless telecommunications business (or interest therein) in a transaction involving an aggregate sales price in excess of $50 million.



     The shareholders agreement also sets forth the events which will trigger a termination of some or all of the foregoing rights and obligations, which events include a public sale of VoiceStream Common Stock or a spin-off resulting in a public float of at least 15% of the outstanding VoiceStream Common Stock, certain transfers by Hutchison USA of the VoiceStream Common Stock, dilution of Hutchison USA's ownership interest in VoiceStream below certain specified levels and certain mergers and other transactions.



     The only rights of Hutchison USA under such shareholder's agreement which survive the Spin-off are its preemptive rights, its demand and piggyback registration rights, and Hutchison USA's rights to transfer its right to designate directors and demand and piggy back registration rights to persons who acquire from Hutchison USA 50% or more of the shares of VoiceStream Common Stock purchased by Hutchison USA in the Hutchison Investment.



     In November 1997, an affiliate of Hutchison USA acquired 3,888,888 shares of Western Wireless Class A Common Stock for a purchase price of approximately $19 per share (approximately $74 million).



     Effective upon the Spin-off, Hutchison USA and certain other principal shareholders of VoiceStream will enter into an agreement whereby such shareholders agree to vote for each other's designees to the Board of Directors of VoiceStream. See "Voting Securities and Principal Holders
Thereof -- VoiceStream Voting Agreement."


AGREEMENT AND PLAN OF DISTRIBUTION; RELATIONSHIP BETWEEN WESTERN WIRELESS AND VOICESTREAM AFTER THE SPIN-OFF


     VoiceStream and Western Wireless have entered into an Agreement and Plan of Distribution (the "Distribution Agreement") which, in general, outlines the anticipated relationship between the two companies after the Spin-off. The following sets forth a summary of the material terms and provisions of the Distribution Agreement.


     ESTABLISHMENT OF VOICESTREAM BENEFIT AND COMPENSATION PLANS

     VoiceStream 401(k) Plan

     The Distribution Agreement contemplates that VoiceStream will establish a defined contribution 401(k) plan (the "VoiceStream 401(k) Plan") substantially similar to Western Wireless' 401(k) plan presently in effect. The VoiceStream 401(k) Plan will give participants credit for service as Western Wireless employees. After the Spin-off and the establishment of the VoiceStream 401(k) Plan, the account balances of participants in the VoiceStream 401(k) Plan will be transferred from Western Wireless' 401(k) plan to the VoiceStream 401(k) Plan.

     VoiceStream Stock Option Plan

     VoiceStream will establish a stock option plan (the "VoiceStream Stock Option Plan") substantially similar to Western Wireless' stock option plan presently in effect. As part of the Spin-off and pursuant to the Distribution Agreement, VoiceStream will issue new options and Western Wireless will amend its existing options in order to maintain for Western Wireless option holders the value of their existing stock options.

     Vested Western Wireless Options

     Individuals who hold vested options to purchase Western Wireless Common Stock ("Vested Western Wireless Options") will receive an equal number of vested options to purchase VoiceStream Common Stock ("Vested VoiceStream Options") which will be governed by the VoiceStream Stock Option Plan. The original exercise price of the Vested Western Wireless Options will then be allocated between the Vested Western Wireless Options and the Vested VoiceStream Options. This allocation will be pro rata, based upon the respective average daily last trade price of each of the Western Wireless Common Stock and the VoiceStream Common Stock during a period of ten trading days beginning the fifth trading day (the "Averaging Period") after the Effective Date. For example, if the original exercise price of an individual's Vested Western Wireless Options was $20.00, and during the Averaging Period the average daily last trade price of the Western Wireless Common Stock was $15.00 and the average daily last trade price of the VoiceStream Common Stock was $10.00 (a total for both of $25.00), then for Western Wireless the respective percentage of the total price for both would be 60% (15/25) and for VoiceStream the respective percentage of the total price for both would be 40% (10/25) and the exercise price for the Vested Western Wireless Options would be $20.00 x 60%, or $12.00, and the exercise price for the Vested VoiceStream Options would be $20.00 x 40%, or $8.00.


     Unvested Western Wireless Options


     Western Wireless Employees. Each individual who continues as a Western Wireless employee after the Spin-off and who holds options to purchase Western Wireless Common Stock that are not vested ("Unvested Western Wireless Options"), will surrender their Unvested Western Wireless Options and in replacement thereof will be granted by Western Wireless new unvested options to purchase a number of shares of Western Wireless Common Stock ("New Unvested Western Wireless Options"). The number of shares subject to the New Unvested Western Wireless Options shall be determined by multiplying the number of shares represented by the Unvested Western Wireless Options by a fraction, the numerator of which is the sum of the average daily last trade prices of both Western Wireless Common Stock and VoiceStream Common Stock during the Averaging Period, and the denominator of which is the average of the daily last trade prices of Western Wireless Common Stock during the Averaging Period. The new exercise price shall be determined by multiplying the exercise price for the Unvested Western Wireless Options by a fraction, the numerator of which is the average of the daily last trade prices of Western Wireless Common Stock during the Averaging Period, and the denominator of which is the sum of the average daily last trade prices of both Western Wireless Common Stock and VoiceStream Common Stock during the Averaging Period. For example, if the number of shares subject to the Unvested Western Wireless Options was 100 at an exercise price of $20.00, and during the Averaging Period the average daily last trade price of the Western Wireless Common Stock was $16.00 and the average daily last trade price of the VoiceStream Common Stock was $12.00, the number of shares subject to the New Unvested Western Wireless Options would be 175 (100 shares x $28.00/$16.00), and the exercise price for the New Unvested Western Wireless Options would be $11.43 ($20.00 x $16.00/$28.00). In addition, the vesting period and expiration date of the New Unvested Western Wireless Options will be the same as the Unvested Western Wireless Options.



     VoiceStream Employees. Each individual who becomes a VoiceStream employee at the time of the Spin-off who holds Unvested Western Wireless Options, will surrender their Unvested Western Wireless Options and in replacement thereof will be granted by VoiceStream unvested options to purchase a number of shares of VoiceStream Common Stock ("Unvested VoiceStream Options"). The number of shares subject to the Unvested VoiceStream Options shall be determined by multiplying the number of shares represented by the Unvested Western Wireless Options by a fraction, the numerator of which is the sum of the average daily last trade prices of both Western Wireless Common Stock and VoiceStream Common Stock during the Averaging Period, and the denominator of which is the average of the daily last trade prices of VoiceStream Common Stock during the Averaging Period. The new exercise price shall be determined by multiplying the exercise price for the Unvested Western Wireless Options by a fraction, the numerator of which is the average of the daily last trade prices of VoiceStream Common Stock during the Averaging Period, and the denominator of which is the sum of the average daily last trade prices of both Western Wireless Common Stock and VoiceStream Common Stock during the Averaging Period. For example, if the number of shares subject to the Unvested Western Wireless Options was 100 at an exercise price of $20, and during the Averaging Period the average daily last trade price of the Western Wireless Common Stock was $16.00 and the average daily last trade price of the VoiceStream Common Stock was $12.00, the number of shares subject to the Unvested VoiceStream Options would be 233 (100 shares x $28.00/$12.00), and the exercise price for the Unvested VoiceStream Options would be $8.57 ($20.00 x $12.00/$28.00). In addition, the vesting period and expiration date of the Unvested VoiceStream Options will be the same as the Unvested Western Wireless Options.

     Three executive officers (Messrs. Stanton, Guthrie and Bender) will be executive officers of Western Wireless and VoiceStream after the Spin-off. Their Unvested Western Wireless Options will be divided ratably between New Unvested Western Wireless Options and Unvested VoiceStream Options consistent with the above.

     VoiceStream Restricted Stock Plan

     VoiceStream will establish a restricted stock plan (the "VoiceStream Restricted Stock Plan") substantially similar to Western Wireless' restricted stock option plan presently in effect. All individuals who hold restricted Western Wireless Common Stock on the Effective Date, will receive an equal number of restricted shares of VoiceStream Common Stock in the Spin-off, which shall be governed by the VoiceStream Restricted Stock Plan.

     VoiceStream Stock Purchase Plan

     VoiceStream will establish an employee stock purchase plan substantially similar to Western Wireless's employee stock purchase plan presently in effect. VoiceStream will fund this plan with VoiceStream Common Stock.

     ADMINISTRATIVE SERVICES

     Western Wireless and VoiceStream expect to provide their own administrative services after the Spin-off. However, for a period of up to twelve months after the Spin-off, Western Wireless and VoiceStream will generally make their employees available to each other as necessary to support the activities of each party in areas including, without limitation, accounting, tax and legal advice and services and human resources.

     The party rendering these services will be entitled to receive from the other, upon the presentation of invoices therefor, payment for its reasonable costs and expenses incurred in providing such services.

     PAYMENT OF INSURANCE CLAIMS

     Western Wireless currently maintains insurance policies that provide coverage for each of Western Wireless' business and VoiceStream's business. Certain of these policies are "claims made" policies and these must be in place both at the time of occurrence of the insured loss and at the time a resulting claim is made. In order to ensure continuity of coverage of these "claims made" policies, Western Wireless will purchase so-called "run-off" coverage for a minimum time of 3 years following the Spin-off. The responsibility for the premiums associated with the "run-off" policies shall be shared equally by Western Wireless and VoiceStream.


     Western Wireless and VoiceStream are aware there are and may be a number of occurrences before the Effective Date involving the activities of VoiceStream's business for which claims have been or may be made ("Incurred Claims"), and are aware that additional Incurred Claims involving the activities of VoiceStream's business may come to light which will result in insurance claims under either "claims made" or "claims accrued" policies covering the combined businesses. Western Wireless will promptly notify VoiceStream of any such Incurred Claims asserted against Western Wireless relating in whole or in part to VoiceStream's business. VoiceStream will promptly notify Western Wireless of any Incurred Claims asserted against VoiceStream or the VoiceStream Subsidiaries which VoiceStream reasonably believes are covered by such policies covering the combined businesses. VoiceStream will have the responsibility of administering, defending and settling all such Incurred Claims which relate solely to VoiceStream's business. VoiceStream and Western Wireless will jointly and cooperatively administer, defend and settle all such Incurred Claims that relate to both of VoiceStream's and Western Wireless' businesses. Any self-insured portion of Incurred Claims and the costs of defending such Incurred Claims shall be borne by VoiceStream in proportion to the extent to which the Incurred Claim relates to VoiceStream's business. In connection with Incurred Claims covered by insurance, Western Wireless will promptly transfer to VoiceStream any funds proportionally due to VoiceStream that are received by Western Wireless in connection with the settlement of Incurred Claims.

     Except for the "run-off" policies described above, Western Wireless and VoiceStream will each obtain insurance policies relating to its respective business.

     INDEMNIFICATION

     Pursuant to the Distribution Agreement, VoiceStream will continue to remain liable for all liabilities and obligations of VoiceStream and will also assume any Western Wireless' liabilities, obligations, lawsuits and administrative investigations relating to or arising from VoiceStream's domestic PCS business and urban LMDS business (collectively, the "VoiceStream Liabilities"). Western Wireless will continue to be liable for all the liabilities, obligations, lawsuits and administrative investigations relating to or arising from all business of Western Wireless other than VoiceStream's domestic PCS business and urban LMDS business (collectively, the "Western Wireless Liabilities"). VoiceStream and Western Wireless will each be responsible for its own "Distribution Liabilities" (defined as expenses, costs, liabilities or investment tax credit recapture, directly related to the Spin-off) which are incurred or accrued prior to the Spin-off. Western Wireless and VoiceStream will share in the same percentage as their respective market capitalizations determined during the Averaging Period (i) any Distribution Liabilities incurred or accrued after the Spin-off, and (ii) any liabilities which are not specifically assumed by either party and are neither VoiceStream Liabilities nor Western Wireless Liabilities.

     VoiceStream will indemnify Western Wireless and its officers, directors, employees, agents and affiliates from and against any and all losses, liabilities, claims, damages, costs and expenses arising out of or related in any manner to the VoiceStream Liabilities and any and all liabilities of Western Wireless pursuant to any obligations of Western Wireless to the extent the same have been specifically assumed by VoiceStream in writing. Western Wireless will indemnify VoiceStream similarly.

     USE OF THE "VOICESTREAM" AND "WESTERN WIRELESS" NAMES

     Western Wireless will discontinue and cause each of its remaining subsidiaries to discontinue all use of the name "VoiceStream." VoiceStream will discontinue and will cause each of its subsidiaries to discontinue all use of the names "Western Wireless" and "Cellular One." Additionally, each company will remove the other's name from its name and business as well as from the name and business of each such subsidiary as promptly as is reasonably practicable.


     SPECTRUM ALLOCATION, NON-COMPETITION AND ROAMING



     Prior to the Effective Date, Western Wireless and VoiceStream will enter into a Spectrum Allocation and Non-Competition Agreement whereby for a period of three years after the Effective Date (i) Western Wireless agrees not to pursue any PCS opportunity unless it first presents such opportunity to VoiceStream and VoiceStream determines not to pursue, or discontinues the pursuit of, such opportunity; (ii) Western Wireless agrees that if it acquires businesses or assets which include both cellular and PCS assets, it will offer VoiceStream the opportunity to buy the PCS assets so acquired at the allocable portion of the purchase price paid for such assets; (iii) VoiceStream agrees not to pursue any cellular opportunity unless it first presents such opportunity to Western Wireless and Western Wireless determines not to pursue, or discontinues the pursuit of, such opportunity; (iv) VoiceStream agrees that if it acquires businesses or assets which include both cellular and PCS assets, it will offer Western Wireless the opportunity to buy the cellular assets so acquired at the allocable portion of the purchase price paid for such assets; (v) Western Wireless and VoiceStream agree that with respect to any wireless telephone opportunity that is neither cellular nor PCS, they will share such opportunity on an equal basis, unless they agree to another arrangement; (vi) Western Wireless agrees that it will not provide or resell wireless telephony services in any portion of the geographic area in which VoiceStream provides wireless telephony services, except in any geographic area in which Western Wireless provides those services on the Effective Date or as otherwise mutually agreed to; (vii) VoiceStream agrees that it will not provide or resell wireless telephony services in any portion of the geographic area in which Western Wireless provides wireless telephony services, except in any geographic area in which VoiceStream provides those services on the Effective Date or as otherwise mutually agreed to; and (viii) Western Wireless and VoiceStream agree not to solicit each other's employees. Pursuant to a roaming agreement, each of VoiceStream and Western Wireless will continue to permit the other's customers to roam on its systems.


     OTHER PROVISIONS

     The Distribution Agreement also includes provisions relating to: (i) sharing of occupancy expenses; (ii) allocating liability with respect to pending litigation and other potentially significant obligations; and (iii) responsibilities with respect to tax audits and computation of tax adjustments.


TAX SHARING AGREEMENT



     Western Wireless and VoiceStream are parties to a Tax Sharing Agreement which, among other things, provides for payments between Western Wireless and VoiceStream in respect of the net tax operating losses generated by one company and its affiliates which are used to offset taxable income generated by the other company and its affiliates. Pursuant to this agreement, it is anticipated that VoiceStream will make a payment not to exceed $20,000,000 to Western Wireless in respect of VoiceStream's net operating losses generated prior to 1997. The actual amount of such payment will be determined in part by Western Wireless' operating results through the Effective Date.



     In addition, pursuant to the Tax Sharing Agreement, Western Wireless has agreed to be solely responsible for any taxes imposed on it under Section 355(e) of the Code as a result of (i) any violation of the representations made by it to the IRS related to the Spin-off, (ii) certain actions taken by it following the Spin-off, or (iii) changes in its stock ownership. Similarly, VoiceStream has agreed to be solely responsible for any taxes imposed on Western Wireless under Section 355(e) of the Code as a result of (i) any violation following the Spin-off of the representations made concerning it to the IRS related to the Spin-off, (ii) certain actions taken by it following the Spin-off, or (iii) changes in its stock ownership. Western Wireless and VoiceStream have agreed to be equally responsible for any taxes imposed on Western Wireless under Section 355(e) of the Code where each of them has taken an action, or there has been a change in the stock ownership of each, giving rise to such tax. In addition, Western Wireless and VoiceStream each has agreed that if it claims a deduction under the Code with respect to the issuance of stock by the other party pursuant to the exercise of an employee stock option, it will compensate the other party for such deduction. Section 355(e) of the Code is discussed under the heading "Material Federal Income Tax Consequences of the Spin-off."

MANAGEMENT OF VOICESTREAM FOLLOWING THE SPIN-OFF



     After the Spin-off, the following officers and directors shall serve
VoiceStream:



                    NAME                                           POSITION
                    ----                                           --------
John W. Stanton..............................    Chairman, Director and Chief Executive
                                                 Officer
Robert R. Stapleton..........................    President and Director
Donald Guthrie...............................    Vice Chairman and Director
Cregg B. Baumbaugh...........................    Executive Vice President -- Finance, Strategy
                                                 and Development
Alan R. Bender...............................    Executive Vice President, General Counsel and
                                                 Secretary
Robert P. Dotson.............................    Senior Vice President -- Marketing
Timothy R. Wong..............................    Senior Vice President -- Engineering
Patricia L. Miller...........................    Vice President, Controller and Principal
                                                 Accounting Officer
John L. Bunce, Jr. ..........................    Director
Mitchell R. Cohen............................    Director
Daniel J. Evans..............................    Director
Canning Fok..................................    Director
Jonathan M. Nelson...........................    Director
Terence M. O'Toole...........................    Director
Hans R. Snook................................    Director



     After the Spin-off, Messrs. Bunce, Cohen, Evans, Nelson, O'Toole and Stanton will also be directors of Western Wireless. In addition, Mr. Stanton, and for a transition period following the Spin-off, Messrs. Guthrie and Bender will also be executive officers of Western Wireless.


BOARD AND SHAREHOLDER APPROVAL; APPRAISAL RIGHTS

     The Western Wireless Board of Directors has unanimously approved the Spin-off after careful consideration. Western Wireless will not hold a meeting or solicit proxies for the Spin-off, as no approval of the Western Wireless shareholders is required under Washington law.

     Additionally, under Washington law, Western Wireless shareholders have no right to an appraisal of the value of their shares in connection with the Spin-off.


OUTSIDE CONSULTANTS


     Neither Western Wireless nor VoiceStream has engaged a consultant or other outside party to prepare a report, opinion or appraisal with respect to the Spin-off.

ACCOUNTING TREATMENT

     As part of the Spin-off, Western Wireless will restate its consolidated financial statements to reflect VoiceStream as a discontinued operation.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF


     The following discussion summarizes the material U.S. federal income tax consequences of the Spin-off that affect Western Wireless and its shareholders. This discussion is based on current provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. The following discussion summarizes the material U.S. federal income tax issues raised by the Spin-off and does not reflect either the special circumstances that may be relevant to a particular shareholder or the effect of the Spin-off under the tax laws of any state, local or foreign jurisdiction.

     On January 28, 1999, Western Wireless received a ruling from the IRS to the following effect:

     - Western Wireless shareholders will not recognize any income, gain or loss as a result of the Spin-off under Section 355 of the Code.

     - The tax basis of the Western Wireless Common Stock and the VoiceStream Common Stock held by a shareholder after the Spin-off will be the same as the aggregate tax basis of the Western Wireless Common Stock held by such shareholder before the Spin-off, allocated between the Western Wireless Common Stock and the VoiceStream Common Stock in accordance with the fair market value of such shares.


     - The holding period for each share of VoiceStream Common Stock received in the Spin-off by a Western Wireless shareholder will include the period during which such holder held the share of Western Wireless Common Stock with respect to which the VoiceStream Common Stock was distributed, provided that such share of Western Wireless Common Stock is held as a capital asset by such shareholder on the Effective Date.



     - No gain or loss will be recognized by Western Wireless upon the Spin-off.


     The ruling is subject to certain factual representations made by Western Wireless to the IRS. If such factual representations are incorrect in a material respect, the ruling could become invalid. Western Wireless is not aware of any facts which would cause the representations to be incorrect.


     In addition, notwithstanding the IRS ruling, in the event that Western Wireless distributes shares of VoiceStream Common Stock in the Spin-off to foreign persons, Western Wireless may be required to recognize gain (but not loss) in respect of the stock distributed to such shareholder. At this time, Western Wireless anticipates that the gain, if any, required to be recognized as a result of such a distribution would be substantially offset by the net operating loss carryovers of Western Wireless.



     If the Spin-off were not to qualify as a tax-free distribution, the fair market value of the shares of VoiceStream Common Stock received by a Western Wireless shareholder would be taxable to the shareholder as follows: (i) as a dividend, to the extent paid out of Western Wireless' current and accumulated earnings and profits allocable to such shareholder, (ii) thereafter, as a non-taxable return of capital to the extent of such shareholder's tax basis in its Western Wireless shares, and (iii) thereafter, as capital gain (assuming such shareholder's Western Wireless Common Stock is held as a capital asset). The tax basis of the shares of Western Wireless held by Western Wireless shareholders after the Spin-off would be reduced by the portion of the distribution, if any, which was treated as a non-taxable return of capital and the tax basis of the shares of VoiceStream would be equal to their fair market value on the Effective Date. In addition, Western Wireless would recognize a capital gain equal to the difference (if any) between the fair market value of the shares of VoiceStream distributed and Western Wireless' basis in such shares.


     Current Treasury Regulations require each holder of Western Wireless Common Stock who receives shares of VoiceStream Common Stock pursuant to the Spin-off to attach to his or her U.S. federal income tax return for the year in which the Spin-off occurs a statement setting forth such data as may be appropriate in order to show the applicability of Section 355 to the Spin-off. Shareholders may detach the statement below under "IRS Code Section 355 Statement" for such purpose.


     Section 355(e) of the Code generally provides that a distribution by a corporation of the stock of a subsidiary corporation which is otherwise tax-free will be taxable to the distributing corporation (but not to its shareholders) under certain circumstances. This provision applies to any distribution that is part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50 percent or greater interest (by vote or value) in either such corporation (a "50% Ownership Shift"). Any 50% Ownership Shift that occurs within the four-year period beginning two years before the distribution will be presumed to be pursuant to such a plan or series of related transactions. However, the presumption may be rebutted by a showing that the distribution and the 50% Ownership Shift are not part of a plan or series of related transactions.

     Among the factual representations made by Western Wireless to the IRS in connection with the ruling received from the IRS is that the Spin-off is not part of such a plan or series of related transactions. If Western Wireless or VoiceStream were to undergo a 50% Ownership Shift, particularly as the result of events occurring within two years after the Effective Date, there can be no assurance that the IRS would not assert that the Spin-off and such 50% ownership shift occurred pursuant to a plan or series of related transactions and therefore that the Spin-off is taxable under Section 355(e) of the Code.



     If the Spin-off were taxable under Section 355(e) of the Code, Western Wireless would recognize capital gain equal to the difference between the fair market value of the stock of VoiceStream and Western Wireless' adjusted tax basis in such stock (to the extent not otherwise recognized). The amount of such gain and the resulting tax liability would depend on the fair market value of the VoiceStream Common Stock at the time of the Spin-off and could be material. VoiceStream and Western Wireless have entered into an agreement which allocates responsibility for any Western Wireless tax liability in the event the Spin-off does not qualify under Section 355 of the Code (including by reason of the application of Section 355(e) of the Code).



     THE SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE MAY NOT BE APPLICABLE TO SHAREHOLDERS WHO RECEIVED THEIR SHARES OF WESTERN WIRELESS THROUGH THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. ALL SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO THEM, INCLUDING THE APPLICABILITY OF STATE, LOCAL AND FOREIGN TAX LAWS.

IRS CODE SECTION 355 STATEMENT (DETACH OR COPY AND ATTACH TO 1999 U.S. TAX
RETURN)

     The undersigned, a shareholder owning shares of Western Wireless Corporation during the 1999 calendar year, received a distribution of stock in a controlled corporation pursuant to Section 355. The names and addresses of the corporations involved are Western Wireless Corporation, 3650 131st Avenue S.E., Bellevue, Washington, 98006 ("Parent"), and VoiceStream Wireless Corporation, 3650 131st Avenue S.E., Bellevue, Washington, 98006 ("VoiceStream"). No stock or securities in Parent was surrendered by the undersigned. By letter agreement dated January 28, 1999, the IRS ruled that the distribution of shares of VoiceStream by Parent was a non-taxable Section 355 corporate transaction.

                                          --------------------------------------
                                             Shareholder (name and signature)

       BUSINESSES OF WESTERN WIRELESS AND VOICESTREAM AFTER THE SPIN-OFF

     After the Spin-off, Western Wireless and VoiceStream will operate as separate businesses. Western Wireless will continue to operate domestic cellular services, paging and competitive local exchange services in select U.S. markets and international telecommunications operations through joint ventures. VoiceStream will continue to operate its PCS business in urban areas in the United States.

BACKGROUND

THE WIRELESS COMMUNICATIONS INDUSTRY

  Overview

     Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular, PCS and ESMR networks. Each such application is licensed in a distinct radio frequency block.

     Since its introduction in 1983, wireless service has grown dramatically. As of June 30, 1998, according to the Cellular Telecommunications Industry Association ("CTIA") there were over 60.8 million wireless subscribers in the United States, representing a penetration rate of 22.4%.


     In the wireless communications industry, there are two principal frequency bands licensed by the FCC for transmitting two way voice and data signals, "cellular" and "PCS." Cellular systems are generated at 824 to 899 MHz and can be either analog or digital. Although all cellular systems provide analog capabilities, digital technology has been introduced by most carriers in urban markets. Analog technology has several limitations, including lack of privacy and limited capacity. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy, and robust data transmission features, such as "mobile office" applications (including facsimile, electronic mail and wireless connections to computer/data networks, including the Internet). See "-- Operation of Wireless Communications Systems."


     PCS is a term commonly used in the United States to describe a portion of radio spectrum from 1850 to 1990 MHz. PCS spectrum was auctioned by the FCC in six frequency blocks (A-F) beginning with the A and B Blocks in late 1994 and 1995. In late 1995 and in 1996 the C Block was auctioned and the FCC concluded simultaneous auctions of the D, E and F Blocks in 1997. In 1999, the FCC intends to reauction portions of the C, D, E and F Blocks returned to the FCC. This portion of radio spectrum is to be used by PCS licensees to provide wireless communications services. PCS competes directly with existing cellular telephone, paging and specialized mobile radio services. PCS also includes features that are not generally offered by analog cellular providers, such as data transmissions to and from computers, advanced paging services and facsimile services. In addition, wireless providers may eventually offer mass market wireless local loop applications in competition with wired local communications services. See "-- Governmental Regulation" for a discussion of the FCC auction process and allocation of wireless licenses.

  Operation of Wireless Communications Systems

     Wireless communications system service areas, whether cellular or PCS, are divided into multiple cells. Due to the frequencies in which they operate, a single cell in a cellular system generally transmits over a wider radius than a comparable PCS cell. In both cellular and PCS systems, each cell contains a transmitter, a receiver and signaling equipment (the "Cell Site"). The Cell Site is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the wireless communications system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance telephone carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers, thereby integrating their system with the existing landline communications system.

     Because the signal strength of a transmission between a handset and a Cell Site declines as the handset moves away from the Cell Site, the switching office and the Cell Site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another Cell Site where the signal strength is stronger. If a handset leaves the service area of a cellular or PCS system, the call is disconnected unless there is a technical connection with the adjacent system.

     Wireless system operators normally agree to provide service to subscribers from other compatible wireless systems who are temporarily located in or traveling through their service areas in a practice called "roaming." Agreements among system operators provide that the carrier that normally provides services to the roaming subscriber pays the serving carrier at rates prescribed by the serving carrier. Analog cellular handsets are functionally compatible with cellular systems in all markets within the United States. As a result, analog cellular handsets may be used wherever a subscriber is located, as long as a cellular system is operational in the area and necessary roaming arrangements exist. Although PCS and cellular systems utilize similar technologies and hardware, they operate on different frequencies and use different technical and network standards. Dual mode phones, however, make it possible for users of one type of system to "roam" on a different type of system outside of their service area.


     PCS systems operate under one of three principal digital signal transmission technologies, or standards, that have been deployed by various operators and vendors for use in PCS systems: GSM, TDMA or CDMA. GSM is the most widely used digital wireless standard in the world serving over 120 million subscribers in approximately 130 countries. A benefit associated with GSM technology is its use of an open system architecture that allows operators to purchase network equipment from a variety of vendors that share standard interfaces for operation. See "Risk Factors -- Lack of National GSM Coverage May Hinder VoiceStream's Growth."


     GSM and TDMA are both based upon time-division of spectrum and are currently incompatible with each other and with CDMA. Accordingly, a subscriber of a system that utilizes GSM technology is currently unable to use a GSM handset when traveling in an area not served by GSM-based PCS operators, unless the subscriber carries a dual-mode handset that permits the subscriber to use the analog cellular system in that area. Under a memorandum of understanding between GSM operators in the United States and Canada and the association of TDMA operators in the United States and Canada, there are plans to promote the interoperability of GSM and TDMA standards.

     The TDMA-based PCS standard offers the same features and services offered by the time division-based digital cellular standard currently in use by certain cellular operators in the United States, including AT&T Wireless and Southwestern Bell. Both the CDMA- and TDMA-based PCS standards use a closed system architecture that will limit PCS operators' choices of equipment vendors. The CDMA standard is the most widely adopted digital standard in the United States. CDMA-based PCS systems offer the same features and services offered by CDMA-based cellular systems.

THE BUSINESS OF WESTERN WIRELESS


     Western Wireless operates high quality cellular systems in 17 western states, serving over 660,000 cellular subscribers under the Cellular One(R) brand name. To support its rapidly growing subscriber base, Western Wireless operates and maintains extensive centralized management, back office functions and a call center in the state of Washington. Western Wireless also operates paging systems in eight western states serving 35,900 paging customers at December 31, 1998.


     Through international joint ventures, Western Wireless has interests in (and in certain cases manages) wireless licenses in certain foreign countries, including Ghana, Iceland, Haiti, Croatia and the Republics of Latvia and Georgia. In addition, Western Wireless has interests in entities which have made wireless license applications in certain other foreign countries. A joint venture which Western Wireless controls has been notified by the Irish Government that it is the preferred applicant for a DCS-1800/GSM 900 mobile communication license in Ireland. The license has not yet been issued, as the determination by the Irish Government is subject to a pending proceeding.

     For additional information with respect to Western Wireless' business and operations, please see the documents incorporated herein by reference. See "Documents Incorporated by Reference" and "Additional Information."

THE BUSINESS OF VOICESTREAM

GENERAL


     VoiceStream provides PCS services under the VoiceStream brand name in 11 urban markets -- Denver, Seattle/Tacoma, Phoenix/Tucson, Portland, Salt Lake City, Des Moines, Oklahoma City, Honolulu, El Paso, Albuquerque and Boise -- and is currently constructing systems in San Antonio and Austin. VoiceStream holds 107 broadband PCS licenses covering approximately 62.6 million persons. VoiceStream has experienced rapid growth of its operations since commencement in February 1996. VoiceStream's subscribers have grown to 322,400 at December 31, 1998, and revenues have grown to $168.0 million for the year ended December 31, 1998. VoiceStream believes these results reflect the strong demand for wireless services in its markets, the success of its marketing strategy and its management capabilities.


     VoiceStream believes its PCS service offerings are more extensive than those generally offered by cellular systems in VoiceStream's markets. Service offerings include all of the services typically provided by cellular systems, as well as paging, caller identification, text messaging, smart cards, voice mail, over-the-air activation and over-the-air subscriber profile management.

     VoiceStream's goal is to achieve significant market penetration by aggressively marketing competitively priced services under its proprietary VoiceStream brand name, offering enhanced services not generally provided by cellular operators and providing superior customer service. In addition, VoiceStream is well-positioned to be a low-cost provider of PCS services by utilizing centralized management, marketing, billing and customer service functions, and by focusing on efficient customer acquisition and retention.

     VoiceStream selected GSM as the digital standard for its PCS systems because it believes GSM has significant advantages over the other competing digital standards. These advantages include the widest array of features, and an open system architecture that provides cost advantages in choosing from a variety of equipment options and providers, which result from the experience of years of proven operability in Europe and Asia. GSM is the leading digital wireless standard in the world, with over 120 million customers in 130 countries.


     VoiceStream has entered into roaming agreements with substantially all of the licensees that have deployed the GSM standard in North America. Such agreements will allow VoiceStream's subscribers to roam in these carriers' PCS markets, and vice versa, when such systems are operational. VoiceStream also has approximately 90 reciprocal roaming agreements with a variety of international carriers who have chosen to deploy the GSM standard. In addition, VoiceStream has entered into roaming agreements with several cellular carriers, including Western Wireless.


STRATEGY

     VoiceStream's principal focus is on the operation of PCS systems in urban markets in the United States. VoiceStream believes that PCS is the optimum technology for more densely populated urban areas where cellular systems are generally more expensive to deploy and face potential capacity constraints.

     VoiceStream's operating strategy is to: (i) construct and operate high quality systems with extensive coverage in urban areas; (ii) expand operations through increased subscriber growth and usage; (iii) utilize centralized management, back office functions and its own salesforce to improve operating efficiencies and generate greater economies of scale; and (iv) acquire additional PCS licenses in urban markets.

     VoiceStream is implementing its strategy by: (i) expanding its present systems and building new systems; (ii) offering a targeted range of products to complement today's business and personal lifestyles at competitive prices; (iii) continually upgrading the quality of its network; (iv) establishing brand recognition through a strong sales and marketing program; and (v) providing a superior level of customer service.

FORMATION


     VoiceStream was formed in 1994 as "Western PCS Corporation" to participate on behalf of Western Wireless and its shareholders in FCC auctions of various PCS licenses. It was a wholly owned subsidiary of Western Wireless until the Hutchison Investment.



VOICESTREAM EMPLOYEES AND LABOR RELATIONS



     VoiceStream considers its labor relations to be good and, to VoiceStream's knowledge, none of its employees is covered by a collective bargaining agreement. As of December 31, 1998, VoiceStream employed a total of approximately 1,834 people in the following areas:



                                                              NUMBER OF
                          CATEGORY                            EMPLOYEES
                          --------                            ---------
Sales and marketing.........................................     771
Engineering.................................................     269
General and administration, including customer service......     794


MARKETS AND SYSTEMS


     VoiceStream owns 107 broadband PCS licenses, seven of which are for Major Trading Area ("MTA") license areas and 100 of which are for Basic Trading Area ("BTA") license areas, covering a total of approximately 62.6 million persons. See "-- Governmental Regulation, Licensing of PCS Systems." MTA and BTA are terms used by the FCC to define licensed market areas and are based on the Rand McNally 1992 Commercial Atlas & Marketing Guide, 123rd Edition, at pages 38 - 39 ("BTA/MTA Map"). Rand McNally organizes the 50 states and the District of Columbia into 47 MTAs and 487 BTAs. The BTA/MTA Map is available for public inspection at the Office of Engineering and Technology's Technical Information Center, 2000 M Street, NW, Washington, DC 20554.



     VoiceStream obtained its licenses as follows: (i) six MTA licenses in the FCC's A Block auction in 1995; (ii) one MTA license from another carrier in 1996; (iii) 92 BTA licenses in the FCC's D and E Block auctions in 1997; and
(iv) eight BTA licenses from another carrier in October 1997. Cook Inlet Western Wireless PV/SS PCS, LP ("Cook Inlet PCS"), in which VoiceStream owns a 49.9% limited partnership interest, owns 18 PCS BTA licenses that were acquired in the FCC's C and F Block auctions. Cook Inlet PCS provides service in the Spokane, Tulsa, Phoenix/Tucson and Seattle/Tacoma markets. VoiceStream has also formed another joint venture with some of the same Cook Inlet PCS partners to participate in the FCC's reauction of C and F Block licenses. Through other joint ventures in which VoiceStream has an interest, PCS service is available in the Wichita market and certain markets in Iowa, and is anticipated to be available in certain markets in southern Texas in 1999. All of these operational markets use the internationally-proven GSM technology.

     Unless the context otherwise requires, when used herein, with respect to a licensed area, "persons" and "population" are interchangeable and refer to the aggregate number of persons located in such licensed area. Persons and population data are estimated for 1999 based upon 1998 estimates by Equifax Marketing Decision Systems, Inc. ("Equifax") adjusted by VoiceStream by applying Equifax's growth factors from 1997 to 1998.

                    MTA/BTA LICENSE AREA                      POPULATION   BLOCK      MHZ
                    --------------------                      ----------   -----   ---------
DENVER
  Casper-Gillette...........................................     140,000       B      30 MHz
  Cheyenne..................................................     109,000       B      30 MHz
  Colorado Springs..........................................     513,000       B      30 MHz
  Denver....................................................   2,478,000       B      30 MHz
  Fort Collins..............................................     231,000       B      30 MHz
  Grand Junction............................................     233,000       B      30 MHz
  Greeley...................................................     160,000       B      30 MHz
  Pueblo....................................................     299,000       B      30 MHz
  Rapid City................................................     194,000       B      30 MHz
  Riverton..................................................      49,000       B      30 MHz
  Rock Springs..............................................      59,000       B      30 MHz
  Scottsbluff...............................................     101,000       B      30 MHz
                                                              ----------
                                                               4,566,000
SEATTLE
  Olympia-Centralia.........................................     327,000       E      10 MHz
  Seattle-Tacoma............................................   3,090,000       E      10 MHz
                                                              ----------
                                                               3,417,000
PHOENIX
  Flagstaff.................................................     119,000       D      10 MHz
  Nogales...................................................      40,000       D      10 MHz
  Phoenix...................................................   3,191,000       D      10 MHz
  Prescott..................................................     153,000       D      10 MHz
  Sierra Vista-Douglas......................................     114,000       D      10 MHz
  Tucson....................................................     807,000       D      10 MHz
  Yuma......................................................     126,000       D      10 MHz
                                                              ----------
                                                               4,550,000
PORTLAND
  Bend......................................................     141,000       A      30 MHz
  Coos Bay-North Bend.......................................      84,000       A      30 MHz
  Eugene-Springfield........................................     312,000       A      30 MHz
  Klamath Falls.............................................      81,000       A      30 MHz
  Longview..................................................      96,000       A      30 MHz
  Medford-Grants Pass.......................................     249,000       A      30 MHz
  Portland..................................................   2,041,000       A      30 MHz
  Roseburg..................................................     103,000       A      30 MHz
  Salem-Albany..............................................     514,000       A      30 MHz
                                                              ----------
                                                               3,621,000

                    MTA/BTA LICENSE AREA                      POPULATION   BLOCK      MHZ
                    --------------------                      ----------   -----   ---------
SALT LAKE CITY
  Logan.....................................................     101,000       A      30 MHz
  Provo-Orem................................................     358,000       A      30 MHz
  Salt Lake City............................................   1,554,000       A      30 MHz
  St. George................................................     129,000    A, E      40 MHz
  Boise-Nampa...............................................     538,000       A      30 MHz
  Idaho Falls...............................................     211,000       A      30 MHz
  Pocatello.................................................     102,000       A      30 MHz
  Twin Falls................................................     158,000       A      30 MHz
                                                              ----------
                                                               3,151,000
EL PASO-ALBUQUERQUE
  Albuquerque...............................................     792,000       A      30 MHz
  Carlsbad..................................................      54,000       A      30 MHz
  Farmington-Durango........................................     194,000       A      30 MHz
  Gallup....................................................     141,000       A      30 MHz
  Las Cruces................................................     240,000       A      30 MHz
  Roswell...................................................      79,000       A      30 MHz
  Santa Fe..................................................     204,000       A      30 MHz
  El Paso...................................................     772,000       A      30 MHz
                                                              ----------
                                                               2,476,000
OKLAHOMA CITY
  Ada.......................................................      54,000       A      30 MHz
  Ardmore...................................................      88,000       A      30 MHz
  Enid......................................................      85,000    A, E      40 MHz
  Lawton-Duncan.............................................     173,000       A      30 MHz
  McAlester.................................................      53,000       A      30 MHz
  Oklahoma City.............................................   1,391,000    A, E      40 MHz
  Ponca City................................................      46,000    A, E      40 MHz
  Stillwater................................................      76,000    A, E      40 MHz
                                                              ----------
                                                               1,966,000
DES MOINES-QUAD CITIES
  Burlington................................................     137,000       A      10 MHz
  Cedar Rapids..............................................     280,000       A      10 MHz
  Clinton-Sterling..........................................     146,000       A      10 MHz
  Davenport-Moline..........................................     427,000       A      10 MHz
  Des Moines(1).............................................     776,000       A   10/30 MHz
  Dubuque...................................................     177,000       A      10 MHz
  Fort Dodge................................................     126,000       A      10 MHz
  Iowa City.................................................     122,000       A      10 MHz
  Marshalltown..............................................      56,000       A      10 MHz
  Mason City................................................     116,000       A      10 MHz
  Ottumwa...................................................     123,000       A      10 MHz
  Sioux City................................................     341,000       A      10 MHz
  Waterloo-Cedar Falls......................................     259,000       A      10 MHz
                                                              ----------
                                                               3,086,000
HONOLULU
  Hilo......................................................     142,000       A      30 MHz
  Honolulu..................................................     866,000       A      30 MHz
  Kahului-Wailuku-Lahaina...................................     123,000       A      30 MHz
  Lihue.....................................................      57,000       A      30 MHz
                                                              ----------
                                                               1,188,000

                    MTA/BTA LICENSE AREA                      POPULATION   BLOCK      MHZ
                    --------------------                      ----------   -----   ---------
SAN ANTONIO
  San Antonio...............................................   1,805,000       D      10 MHz

DALLAS-FORT WORTH
  Abilene...................................................     256,000       D      10 MHz
  Amarillo..................................................     407,000       D      10 MHz
  Austin....................................................   1,188,000       D      10 MHz
  Big Spring................................................      35,000       D      10 MHz
  Brownwood.................................................      62,000       D      10 MHz
  Clovis....................................................      80,000       E      10 MHz
  Hobbs.....................................................      56,000       D      10 MHz
  Lubbock...................................................     404,000       E      10 MHz
  Midland...................................................     122,000    D, E      20 MHz
  Odessa....................................................     217,000    D, E      20 MHz
  Paris.....................................................      91,000       D      10 MHz
  San Angelo................................................     165,000       D      10 MHz
                                                              ----------
                                                               3,083,000
ST. LOUIS
  Cape Girardeau............................................     188,000       E      10 MHz
  Carbondale-Marion.........................................     218,000       E      10 MHz
  Columbia..................................................     208,000       E      10 MHz
  Jefferson City............................................     156,000       D      10 MHz
  Kirksville................................................      56,000       E      10 MHz
  Mount Vernon..............................................     122,000       D      10 MHz
  Poplar Bluff..............................................     155,000       D      10 MHz
  Quincy-Hannibal...........................................     180,000       D      10 MHz
  Rolla.....................................................      93,000       D      10 MHz
  St. Louis.................................................   2,822,000       E      10 MHz
  West Plains...............................................      75,000       D      10 MHz
                                                              ----------
                                                               4,273,000
TULSA
  Coffeyville...............................................      61,000       D      10 MHz

WICHITA
  Hutchinson................................................     124,000       D      10 MHz
  Salina....................................................     143,000       D      10 MHz
  Wichita...................................................     652,000       D      10 MHz
                                                              ----------
                                                                 919,000
CHICAGO
  Jacksonville..............................................      71,000       E      10 MHz

CINCINNATI-DAYTON
  Dayton-Springfield........................................   1,209,000       E      10 MHz

                    MTA/BTA LICENSE AREA                      POPULATION   BLOCK      MHZ
                    --------------------                      ----------   -----   ---------
CLEVELAND
  Ashtabula.................................................     102,000       E      10 MHz
  Canton-New Philadelphia...................................     526,000       E      10 MHz
  Cleveland-Akron...........................................   2,964,000       E      10 MHz
  East Liverpool-Salem......................................     111,000       E      10 MHz
  Erie......................................................     278,000       E      10 MHz
  Mansfield.................................................     226,000       E      10 MHz
  Meadville.................................................      89,000       E      10 MHz
  Sandusky..................................................     140,000       E      10 MHz
  Sharon....................................................     122,000       E      10 MHz
  Youngstown-Warren.........................................     480,000       E      10 MHz
                                                              ----------
                                                               5,038,000
KANSAS CITY
  Manhattan-Junction City...................................     110,000       D      10 MHz

LITTLE ROCK
  Fayetteville-Springdale...................................     292,000       E      10 MHz
  Fort Smith................................................     311,000       D      10 MHz
  Harrison..................................................      87,000       D      10 MHz
  Hot Springs...............................................     132,000       D      10 MHz
  Jonesboro-Paragould.......................................     174,000       E      10 MHz
  Little Rock...............................................     920,000       D      10 MHz
  Pine Bluff................................................     148,000       D      10 MHz
  Russellville..............................................      93,000       E      10 MHz
                                                              ----------
                                                               2,157,000
MILWAUKEE
  Milwaukee.................................................   1,789,000       D      10 MHz

MINNEAPOLIS-ST. PAUL
  Aberdeen..................................................      87,000       D      10 MHz
  Bemidji...................................................      64,000       D      10 MHz
  Bismarck..................................................     127,000       E      10 MHz
  Fargo.....................................................     307,000       E      10 MHz
  Grand Forks...............................................     208,000       D      10 MHz
  Huron.....................................................      54,000       D      10 MHz
  Mitchell..................................................      84,000       D      10 MHz
  Sioux Falls...............................................     232,000       D      10 MHz
  Watertown.................................................      76,000       D      10 MHz
  Willmar-Marshall..........................................      84,000       E      10 MHz
  Worthington...............................................      96,000       D      10 MHz
                                                              ----------
                                                               1,419,000
OMAHA
  Grand Island..............................................     148,000       E      10 MHz
  Hastings..................................................      72,000       E      10 MHz
  Lincoln...................................................     332,000       E      10 MHz
  McCook....................................................      34,000       E      10 MHz
  Norfolk...................................................     112,000       E      10 MHz
  North Platte..............................................      85,000       E      10 MHz
                                                              ----------
                                                                 783,000

                    MTA/BTA LICENSE AREA                      POPULATION   BLOCK      MHZ
                    --------------------                      ----------   -----   ---------
RICHMOND-NORFOLK
  Danville..................................................     168,000       E      10 MHz
  Lynchburg.................................................     161,000       E      10 MHz
  Martinsville..............................................      90,000       E      10 MHz
  Norfolk-VA Beach..........................................   1,763,000       E      10 MHz
  Richmond-Petersburg.......................................   1,202,000       E      10 MHz
  Staunton-Waynesburo.......................................     107,000       E      10 MHz
                                                              ----------
                                                               3,491,000
SAN FRANCISCO-SAN JOSE
  San Francisco.............................................   6,965,000       E      10 MHz

SPOKANE-BILLINGS
  Billings..................................................     307,000       E      10 MHz
  Bozeman...................................................      77,000       E      10 MHz
  Butte.....................................................      67,000       D      10 MHz
  Great Falls...............................................     164,000       E      10 MHz
  Helena....................................................      67,000       D      10 MHz
  Kalispell.................................................      72,000       D      10 MHz
  Kennewick-Pasco...........................................     189,000       D      10 MHz
  Lewiston-Moscow...........................................     123,000       E      10 MHz
  Missoula..................................................     164,000       D      10 MHz
  Walla Walla-Pendleton.....................................     169,000       D      10 MHz
                                                              ----------
                                                               1,399,000
                                                              ----------
VOICESTREAM TOTAL...........................................  62,593,000
                                                              ==========

---------------

     (1) VoiceStream contributed portions of the Des Moines MTA license to Iowa Wireless (defined below). As a result, VoiceStream owns 30 MHz of the license for certain counties within the Des Moines BTA but only 10 MHz for the remainder of the Des Moines BTA.

  Cook Inlet PCS

     Cook Inlet PCS is a Delaware limited partnership ultimately controlled by Cook Inlet Region, Inc., an Alaska Native Regional Corporation, which qualifies Cook Inlet PCS for additional benefits available to a small business under FCC rules. VoiceStream holds a 49.9% partnership interest in Cook Inlet PCS. Cook Inlet PCS began operations in the Tulsa market in June 1997, in the Phoenix/Tucson market in November 1998 and in the Seattle/Tacoma and Spokane markets in February 1999. Cook Inlet PCS has not yet finalized its construction plans for the other licenses it owns. For the Phoenix/Tucson and Seattle/ Tacoma markets, Cook Inlet PCS and VoiceStream have entered into agreements allowing system leasing, resale and roaming, enabling each of them to operate on the systems constructed for the markets.

     Cook Inlet PCS owns FCC licenses to provide wireless communications services in the following 18 BTA license areas. See "-- Governmental Regulation, Licensing of PCS Systems."

                    MTA/BTA LICENSE AREA                      POPULATION    BLOCK     MHZ
                    --------------------                      ----------    -----    ------
CINCINNATI-DAYTON
  Cincinnati................................................   2,139,000      F      10 MHz

DALLAS-FORT WORTH
  Temple-Killeen............................................     354,000      F      10 MHz

KANSAS CITY
  Pittsburg-Parsons.........................................      90,000      F      10 MHz

PHOENIX
  Phoenix(1)................................................   3,191,000      F      10 MHz
  Tucson(1).................................................     807,000      F      10 MHz
                                                              ----------
                                                               3,998,000
SEATTLE
  Aberdeen..................................................      91,000      C      15 MHz
  Bellingham................................................     161,000      F      10 MHz
  Bremerton.................................................     242,000      C      15 MHz
  Port Angeles..............................................      93,000      C      15 MHz
  Seattle-Tacoma(1).........................................   3,090,000      F      10 MHz
  Wenatchee.................................................     211,000      C      15 MHz
  Yakima....................................................     259,000      C      15 MHz
                                                              ----------
                                                               4,147,000
SPOKANE-BILLINGS
  Spokane...................................................     733,000      C      15 MHz
  Walla Walla-Pendleton(1)..................................     169,000      C      15 MHz
                                                              ----------
                                                                 902,000
TULSA
  Bartlesville..............................................      47,000      C      15 MHz
  Coffeyville(1)............................................      61,000      C      15 MHz
  Muskogee..................................................     159,000      C      15 MHz
  Tulsa.....................................................     910,000      C      15 MHz
                                                              ----------
                                                               1,177,000
                                                              ----------
COOK INLET PCS TOTAL........................................  12,807,000
                                                              ==========

---------------
(1) VoiceStream also owns 10 MHz E Block licenses for these BTAs.

  Iowa Wireless

     Iowa Wireless Services, L.P. ("Iowa Wireless") is a Delaware limited partnership ultimately controlled by Iowa Network Services, Inc., an Iowa corporation. VoiceStream has a 38% limited partnership interest in Iowa Wireless. Iowa Wireless began operations in certain markets in 1998.

     Iowa Wireless owns FCC licenses to provide wireless communications services in the following 13 BTA license areas. See "--Governmental Regulation, Licensing of PCS Systems."

                    MTA/BTA LICENSE AREA                      POPULATION    BLOCK      MHZ
                    --------------------                      ----------    ------    ------
DES MOINES-QUAD CITIES
  Burlington................................................    137,000      A, D     30 MHz
  Cedar Rapids..............................................    280,000       A       20 MHz
  Clinton-Sterling..........................................    146,000      A, D     30 MHz
  Davenport-Moline..........................................    427,000       A       20 MHz
  Des Moines................................................    207,000       A       20 MHz
  Dubuque...................................................    177,000       A       20 MHz
  Fort Dodge................................................    126,000       A       20 MHz
  Iowa City.................................................    122,000       A       20 MHz
  Marshalltown..............................................     56,000      A, D     30 MHz
  Mason City................................................    116,000      A, D     30 MHz
  Ottumwa...................................................    123,000       A       20 MHz
  Sioux City................................................    341,000       A       20 MHz
  Waterloo-Cedar Falls......................................    259,000       A       20 MHz
                                                              ---------
IOWA WIRELESS TOTAL.........................................  2,517,000
                                                              =========

  Wichita PCS

     VoiceStream manages the Wichita market under the VoiceStream brand name for Omnipoint Corp. VoiceStream is reimbursed for the costs of managing this market. Omnipoint purchases VoiceStream's D Block service at wholesale in the Wichita, Hutchinson and Salina BTAs and resells VoiceStream service to its own customers. These operations are referred to as Wichita PCS. Wichita PCS provides wireless communications services using the following three FCC licenses.

                    MTA/BTA LICENSE AREA                      POPULATION    BLOCK      MHZ
                    --------------------                      ----------    ------    ------
WICHITA
  Hutchinson................................................    124,000       D       10 MHz
  Salina....................................................    143,000       D       10 MHz
  Wichita...................................................    652,000       D       10 MHz
                                                              ---------
WICHITA PCS TOTAL...........................................    919,000
                                                              =========

  STPCS

     STPCS Joint Venture, LLC ("STPCS") is a Delaware limited liability company ultimately controlled by STPCS Investment, LLC. VoiceStream has an 18% membership interest in STPCS. STPCS, through its wholly owned subsidiaries, owns seven FCC licenses to provide wireless communications services in the following six BTA markets. See "-- Governmental Regulation, Licensing of PCS Systems."

                    MTA/BTA LICENSE AREA                      POPULATION    BLOCK     MHZ
                    --------------------                      ----------    -----    ------
SAN ANTONIO
  Brownsville-Harlingen.....................................    353,000     D, F     20 MHz
  Corpus Christi............................................    556,000      D       10 MHz
  Eagle Pass-Del Rio........................................    120,000      F       10 MHz
  Laredo....................................................    215,000      D       10 MHz
  McAllen...................................................    594,000      D       10 MHz
                                                              ---------
                                                              1,838,000
HOUSTON
  Victoria..................................................    164,000      F       10 MHz
                                                              ---------
STPCS TOTAL.................................................  2,002,000
                                                              =========

  Cook Inlet/VoiceStream PCS LLC


     On February 12, 1999, VoiceStream formed a Delaware limited liability company, Cook Inlet/ VoiceStream PCS LLC. This LLC, like Cook Inlet PCS, is ultimately controlled by Cook Inlet Region, Inc., and is participating in FCC reauctions of C Block and F Block licenses. As part of that transaction, a subsidiary of Cook Inlet Region, Inc. has certain rights to exchange for shares of VoiceStream Common Stock. See "Description of Western Wireless and VoiceStream Capital Stock."


     PRODUCTS AND SERVICES

     VoiceStream provides a variety of wireless products and services designed to match a range of needs for business and personal use. VoiceStream currently offers several distinct services and features in its PCS systems, including:

     - Enhanced Features -- VoiceStream's systems offer caller identification, call hold, voice mail and numeric paging, as well as custom calling features such as call waiting, conference calling and call forwarding.

     - Messaging and Wireless Data Transmission -- Digital networks offer voice and data communications, including text messaging, through a single handset. VoiceStream believes that, as data transmission services develop, a number of uses for such services will emerge.

     - Call Security and Privacy -- Sophisticated encryption algorithms provide increased call security, encouraging users to make private, business and personal calls with significantly lower risk of eavesdropping than on analog-based systems.

     - Smart Card -- "Smart" cards, programmed with the user's billing information and a specified service package, allow subscribers to obtain PCS connectivity automatically, simply by inserting their smart cards into compatible PCS handsets.

     - Over-the-Air Activation and Over-the Air Subscriber Profile
       Management -- VoiceStream is able to transmit changes in the subscriber's feature package, including mobile number assignment and personal directory numbers, directly to the subscriber's handset.

     - Roaming -- Subscribers are able to roam throughout the United States, either on other GSM-based PCS systems operated by current licensees or by using dual-mode handsets that can be used on existing cellular systems. VoiceStream has entered into roaming agreements which allow its customers to roam on cellular systems. Dual-mode handsets allow roaming onto analog cellular systems.

     MARKETING, SALES AND CUSTOMER SERVICE

     VoiceStream's sales and marketing strategy is to generate continued subscriber growth and increased subscriber revenues. In addition, VoiceStream targets a customer base which it believes is likely to generate higher monthly service revenues, while attempting to achieve a low cost of adding new subscribers. VoiceStream markets its services under a proprietary brand name, and sells its products and services through a combination of direct and indirect distribution channels.

     - Marketing -- VoiceStream markets its PCS products and services under the proprietary VoiceStream brand name. VoiceStream's objective is to develop brand recognition of VoiceStream through substantial advertising and direct marketing in each of its PCS markets. In marketing its PCS services, VoiceStream emphasizes the enhanced features, privacy and competitive pricing of such services. VoiceStream concentrates its marketing efforts primarily on businesses and individuals "on-the-go," who benefit from integrated mobile voice, messaging and wireless data transmission capabilities, and enhanced features and services.

     - Sales -- VoiceStream sells its products and services through a combination of direct and indirect channels. VoiceStream operates 90 company-owned retail sales locations and utilizes a direct sales force of over 680 persons. VoiceStream's training programs provide its sales employees with an in-depth understanding of VoiceStream's system, products and services so that they, in turn, can provide extensive information to prospective customers. Sales commissions generally are linked both to subscriber revenue and subscriber retention, as well as to activation levels.

       VoiceStream believes that its local sales offices provide the physical presence in local markets necessary to position VoiceStream as a quality local service provider, and give VoiceStream greater control over both its costs and the sales process. VoiceStream also utilizes indirect sales through an extensive network of national and local merchant and specialty retailers. VoiceStream intends to continue to use a combination of direct and indirect sales channels, with the mix depending on the retail needs of each particular market.

       In addition, VoiceStream acts as a retail distributor of handsets and maintains inventories of handsets. Although subscribers generally are responsible for purchasing or otherwise obtaining their own handsets, VoiceStream has historically sold handsets below cost to respond to competition and general industry practice and expects to continue to do so in the future.

     - Customer Service -- Customer service is a significant element of VoiceStream's operating philosophy. VoiceStream is committed to attracting and retaining subscribers by providing consistently superior customer service. In Albuquerque, New Mexico, VoiceStream maintains a highly sophisticated monitoring and control system, a staff of customer service personnel and a well-trained technical staff to handle both routine and complex questions as they arise, 24 hours a day, 365 days a year.

     VoiceStream implements credit check procedures at the time of sale and continuously monitors customer churn (the rate of subscriber attrition). VoiceStream believes that it helps manage its churn rate through an outreach program implemented through its sales force and customer service personnel. This program not only enhances subscriber loyalty, but also increases add-on sales and customer referrals. The outreach program allows the sales staff to check customer satisfaction, as well as to offer additional calling features, such as voice mail, call waiting and call forwarding.

     SUPPLIERS AND EQUIPMENT VENDORS

     VoiceStream does not manufacture any of the handsets or network equipment used in its operations. The high degree of compatibility among different manufacturers' models of handsets and network equipment allows VoiceStream to design, construct and operate its systems without being dependent upon any single source of such equipment. The handsets and network equipment used in VoiceStream's operations are available for purchase from multiple sources, and VoiceStream anticipates that such equipment will continue to be available in the foreseeable future. VoiceStream currently purchases handsets primarily from Motorola Inc., Ericsson Inc., Mitsubishi Wireless Communications, Inc. and Nokia Mobile Phones, Inc. (together with its affiliate, Nokia Telecommunications Inc., "Nokia"). VoiceStream currently purchases network equipment primarily from Northern Telecom Inc. and Nokia.

     COMPETITION

     Competition for subscribers among wireless licensees is based principally upon the services and features offered, the technical quality of the wireless systems, customer service, system coverage, capacity and price. Under current FCC rules, there may be up to seven PCS licensees in each geographic area in addition to the two cellular licensees. Also, SMR dispatch system operators have constructed digital mobile communications systems on existing SMR frequencies, referred to as ESMR, in many cities throughout the United States, including some of the markets in which VoiceStream operates.


     VoiceStream is a relatively new entrant in a highly competitive market. VoiceStream's principal competitors are the cellular service providers in its markets, many of which have been operational for a number of years, and national PCS providers, many of which offer no or low cost roaming and toll calls. Many of VoiceStream's competitors have significantly greater financial and technical resources than those available to VoiceStream and provide comparable services in competition with VoiceStream's PCS systems. These competitors include AirTouch, AT&T Wireless, Bell Atlantic, GTE Mobilnet, Sprint PCS and US West. VoiceStream also competes with paging, dispatch and conventional mobile telephone companies, resellers and landline telephone service providers in its PCS markets. Potential users of wireless systems may, however, find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone only service may be adequate for potential subscribers who do not need to speak to the caller. In the future, wireless service may also compete more directly with traditional landline telephone service providers.


     VoiceStream's principal PCS competitors use standards other than GSM. As a result, VoiceStream's subscribers may not be able to conveniently use PCS services while roaming in areas outside its markets. US West and Sprint PCS use the CDMA standard. AT&T Wireless and Southwestern Bell use the TDMA standard.


     The FCC requires all cellular and PCS licensees to provide service to "resellers." A reseller provides wireless service to customers but does not hold an FCC license or own facilities. The reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that licensee. Several small resellers currently operate in competition with VoiceStream's systems. With respect to PCS licensees, the resale obligations terminate five years after the last group of initial licenses of currently allotted PCS spectrum is awarded.

     In the future, VoiceStream expects to face increased competition from entities providing similar services using other communications technologies. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

     VoiceStream recognizes that technological advances and changing regulations have led to rapid evolution of the wireless telecommunications industry. At the end of 1996, the FCC transferred 200 MHz of spectrum previously allocated to federal government use to the private sector. In April of 1997, the FCC auctioned 30 MHz of spectrum for Wireless Communications Services, which can provide fixed or mobile telecommunications service. In late 1997, the FCC also auctioned 10 MHz of spectrum for Specialized Mobile Radio service, another potential competitor with PCS and cellular service. Moreover, in 1998, the FCC auctioned more than 1000 MHz of spectrum for Local Multipoint Distribution Service ("LMDS"). VoiceStream acquired 16 licenses as a result of such auction. During 1998, the FCC auctioned 25 MHz of spectrum for the General Wireless Communications Service, plus additional spectrum in the 220 MHz and 39 MHz bands. VoiceStream cannot foresee how technological progress or economic incentive will affect competition from these new services. In all instances, the FCC reserves the right to amend or repeal its service regulations and auction schedule.

     INTELLECTUAL PROPERTY

     VoiceStream holds federal trademark registration of the marks "VoiceStream" and "VoiceStream and Design," and has registered or applied for various other trade and service marks with the United States Patent and Trademark Office.

     ORGANIZATION

     VoiceStream holds its FCC licenses and conducts all operations through a number of direct and indirect wholly-owned subsidiaries and through certain affiliates. Indirect wholly-owned subsidiaries of VoiceStream are the 49.9% limited partner of Cook Inlet PCS, the 38.0% limited partner of Iowa Wireless, the 18.0% member of STPCS, and the non-controlling member of Cook Inlet/VoiceStream LLC. In three BTAs, VoiceStream and Cook Inlet PCS each own a license for 10 MHz of PCS spectrum that are the subject of agreements allowing each of VoiceStream and Cook Inlet PCS to operate on the PCS systems built by VoiceStream in those BTAs.

     GOVERNMENTAL REGULATION

     The FCC regulates the licensing, construction, operation, acquisition and sale of cellular and PCS systems in the United States pursuant to the Communications Act of 1934, as amended from time to time, and the rules, regulations and policies promulgated by the FCC thereunder (the "Communications Act").

     LICENSING OF PCS SYSTEMS

     In order to increase competition in wireless communications, promote improved quality and service and make available the widest possible range of wireless services, federal legislation was enacted directing the FCC to allocate radio frequency spectrum for PCS by competitive bidding. A PCS system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband PCS service. The FCC has divided the United States and its possessions and territories into PCS markets made up of 493 BTAs and 51 MTAs. Each MTA consists of at least two BTAs. As many as seven licensees will compete in each PCS service area. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, each of which is allocated to serve either MTAs or BTAs. The spectrum allocation includes two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) (which has been split in some BTAs into two 15 MHz blocks) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs. A PCS license will be awarded for each MTA or BTA in every block, for a total of more than 2,000 licenses. During 1997, the last of these auctions was completed; however, a reauction of certain C, D, E and F Block licenses is currently scheduled for 1999.

     Under the FCC's current rules specifying spectrum ownership limits affecting broadband PCS licensees, no entity may hold licenses for more than 45 MHz of PCS, cellular and SMR services regulated as Commercial Mobile Radio Service ("CMRS") where there is significant overlap in any geographic area (significant overlap will occur when at least ten percent of the population of the PCS licensed service area is within the Cellular Geographic Service Area ("CGSA") and/or SMR service area, as defined by the FCC). The FCC is currently reexamining these ownership limits.


     Western Wireless owns cellular licenses serving markets that are wholly or partially within the Denver MTA and the Oklahoma City MTA, resulting in Western Wireless exceeding the FCC's current 45 MHz CMRS cross ownership restriction described above. Western Wireless has filed waiver requests with the FCC with respect to both MTAs, both of which are pending, and has been allowed to delay compliance with the ownership restriction until the FCC rules on the waiver requests. In the event that this restriction is not waived or the rule itself revised, either VoiceStream or Western Wireless will be obligated to divest sufficient portions of their markets in the Denver and Oklahoma City MTA to come into compliance with the rules. VoiceStream does not believe such restriction or any actions Western Wireless or VoiceStream is required to take to comply therewith will have a material adverse effect on VoiceStream due to the relatively minor geographic overlap.



     All PCS licenses are granted for a ten year term, at the end of which they must be renewed. The FCC has adopted specific standards to apply to PCS renewals, under which the FCC will award a renewal expectancy to a PCS licensee that (i) has provided substantial service during its past license term and (ii) has substantially complied with applicable FCC rules and policies and the Communications Act. All 30 MHz PCS licensees, including VoiceStream, must construct facilities that offer coverage to one-third of the population of their service area within five years of their initial license grants and to two-thirds of the population within ten years. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.


     FCC rules restrict the voluntary assignments or transfers of control of C and F Block licenses. During the first five years of the license term, assignments or transfers affecting control are permitted only to assignees or transferees that meet the eligibility criteria for participation in the entrepreneur block auction at the time the application for assignment or transfer of control is filed, or if the proposed assignee or transferee holds other licenses for C and F Blocks and, at the time of receipt of such licenses, met the same eligibility criteria. Any transfers or assignments during the entire ten year initial license term are subject to an unjust enrichment penalty of acceleration of any installment payment plans should the assignee or transferee not qualify for the same benefits. Any transfers or assignments during the first five years of the initial license term are subject to an unjust enrichment penalty of forfeiture of bidding credits. In the case of the C and F Blocks, the FCC will conduct random audits to ensure that licensees are in compliance with the FCC's eligibility rules. Violations of the Communications Act or the FCC's rules could result in license revocations, forfeitures or fines.

     For a period of up to ten years after the grant of a PCS license (subject to extension), a PCS licensee will share spectrum with existing licensees that operate certain fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate its PCS systems efficiently and with adequate population coverage, VoiceStream will need to relocate many of these incumbent licensees. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC adopted (i) a transition plan to relocate such microwave operators to other spectrum blocks and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefiting PCS licensees will share the cost of the relocation. Initially, this transition plan allowed most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. The FCC has shortened the voluntary negotiation period by one year (without lengthening the mandatory negotiation period) for PCS licensees in the C, D, E and F Blocks. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional two year mandatory negotiation period. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations.


     Cellular and PCS systems are subject to certain Federal Aviation Administration regulations respecting the location, lighting and construction of transmitter towers and antennae and may be subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. State or local zoning and land use regulations also apply to VoiceStream's activities. VoiceStream uses, among other facilities, common carrier point to point microwave facilities to connect cell sites and to link them to the main switching office. These facilities are separately licensed by the FCC and are subject to regulation as to technical parameters and service.



     VoiceStream has purchased its PCS licenses from private parties and the federal government. VoiceStream has used a combination of debt and equity financing to acquire such licenses. Some joint ventures in which VoiceStream holds an interest have utilized financing from the federal government to the extent available.


     TRANSFERS AND ASSIGNMENTS OF PCS LICENSES

     The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a PCS system (proforma transfer of control does not require prior FCC approval). In addition, the FCC has established transfer disclosure requirements that require licensees who transfer control of or assign a PCS license within the first three years of their license term to file associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds a PCS license or PCS system generally may be bought or sold without FCC approval. Any acquisition or sale by VoiceStream of PCS interests may also require the prior approval of the Federal Trade Commission and the Department of Justice, if over a certain size, as well as state or local regulatory authorities having competent jurisdiction.

     FOREIGN OWNERSHIP


     Under the Communications Act, no more than 25% of an FCC licensee's capital stock may be indirectly owned or voted by non-U.S. citizens or their representatives, by a foreign government, or by a foreign corporation, absent an FCC finding that a higher level of alien ownership is not inconsistent with the public interest. In November 1997, the FCC adopted new rules, effective in February 1998, in anticipation of implementation of the World Trade Organization Basic Telecom Agreement ("WTO Agreement"). Formerly, potential licensees had to demonstrate that their markets offered effective competitive opportunities in order to obtain authorization to exceed the 25% indirect foreign ownership threshold. Under the new rules, this showing now only applies to non-WTO members. Applicants from WTO Agreement signatories have an "open entry" standard: they are presumed to offer effective competitive opportunities. However, the FCC reserves the right to attach additional conditions to a grant of authority, and, in the exceptional case in which an application poses a very high risk to competition, to deny the application. The limitation on direct foreign ownership in an FCC licensee remains fixed at 20%, with no opportunity to increase the percentage, and is unaffected by the FCC's new rules. VoiceStream has applied for and received FCC approval for foreign ownership of up to 39.9%. As of the Effective Date, foreign ownership of VoiceStream is less than 30%.


     The WTO Agreement also obligates signatories to open their domestic telecommunications markets to foreign investment and foreign corporations. The WTO Agreement will increase investment and competition in the United States, potentially leading to lower prices, enhanced innovation and better service. At the same time, market access commitments from WTO Agreement signatories will provide U.S. service suppliers opportunities to expand abroad.

     TELECOMMUNICATIONS ACT OF 1996 AND OTHER RECENT INDUSTRY DEVELOPMENTS

     On February 8, 1996, the Telecommunications Act of 1996 (the "Telecommunications Act") was signed into law, substantially revising the regulation of communications. The goal of the Telecommunications Act is to enhance competition and remove barriers to market entry, while deregulating the communications industry to the greatest extent possible. To this end, local and long-distance communications providers will, for the first time, be able to compete in the other's market, and telephone and cable companies will likewise be able to compete in each other's markets. To facilitate the entry of new carriers into existing markets, the Telecommunications Act imposes certain interconnection requirements on incumbent carriers. Additionally, all telecommunications providers are required to make an equitable and nondiscriminatory contribution to the preservation and advancement of universal service. VoiceStream cannot predict the outcome of the FCC's rulemaking proceedings to promulgate regulations to implement the new law or the effect of the new regulations on cellular service or PCS, and there can be no assurance that such regulations will not adversely affect VoiceStream's business or financial condition.

     The Telecommunications Act codifies the policy that non-regional Bell operating company CMRS providers will not be required to provide equal access to long distance carriers, and relieved such CMRS providers of their existing equal access obligations. The FCC, however, may require CMRS carriers to offer unblocked access (i.e., implemented by the subscriber's use of a carrier identification code or other mechanisms at the time of placing a call) to the long distance provider of a subscriber's choice. The FCC has terminated its inquiry into the imposition of equal access requirements on CMRS providers.

     On July 26, 1996, the FCC released a Report and Order establishing timetables for making emergency 911 services available by cellular, PCS and other mobile service providers, including "enhanced 911" services that provide the caller's telephone number, location and other useful information. Cellular and PCS providers must be able to process and transmit 911 calls (without call validation), including those from callers with speech or hearing disabilities. If a cost recovery mechanism is in place and a Public Service Answering Point ("PSAP") requests and is capable of processing the caller's telephone number and location information, cellular, PCS, and other mobile service provider must relay a caller's automatic number identification and Cell Site location, and by 2001 they must be able to identify the location of a 911 caller within 125 meters in 67% of all cases. State actions incompatible with the FCC rules are subject to preemption. On December 1, 1997, the FCC required wireless carriers to transmit all 911 calls without regard to validation procedures intended to identify and intercept calls from non-subscribers.

     On August 1, 1996, the FCC released a Report and Order expanding the flexibility of cellular, PCS and other CMRS providers to provide fixed as well as mobile services. Such fixed services include, but need not be limited to, "wireless local loop" services, e.g., to apartment and office buildings, and wireless backup to PBXs and local area networks, to be used in the event of interruptions due to weather or other emergencies. The FCC has not yet decided how such fixed services should be regulated, but it has proposed a presumption that they be regulated as CMRS services.


     On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act. The FCC's decision is lengthy and complex and is subject to petitions for reconsideration and judicial review (as described below), and its precise impact is difficult to predict with certainty. However, the FCC's order concludes that CMRS providers are entitled to reciprocal compensation arrangements with local exchange carriers ("LECs") and prohibits LECs from charging CMRS providers for terminating LEC-originated traffic. Under the rules adopted by the FCC, states must set arbitrated rates for interconnection and access to unbundled elements based upon the LECs' long-run incremental costs, plus a reasonable share of forward-looking joint and common costs. In lieu of such cost-based rates, the FCC has established proxy rates to be used by states to set interim interconnection rates pending the establishment of cost-based rates. The FCC has also permitted states to impose "bill and keep" arrangements, under which CMRS providers would make no payments for LEC termination of calls where LECs and CMRS providers have symmetrical termination costs and roughly balanced traffic flows. However, the FCC has found no evidence that these conditions presently exist. The relationship of these charges to the payment of access charges and universal service contributions has not yet been resolved by the FCC. LECs and state regulators filed appeals of the interconnection order, which have been consolidated in the US Court of Appeals for the Eighth Circuit. The Court has vacated many of the rules adopted by the FCC, including those rules governing the pricing of interconnection services, but specifically affirmed the FCC rules governing interconnection with CMRS providers. In January 1998, the U.S. Supreme Court agreed to review the Eighth Circuit decision. In January 1999, the U.S. Supreme Court reversed many aspects of the Eighth Circuit's judgment holding that: (i) the FCC has general jurisdiction to implement the Telecommunications Act's local-competition provisions; (ii) the FCC's rules governing unbundled access are consistent with the Telecommunications Act, except for Rule 319, which gives requesting carriers blanket access to network elements; and (iii) the "pick and choose" rule is a reasonable interpretation of the Telecommunications Act. The FCC will now have to reexamine the list of unbundled network elements that incumbent local exchange carriers must offer to competitors. Furthermore, as a result of the Supreme Court's vacating and remanding the Eighth Circuit's ruling that the FCC lacked authority to set local pricing standards, the Eighth Circuit will have to decide whether the FCC's total-element long-run incremental cost methodology for setting interconnection and unbundled network element rates violates the Telecommunications Act.


     In its implementation of the Telecommunications Act, the FCC recently established new federal universal service rules, under which wireless service providers for the first time are eligible to receive universal service subsidies, but also are required to contribute to both federal and state universal service funds. For the first quarter of 1998, the FCC's universal service assessments amount to 0.72% of interstate and intrastate telecommunications revenues for schools, libraries and rural healthcare support mechanisms and an additional 3.19% of interstate telecommunications revenues for high cost and low income support mechanisms. Various parties have challenged the FCC's universal service rules, and the cases have been consolidated in the U.S. Court of Appeals for the Fifth Circuit. VoiceStream cannot predict the outcome of this proceeding.

     The FCC has adopted rules on telephone number portability which will enable subscribers to migrate their landline and cellular telephone numbers to a PCS carrier and from a PCS carrier to another service provider. Various parties have challenged the number portability requirements as they apply to CMRS providers. These challenges are still pending at the FCC and in the courts. VoiceStream can not predict the outcome of such challenges. In February 1999, the FCC extended the deadline for CMRS carriers to implement service provider local number portability until November 24, 2002.

                SELECTED VOICESTREAM CONSOLIDATED FINANCIAL DATA


     The following table sets forth certain selected consolidated financial and operating data for VoiceStream as of and for each of the five years in the period ended December 31, 1998. Financial data as of and for each of the three years in the period ended December 31, 1998, were derived from VoiceStream's consolidated financial statements and notes thereto that have been audited by Arthur Andersen LLP, independent public accountants. All the data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of VoiceStream" and VoiceStream's consolidated financial statements and notes thereto.



                                                                       YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------------------
                                                    1998           1997           1996           1995          1994
                                                 -----------    -----------    -----------    -----------    --------
                                                                        (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Subscriber revenues..........................  $   123,966    $    52,360    $     7,794
  Roamer revenues..............................        3,506            227
  Equipment revenues...........................       40,490         25,143          9,745
                                                 -----------    -----------    -----------
         Total revenues........................      167,962         77,730         17,539
                                                 -----------    -----------    -----------
Operating expenses:
  Cost of service..............................       50,978         43,183         12,470
  Cost of equipment sales......................       77,071         53,469         20,789
  General and Administrative...................       75,343         51,678         20,209    $     3,069
  Sales and marketing..........................       85,447         59,466         31,505            339
  Depreciation and amortization................       83,767         66,875         14,395            269
                                                 -----------    -----------    -----------
         Total operating expenses..............      372,606        274,671         99,368          3,677
                                                 -----------    -----------    -----------
Operating loss.................................     (204,644)      (196,941)       (81,829)        (3,677)
Other income (expense):
  Interest and financing expense...............      (34,118)       (57,558)        (3,607)           (40)
  Equity in net loss of unconsolidated
    affiliate..................................      (24,120)        (9,327)          (954)           (11)
  Interest income and other....................        8,616             11             40             --
                                                 -----------    -----------    -----------    -----------
         Net loss..............................  $  (254,266)   $  (263,815)   $   (86,350)   $    (3,728)
                                                 ===========    ===========    ===========    ===========
CONSOLIDATED BALANCE SHEET DATA:
Current assets.................................  $    59,398    $    49,945    $    59,515    $     1,684    $ 10,000
Property and equipment, net....................      619,280        420,638        318,473         34,914         220
Licensing cost and other intangible assets,
  net..........................................      312,040        315,653        227,997        145,728
Other assets...................................       60,938         36,055          8,142          8,484
                                                 -----------    -----------    -----------    -----------    --------
         Total assets..........................  $ 1,051,656    $   822,291    $   614,127    $   193,810    $ 10,220
                                                 ===========    ===========    ===========    ===========    ========
Current liabilities............................  $   125,026    $   126,184    $   155,769    $    25,444    $ 10,158
Long-term debt.................................      540,000        300,000        143,000         13,000
Other long-term liabilities....................                      92,746        173,705          7,613
Shareholders' equity...........................      386,630        396,107        141,653        147,753          62
                                                 -----------    -----------    -----------    -----------    --------
         Total liabilities and shareholders'
           equity..............................  $ 1,051,656    $   822,291    $   614,127    $   193,810    $ 10,220
                                                 ===========    ===========    ===========    ===========    ========
OTHER DATA:
Licensed population............................   62,498,000     62,808,000     19,488,000     14,853,000
Covered population(1)..........................   16,121,000     11,412,000      6,133,000
Subscribers....................................      322,400        128,600         35,500
EBITDA(2)......................................  $  (120,877)   $  (130,066)   $   (67,434)   $    (3,408)
CASH FLOWS PROVIDED BY (USED IN):
Operating activities...........................  $  (112,931)   $  (198,129)   $   (81,272)   $    (4,115)   $(10,200)
Investing activities...........................  $  (253,633)   $  (370,202)   $  (342,587)   $  (145,632)   $   (220)
Financing activities...........................  $   374,284    $   563,254    $   429,250    $   149,770    $ 10,000


---------------
(1) Represents population that is covered by our consolidated systems.


(2) EBITDA represents operating income (loss) before depreciation and amortization. EBITDA should not be construed as an alternative to operating income (loss) as determined in accordance with United States generally accepted accounting principles ("GAAP"), as an alternate to cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. EBITDA is presented because it is a commonly used financial indicator in the wireless industry and indicates a company's ability to service and/or incur debt. Because EBITDA is not calculated in the same manner by all companies, VoiceStream's presentation may not be comparable to other similarly titled measures of other companies.

                           HISTORICAL PER SHARE DATA



WESTERN WIRELESS CORPORATION (INCLUSIVE OF VOICESTREAM)



                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
Book value per common share(1)..............................  $ 1.23    $ 2.57    $ 5.08
Cash dividends declared per share...........................  $ 0.00    $ 0.00    $ 0.00
Basic and diluted loss per common share(2)..................  $(2.95)   $(3.76)   $(2.00)



VOICESTREAM WIRELESS CORPORATION



                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
Book value per common share(3)..............................  $ 4.05    $ 5.24    $ 2.03
Cash dividends declared per share...........................  $ 0.00    $ 0.00    $ 0.00
Pro forma basic and diluted loss per common share(4)........  $(2.75)   $(3.49)   $(1.32)


---------------

(1) Book value per common share was calculated using the number of Western Wireless common shares outstanding at the respective period end.



(2) Basic loss per common share was calculated using the weighted average number of Western Wireless common shares outstanding for the respective period. Due to the net loss incurred during the periods presented, all options outstanding are antidilutive, thus basic and diluted loss per common share are equal.



(3) For 1998, book value per common share was calculated using the number of Western Wireless common shares outstanding at period end plus the split-adjusted number of VoiceStream common shares owned by Hutchison USA at period end. For 1997 and 1996, book value per common share was calculated using the number of Western Wireless common shares outstanding at the respective period end.



(4) For 1998, pro forma basic loss per common share was calculated using the weighted average number of Western Wireless common shares outstanding for the period plus the split-adjusted weighted average number of VoiceStream common shares outstanding owned by Hutchison USA for the period. For 1997 and 1996, basic loss per common share was calculated using the weighted average number of Western Wireless common shares outstanding for the respective period. Due to the net loss incurred during the periods presented, all options outstanding are antidilutive, thus pro forma basic and diluted loss per common share are equal.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VOICESTREAM

     The following is a discussion and analysis of the consolidated financial condition and results of operations of VoiceStream and should be read in conjunction with VoiceStream's consolidated financial statements and notes thereto and other financial information included herein.

OVERVIEW


     VoiceStream is an 80.1% owned subsidiary of Western Wireless. The remaining 19.9% is indirectly owned by Hutchison. VoiceStream provides wireless communications services in urban markets in the United States through the ownership and operation of PCS licenses. VoiceStream had commenced commercial operations in ten markets under the VoiceStream brand name as of December 31, 1998 (an eleventh market commenced commercial operations in February 1999). Additionally, VoiceStream PCS services are offered in three markets in conjunction with joint ventures (a fourth market commenced commercial operations in February 1999).



     On February 8, 1999, Western Wireless announced its intention to separate VoiceStream from Western Wireless' other operations. Western Wireless has received a favorable ruling from the Internal Revenue Service for a tax free spin-off, and the approval by its board of directors to take the necessary steps to complete the Spin-off. Western Wireless will distribute all of its interest in VoiceStream to its shareholders upon the Spin-off. Although certain aspects of VoiceStream's operations have always been separate from Western Wireless' other operations and VoiceStream has been a separate legal entity since its inception, the Spin-off will establish VoiceStream as a stand-alone entity with objectives separate from those of Western Wireless. The Spin-off is subject to numerous conditions including, among others, the receipt of certain third-party approvals. There is no assurance that such conditions will be met to complete the Spin-off.



     In connection with the Spin-off, VoiceStream will issue a substantial number of stock options. See "Agreement and Plan of Distribution; Relationship Between Western Wireless and VoiceStream after the Spin-off." Issuance of such options may result in a non-cash charge to earnings during the second quarter of 1999, depending on the public trading price of the shares of VoiceStream and Western Wireless following the Spin-off.



     It is imperative for VoiceStream to expand its operations in order to remain competitive. Because of the nature and character of holders of PCS licenses, there are few licenses available for purchase in urban areas. However, one significant opportunity for VoiceStream to expand its PCS operations is to acquire interests in PCS licenses that are reserved for use by a Designated Entity. In order to do this, VoiceStream must enter into joint ventures with Designated Entities to make such acquisitions (since VoiceStream is not itself a Designated Entity).


     VoiceStream's revenues consist primarily of subscriber revenues (including access charges and usage charges), and equipment sales. The majority of VoiceStream's revenues are derived from subscriber revenues. VoiceStream had no revenues prior to February 1996. VoiceStream expects to continue to sell handsets below cost and regards these losses as a cost of building its subscriber base. As used herein, "service revenues" include subscriber and roamer revenues.


     Cost of service consists of the cost of providing wireless service to subscribers, primarily costs to access local exchange and long distance carrier facilities and to maintain the wireless network. General and administrative expenses include the costs associated with billing a subscriber and the administrative costs associated with maintaining subscribers, including customer service, accounting and other centralized functions. General and administrative expenses also include provisions for unbillable fraudulent roaming charges and subscriber bad debt. Sales and marketing costs include costs associated with acquiring a subscriber, including direct and indirect sales commissions, salaries, all costs of retail locations, advertising and promotional expenses. Sales and marketing costs do not include the revenue or costs of handset sales. However, when sales and marketing costs per net subscriber addition are discussed, the revenue and costs from handset sales are included because such measure is commonly used in the wireless industry. Depreciation and amortization primarily includes depreciation expense associated with the property and equipment in service and amortization associated with its wireless licenses for operational markets.


     VoiceStream's financial statements include an allocation of certain centralized costs and assets that were incurred by Western Wireless and benefit all of its operations, including those of VoiceStream. These costs are allocated to the respective operational units in a manner which reflects management's judgement as to the nature of the activity causing those items to be incurred. VoiceStream was allocated costs of $33.3 million in 1998 and $29.1 million in 1997 and assets of $14.5 million in 1998 and $19.1 million in 1997. Management believes that the financial information presented fairly reflects the results of operations had VoiceStream been a stand alone entity. Therefore, no proforma presentation is provided. Management believes that allocations reflected in the financial statements are reasonable, however, the financial information included herein is not necessarily indicative of the financial position, results of operations or cash flows of VoiceStream in the future.


     As used herein, "EBITDA" represents operating loss before depreciation and amortization. EBITDA should not be construed as an alternative to operating loss (as determined in accordance with GAAP), as an alternative to cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. EBITDA is presented because it is a commonly used financial indicator in the wireless industry and indicates a company's ability to service and/or incur debt. Because EBITDA is not calculated in the same manner by all companies, VoiceStream's presentation may not be comparable to other similarly titled measures of other companies.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

     VoiceStream did not commence operations in any of its markets until February 1996. From that date through the end of 1996 VoiceStream launched service in six markets: Honolulu, Portland, Salt Lake City, Albuquerque, Oklahoma City and Des Moines. In 1997, VoiceStream launched service in El Paso, Boise and Denver. In 1998, VoiceStream launched service in Phoenix/Tucson. Due to the varying dates at which each of the markets became operational, the expenses and revenues incurred during any period may not be comparable to another period and may not be representative of future operations. Additionally, during each period being discussed a portion of the operating expenses was related to start-up costs incurred before the commencement of operations in each of the markets. Exclusive of depreciation and amortization expense, which was not material, approximately $7.7 million, $5.4 million and $17.0 million of start-up costs were incurred in 1998, 1997 and 1996 respectively.

     VoiceStream had 322,400 subscribers at December 31, 1998, a 150.7% increase during 1998. VoiceStream had 128,600 subscribers at December 31, 1997, a 262.3% increase during 1997. At December 31, 1996, VoiceStream had 35,500 subscribers.

     The following table sets forth certain financial data as it relates to VoiceStream's operations:


                                                                  YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------------
                                                                  %                      %
                                                    1998       CHANGE       1997       CHANGE      1996
                                                  ---------    -------    ---------    ------    --------
                                                                  (DOLLARS IN THOUSANDS)
Revenues:
  Subscriber revenues...........................  $ 123,966      136.8%   $  52,360    571.8%    $  7,794
  Roamer revenues...............................      3,506    1,444.4%         227     N.M.
  Equipment revenues............................     40,490       61.0%      25,143    158.0%       9,745
                                                  ---------               ---------              --------
         Total revenues.........................    167,962                  77,730                17,539
Operating expenses:
  Cost of service...............................     50,978       18.0%      43,183    246.3%      12,470
  Cost of equipment sales.......................     77,071       44.1%      53,469    157.2%      20,789
  General and administrative....................     75,343       45.8%      51,678    155.7%      20,209
  Sales and marketing...........................     85,447       43.7%      59,466     88.8%      31,505
  Depreciation and amortization.................     83,767       25.3%      66,875    364.6%      14,395
                                                  ---------               ---------              --------
         Total operating expenses...............    372,606                 274,671                99,368
Other income (expense)..........................    (49,622)     (25.8)%    (66,874)   1379.2%     (4,521)
                                                  ---------               ---------              --------
Net loss........................................  $(254,266)      (3.6)%  $(263,815)   205.5%    $(86,350)
                                                  =========               =========              ========
EBITDA..........................................  $(120,877)      (7.1)%  $(130,066)    92.9%    $(67,434)
                                                  =========               =========              ========


REVENUES

     The increase in subscriber revenues is due to the increase in the number of subscribers. The increase in subscribers is due to the higher number of operational markets during each period and the relative maturity of VoiceStream's operations in these markets. Offsetting this increase is a decrease in the average monthly subscriber revenue per average subscriber ("ARPU"). ARPU was $45.81 for 1998 compared to $57.48 for 1997 and $62.85 for 1996. The decrease in ARPU is primarily due to the change in strategy in 1998, signified by the "Get More" advertising campaign. In this campaign, subscribers get more value from their wireless service through lower priced rated plans that include high minutes of use. Revenues from prepaid customers of $2.1 million are included in subscriber revenues for 1998. VoiceStream does not expect that ARPU will decline at the same rate in 1999 as it did in 1998.


     Roamer revenues are a result of VoiceStream's continuing effort to procure domestic and international roaming agreements with other carriers. VoiceStream expects roamer revenues to increase in 1999 due to increased wireless subscribers and VoiceStream's expanded coverage.


     Equipment sales increased as a result of more handsets sold. The increase in handsets sold is due to the number of operational markets during each period and the relative maturity of VoiceStream's operations in these markets. Offsetting this increase is a decrease in the average handset selling price, which is the result of lower handset costs and the competitive environment. VoiceStream anticipates continued growth in equipment sales as a result of increases in subscriber additions and the commencement of commercial operations in other markets.

OPERATING EXPENSES

     Cost of service expenses represent expenses incurred only by operational markets. The increase in cost of service is primarily attributable to the increased costs of maintaining the expanding wireless network as a result of new markets becoming operational. Cost of service as a percentage of service revenues declined to 40.0% in 1998 from 82.7% in 1997 and 160.0% in 1996 due to efficiencies gained from the growing subscriber base. While cost of service expenses are expected to grow in 1999 due to the growth in subscribers and operating markets, VoiceStream expects the cost of service as a percentage of service revenue to decline as greater economies of scale are realized.

     Cost of equipment sales increased each year primarily due to the increase in handsets sold, offset by a decrease in the average cost of handsets. VoiceStream expects this trend to continue in 1999. Although subscribers generally are responsible for purchasing or otherwise obtaining their own handsets, VoiceStream has historically sold handsets below cost to respond to competition and general industry practice and expects to continue to do so in the future.


     The increase in general and administrative expenses is primarily attributable to the increased costs associated with supporting a larger subscriber base. General and administrative costs per average subscriber were $27.84 for 1998 compared to $56.74 for 1997 and $135.81 for 1996. This decrease is largely the result of efficiencies gained from a larger subscriber base. While general and administrative expenses are expected to grow in 1999 due to the growth in subscribers and operating markets, VoiceStream expects the costs per average subscriber to decline as greater economies of scale are realized.

     The increase in sales and marketing costs each year is primarily due to the increase in subscribers added. Sales and marketing costs per net subscriber added, including the loss on equipment sales, was $630 for 1998 compared to $943 for 1997 and $1,200 for 1996. This decrease is largely the result of efficiencies gained from larger subscriber additions. Sales and marketing costs are expected to increase in 1999 due to the anticipated growth in subscriber additions.

     The increase in depreciation and amortization expenses is attributable to the continued expansion of the wireless systems. FCC licenses are not amortized until the related market is operational. These expenses will increase as new markets become operational.

OTHER INCOME (EXPENSE); NET OPERATING LOSS CARRYFORWARDS


     Interest and financing expense, net of capitalized interest, decreased in 1998 from 1997 due to the equity contributions from Western Wireless in December 1997 and Hutchison USA in February 1998 (see "Liquidity and Capital Resources"). The equity contribution from Western Wireless was a conversion of debt that had previously incurred interest. The Hutchison Investment allowed VoiceStream to repay the remaining debt to Western Wireless and to forego additional borrowings until July 1998. The increase in interest and financing expense in 1997 from 1996 was due to the increase in long-term debt. Long-term debt was incurred primarily to fund the capital expenditures associated with the build-out of the wireless systems. Interest expense will increase in 1999 as a result of increased borrowings to fund the expansion of the wireless network. The weighted average interest rate, before the effect of capitalized interest, was 8.76% in 1998, 8.23% in 1997 and 8.12% in 1996. Interest income and other increased in 1998 from 1997 due to interest earned on the funds received in the Hutchison Investment.


     VoiceStream had $707 million of net operating loss ("NOL") carryforwards at December 31, 1998, which will expire between 2010 and 2018. After the Spin-off, these NOLs will remain with VoiceStream.

EBITDA


     From 1997 to 1998, the decrease in negative EBITDA is attributable to the increase in revenues and operating efficiencies gained from the growing subscriber base. VoiceStream expects a similar trend in EBITDA from 1998 to 1999 for its operational markets, however the commencement of operations in new markets will slow and could reverse this trend. Negative EBITDA increased in 1997 from 1996 due to the commencement of operations in three new markets.



NET LOSS



     From 1997 to 1998, the decrease in net loss is attributable to the increase in revenues, operating efficiencies gained from growing the subscriber base and a decrease in other expense. VoiceStream expects a similar trend in net loss from 1998 to 1999 for its operational markets, however the commencement of operations in new markets will slow or could reverse this trend. Net loss increased in 1997 from 1996 due to the commencement of operations in new markets.

LIQUIDITY AND CAPITAL RESOURCES


     VoiceStream, through a wholly-owned subsidiary, has a credit facility with a consortium of lenders (the "Credit Facility") consisting of $500 million in revolving credit and $500 million in term loans. As of December 31, 1998, $540 million was outstanding under the Credit Facility. The amount which VoiceStream can borrow under the Credit Facility is reduced beginning in 2001, the same year in which repayment of the Credit Facility begins. Debt under the Credit Facility matures on December 31, 2006, for the revolver and the delayed draw term loan, and June 30, 2007, for the other $250 million term loan. The borrowings under the Credit Facility bear interest at variable rates. Substantially all the assets of VoiceStream, other than certain PCS licenses acquired in the FCC's D and E Block auctions and certain other assets, are pledged as security for such debt. The terms of the Credit Facility restrict, among other things, the sale of assets, distribution of dividends or other distributions and loans. As of January 1, 1999, the amount available to borrow under the Credit Facility, which is restricted by certain financial covenants, was $277 million.


     The Hutchison Investment closed in February 1998. Approximately $135 million of the proceeds of the Hutchison Investment was used by VoiceStream for the build-out of its systems during 1998. The remainder of the proceeds was paid to Western Wireless as a repayment of loans made to VoiceStream.


     In 1999, VoiceStream anticipates spending approximately $150 million for the continued expansion of its operating markets and $150 million for the development and expansion of new markets (both amounts include VoiceStream's anticipated spending by Cook Inlet PCS (described below)). VoiceStream will use cash on hand and amounts available for borrowing under the Credit Facility for such purposes. In addition, further funds (which may be significant) will be required to finance the continued growth of its operations, including the build-out of its markets, provide for working capital and service debt. The build-out of additional systems by VoiceStream will require substantial additional funds. The capital cost of completing a project in any particular market, and overall, could vary materially from current estimates. If adequate funds are not available from its existing capital resources, VoiceStream may be required to curtail its service operations or to obtain additional funds. The terms of any additional funds may be less favorable than those contained in current arrangements. In addition to the aforementioned capital expenditures VoiceStream expects to make in 1999, VoiceStream has noncancellable lease agreements for various facilities, including cell-site locations, of approximately $25 million in 1999. The sources of funding for such expenditures will come from the same sources as discussed above. VoiceStream has reached an agreement in principle with one of its infrastructure equipment vendors whereby such vendor would purchase $400,000,000 of VoiceStream's newly designated and issued 12% cumulative senior exchangeable preferred stock. During the first five years following issuance, dividends would be paid in cash or, at VoiceStream's option, in additional shares of exchangeable preferred stock having an aggregate liquidation preference equal to the amount of such dividends. After the fifth anniversary, all dividends would be payable only in cash. In addition, VoiceStream would modify its existing PCS supply agreement with such vendor. The agreement in principle contemplates that the net proceeds of the sale of the exchangeable preferred stock would be used to finance capital expenditures, for working capital purposes and to finance permitted investments and acquisitions. Although VoiceStream is working diligently with the vendor to prepare formal contracts, there can be no assurance that formal contracts will be executed and that such funds will be available to VoiceStream.



     A wholly owned subsidiary of VoiceStream holds a 49.9% interest in Cook Inlet PCS. Cook Inlet PCS is subject to the FCC's build-out requirements and will require significant additional amounts to complete the build-out of its PCS systems and to meet the government debt service requirements on the C and F Block licenses. No principal payments on these licenses are due in 1999. The potential sources of such additional funding include vendor loans, loans or capital contributions by the partners of Cook Inlet PCS or other third party financing. To date, VoiceStream has funded the operations of Cook Inlet PCS through loans evidenced by promissory notes. At December 31, 1998, the wholly owned subsidiary of VoiceStream had advanced funds totaling $65.3 million to Cook Inlet PCS under such promissory notes. VoiceStream does not have any further commitments to fund Cook Inlet PCS. During the second quarter of 1998, Cook Inlet PCS participated in the C Block restructuring options provided by the FCC. The options chosen by Cook Inlet PCS had the effect of reducing its debt by $29.1 million.


     In January 1999, certain partners of Cook Inlet PCS, including VoiceStream, formed another joint venture, Cook Inlet/VoiceStream PCS LLC ("CIVS") (of which 49.9% is owned by VoiceStream and 50.1% is owned by Cook Inlet Region, Inc.) to participate in the FCC's reauction of C and F Block licenses in 1999. VoiceStream contributed $25 million in March 1999 to the deposit required by the FCC to participate in the reauction. CIVS has reached an agreement in principle with one of its infrastructure equipment vendors whereby such vendor would provide to CIVS a $725,000,000 senior credit facility and a $100,000,000 subordinated facility, and CIVS would agree to acquire certain equipment, software and services from such vendor. The agreement in principle contemplates that the net proceeds of the senior secured facility and the subordinated facility would be used to finance capital expenditures, for working capital and to finance permitted investments and acquisitions. The effectiveness of the senior secured facility and the subordinated facility will be conditioned upon CIVS acquiring licenses for BTA's covering at least 2 million persons. The amount available for borrowing pursuant to the senior credit facility and the subordinated facility will be based upon the aggregate number of persons covered by licenses for BTA's acquired by CIVS, with $825 million in the aggregate being available if CIVS acquires licenses for BTA's covering at least 15 million persons and such availability being ratably reduced if CIVS acquired licenses for BTA's covering fewer than 15 million persons. Although CIVS is working diligently with the vendor to prepare formal contracts, there can be no assurance that formal contracts will be executed or that such funds will be available to CIVS.


     After the Spin-off, the NOL carryforwards resulting from VoiceStream's cumulative tax losses will remain with VoiceStream. Pursuant to a tax sharing agreement entered into at the time of the Hutchison Investment, VoiceStream will pay Western Wireless in 1999 an amount representative of the tax benefit of NOLs generated while VoiceStream was a wholly-owned subsidiary of Western Wireless. This payment will not exceed $20 million, net of taxes.

     Net cash used in operating activities was $112.9 million in 1998. Adjustments to the $254.3 million net loss to reconcile to net cash used in operating activities included $83.8 million of depreciation and amortization, and $24.1 million of equity in the net loss of unconsolidated subsidiaries. Other adjustments included changes in operating assets and liabilities, including: (i) an increase of $20.9 million in accrued liabilities, the largest component of which is attributable to an increase in property taxes; and (ii) an increase of $13.7 million in accounts payable, due to the growth of the business. Net cash used in operating activities was $198.1 million in 1997 and $81.3 million in 1996.

     Net cash used in investing activities was $253.6 million in 1998. Investing activities consisted primarily of: (i) purchases of property and equipment of $206.5 million, largely related to the build-out of the wireless network; (ii) investments in and advances to unconsolidated affiliates of $34.3 million, primarily attributable to advances to Cook Inlet PCS for working capital and purchases of property and equipment; and (iii) $12.9 million of additions to licensing costs and other intangible assets, primarily attributable to 16 Local Multipoint Distribution Service (LMDS) licenses acquired in an FCC auction. Net cash used in investing activities was $370.2 million in 1997 and $342.6 million 1996.

     Net cash provided by financing activities was $374.3 million in 1998. Financing activities consisted of: (i) net proceeds from the Hutchison Investment of $244.8, offset by the repayment of advances from Western Wireless of $105.4 million; and (ii) net borrowings on long-term debt of $240.0 million, offset by $5.1 million of financing fees. Net cash provided by financing activities was $563.3 million in 1997 and $429.3 million in 1996.

     In the ordinary course of business, VoiceStream continues to evaluate acquisitions, joint ventures and other potential business transactions. Any such transactions would be financed with the borrowings under the Credit Facility or through the issuance of additional debt or the sale of additional equity. There can be no assurance that such funds will be available to VoiceStream on acceptable or favorable terms.

YEAR 2000 ISSUES

     VoiceStream, like most owners of computer software, will be required to modify significant portions of its software so that it will function properly in the year 2000. Any of VoiceStream's, or its vendors, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. VoiceStream is currently remediating its critical systems to address the year 2000 issue. Critical systems are those whose failure poses a risk of disruption to VoiceStream's ability to provide wireless services, to collect revenues, to meet safety standards, or to comply with legal requirements. VoiceStream expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the year 2000. VoiceStream cannot assure that the remediation of its critical systems will be complete by the year 2000.

     Much of VoiceStream's technology, including technology associated with its critical systems, is purchased from third parties. VoiceStream is dependent on those third parties to assess the impact of the year 2000 issue on the technology and services they supply and to take any necessary corrective action. VoiceStream's plan includes obtaining information from all third parties to determine whether they have accurately assessed the problem and taken corrective action. VoiceStream cannot assure that these third parties will have taken the necessary corrective action prior to the year 2000.

     While costs incurred to date to address the year 2000 issue have not been significant, VoiceStream expects to incur incremental consolidated expenses of not more than $5 million through the end of 1999 to implement its plan for its consolidated critical systems. In addition, VoiceStream has redeployed internal resources to address the problem. The majority of these expenses will be incurred in the first half of 1999. Additionally, VoiceStream will incur capitalized costs that represent ongoing investment in new systems and system upgrades, the timing of which is being accelerated to facilitate year 2000 compliance and which is not expected to have a material impact on VoiceStream's financial position or results of operations. This estimate assumes that third party suppliers have accurately assessed the compliance of their products and that they will successfully correct the issue in non-compliant products. Because of the complexity of correcting the year 2000 issue, actual costs may vary from this estimate.


     Based on its current assessments and its remediation plan, which are based in part upon certain representations of third parties, VoiceStream expects that it will not experience a disruption of its operations as a result of the change to the year 2000. However, there can be no assurance that either VoiceStream or the third parties who have supplied technology used in VoiceStream's critical systems will be successful in taking corrective action in a timely manner. Although VoiceStream has developed contingency plans with respect to its critical systems which VoiceStream believes will successfully avoid service disruption, there as yet can be no assurance that all such disruption can be eliminated. VoiceStream will continuously test and update these plans and systems as long as necessary.

         DESCRIPTION OF WESTERN WIRELESS AND VOICESTREAM CAPITAL STOCK

DESCRIPTION OF WESTERN WIRELESS CAPITAL STOCK


     The authorized capital stock of Western Wireless consists of 300,000,000 shares of Class A Common Stock and Class B Common Stock, no par value, and 50,000,000 shares of preferred stock, no par value (the "Western Wireless Preferred Stock"). As of March 26, 1999, there were 43,040,980 shares of Class A Common Stock outstanding, with 260 holders of record, and 33,458,795 shares of Class B Common Stock issued and outstanding, with 96 holders of record. The foregoing numbers do not include the number of stockholders whose shares are held of record by a broker or clearing agency, but do include each such broker or clearing agency as one record holder.



     As of March 26, 1999, Western Wireless had outstanding options to acquire 4,280,864 shares of its Class A Common Stock, which options had been granted under Western Wireless' management incentive stock option plan. In addition, as of the same date, a participant in a joint venture with a subsidiary of Western Wireless has the right to convert its joint venture interest into 321,334 shares of Western Wireless Class A Common Stock, and an officer of Western Wireless had the right to convert an interest in a Western Wireless affiliate into an indeterminate number of shares of Western Wireless Class A Common Stock. There are no other rights outstanding to acquire Western Wireless stock.



     Western Wireless has never declared a cash dividend with respect to its capital stock and does not anticipate paying any dividends on its capital stock in the foreseeable future. Western Wireless' debt facilities and indentures contain certain restrictions on Western Wireless' ability to declare and pay dividends on its capital stock. The declaration and payment of dividends by Western Wireless are subject to the discretion of Western Wireless' Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, restrictions in loan agreements, if any, and such other factors as Western Wireless' Board of Directors may deem relevant.


     WESTERN WIRELESS COMMON STOCK

     Other than with respect to voting rights, the Class A and Class B have identical rights. The Class A Common Stock has one vote per share and the Class B Common Stock has ten votes per share. Shares of Class B Common Stock generally convert automatically into shares of Class A Common Stock on a share-for-share basis immediately upon any transfer of the Class B Common Stock other than a transfer from an original holder of Class B Common Stock to certain affiliates of such holder.

     Holders of Western Wireless Common Stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights. Subject to preferences that may be applicable to any then-outstanding Western Wireless Preferred Stock, holders of Western Wireless Common Stock will be entitled to receive ratably such dividends as may be declared by the Western Wireless Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Western Wireless, holders of Western Wireless Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding Western Wireless Preferred Stock.

     Western Wireless' Articles of Incorporation permit the redemption of Western Wireless Common Stock from shareholders where necessary to protect Western Wireless' regulatory licenses.

     WESTERN WIRELESS PREFERRED STOCK

     Pursuant to its Articles of Incorporation, Western Wireless is authorized to issue 50,000,000 shares of Western Wireless Preferred Stock, which may be issued from time to time in one or more classes or series or both upon authorization by the Western Wireless Board of Directors. The Western Wireless Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each class or series of Western Wireless Preferred Stock. The issuance of Western Wireless Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Western Wireless Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Western Wireless, discourage bids for Western Wireless Common Stock at a premium or otherwise adversely affect the market price of the Western Wireless Common Stock.

     Western Wireless has no current plans to issue any Western Wireless Preferred Stock.

DESCRIPTION OF VOICESTREAM CAPITAL STOCK


     As of the Effective Date, the authorized capital stock of VoiceStream will consist of 300,000,000 shares of Common Stock, no par value (the "VoiceStream Common Stock") and 50,000,000 shares of preferred stock, no par value (the "VoiceStream Preferred Stock"). There is no VoiceStream Preferred Stock outstanding. As a result of a 7650.21924063-for-1 stock split to be effected prior to the Effective Date in the form of a stock dividend, there will be approximately 95,505,337 shares of VoiceStream Common Stock outstanding, with 2 holders of record, Western Wireless (80.1%) and Hutchison USA (19.9%). On the Effective Date, the 76,499,775 shares held by Western Wireless will be distributed to its shareholders.



     As of the Effective Date, VoiceStream will have issued options to acquire a number of shares of its Common Stock. The number of shares subject to options and the exercise price of options will not be known until after the Effective Date of the Spin-off, and will be determined pursuant to the terms of the Distribution Agreement. See "The Spin-off of VoiceStream Wireless
Corporation -- Agreement and Plan of Distribution; Relationship Between Western Wireless and VoiceStream after the Spin-off, Establishment of VoiceStream Benefit and Compensation Plans." In addition, as of the Effective Date, participants in Cook Inlet PCS are parties to certain Exchange Rights Agreements and have the right to convert or exchange their joint venture interests into 535,515 shares of VoiceStream Common Stock, and participants in CIVS have rights to exchange membership interests into an indeterminant number of shares of VoiceStream Common Stock. There are no other rights outstanding to acquire VoiceStream stock.


     VoiceStream has never declared a cash dividend with respect to its capital stock.

     VOICESTREAM COMMON STOCK


     The VoiceStream Common Stock has one vote per share. Holders of VoiceStream Common Stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights, except that Hutchison USA has a preemptive right that will survive the Spin-off entitling it to acquire a portion of any newly issued equity securities of VoiceStream on the same terms and conditions as such equity securities are being issued to other holders such that Hutchison USA shall be able to retain the same percentage ownership of VoiceStream as existed immediately prior to such issuance. The preemptive right does not apply to any issuances of equity securities in connection with a public sale of equity securities by VoiceStream; a conversion or exchange of outstanding securities; stock dividends; mergers, acquisitions or other reorganizations in which the then current shareholders of VoiceStream would continue to be the only shareholders of VoiceStream or which is effected to carry out an acquisition transaction; or issuances of equity to employees. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the VoiceStream Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of VoiceStream, holders of VoiceStream Common Stock will be entitled to share ratably in all remaining assets after payment of liabilities and the liquidation preference of any then-outstanding VoiceStream Preferred Stock.


     VoiceStream's Articles of Incorporation permit the redemption of VoiceStream Common Stock from shareholders where necessary to protect VoiceStream's regulatory licenses.

     VOICESTREAM PREFERRED STOCK

     Pursuant to its Articles of Incorporation, VoiceStream will be authorized to issue 50,000,000 shares of VoiceStream Preferred Stock, which may be issued from time to time in one or more classes or series or both upon authorization by VoiceStream's Board of Directors. VoiceStream's Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each class or series of VoiceStream Preferred Stock. The issuance of VoiceStream Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of VoiceStream Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of VoiceStream, discourage bids for VoiceStream Common Stock at a premium or otherwise adversely affect the market price of the VoiceStream Common Stock.


    ARTICLES OF INCORPORATION AND CERTAIN STATUTORY PROVISIONS AFFECTING ACQUISITIONS

    AND BUSINESS COMBINATIONS

     The Washington Business Act, Section 23B.19 of the Revised Code of Washington, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" (such as a merger or sale of assets) with an "acquiring person" who acquires more than 10% of the voting securities of the target corporation for a period of five years after such acquisition, unless the transaction is approved by a majority of the members of the target corporation's board of directors prior to the date of the transaction or unless the aggregate amount of the cash and the market value of non-cash consideration received by holders of outstanding shares of any class or series of stock of the target corporation is equal to certain minimum amounts. VoiceStream's Articles of Incorporation provide that it will be subject to such prohibitions and shall remain subject to such prohibitions even if they are repealed. Such prohibitions do not apply to any shareholders who beneficially own ten percent or more of VoiceStream's outstanding voting securities prior to the Spin-off.

MARKET PRICE OF WESTERN WIRELESS COMMON STOCK

     The High/Low prices of Western Wireless' Class A Common Stock on February 5, 1999, the last trading date preceding announcement of the Spin-off, were 25 1/4 and 24 7/8, respectively.

LISTING AND TRADING OF COMPANY COMMON STOCK AND VOICESTREAM COMMON STOCK

     After the Spin-off, both the Western Wireless Common Stock and the VoiceStream Common Stock will be listed and traded on the Nasdaq Stock Market. The combined trading prices of Western Wireless Common Stock and VoiceStream Common Stock may be greater than, less than or equal to the trading price of Western Wireless Common Stock immediately prior to the Spin-off.


     VoiceStream initially will have approximately 360 shareholders of record based upon the number of shareholders of record of Western Wireless as of March 26, 1999. The prices at which the VoiceStream Common Stock will trade will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for the VoiceStream Common Stock, investor perception of VoiceStream and the PCS industry, VoiceStream's dividend policy and general economic and market conditions.


     Shares of VoiceStream Common Stock distributed to Western Wireless' shareholders in the Spin-off will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of VoiceStream pursuant to the Securities Act. Persons who may be deemed to be "affiliates" of VoiceStream after the Spin-off generally include individuals or entities that control, are controlled by, or are under common control with, VoiceStream and may include certain officers and directors of VoiceStream as well as principal shareholders of VoiceStream. Persons who are affiliates of VoiceStream will be permitted to sell their shares of VoiceStream Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth certain information regarding beneficial ownership of Western Wireless Common Stock and VoiceStream Common Stock as of March 26, 1999, by (i) each person who is known by Western Wireless or VoiceStream to own beneficially 5% or more of (a) either class of the Western Wireless Common Stock, or (b) the VoiceStream Common Stock; (ii) each director of Western Wireless and VoiceStream; (iii) each Named Executive Officer of Western Wireless and VoiceStream; and (iv) all directors and officers of each company as a group. The table further sets forth certain information regarding the anticipated beneficial ownership of VoiceStream Common Stock by each of the foregoing persons as a result of the Spin-off. The beneficial ownership of Western Wireless Common Stock will not change as a result of the Spin-off.

     Unless otherwise indicated, all persons listed have sole voting power and investment power with respect to such shares, subject to community property laws, where applicable, and the information contained in the notes to the table.

                                                                                                       PERCENT OF
                                           SHARES OF                     SHARES OF                    VOTING POWER    SHARES OF
                                          WWC CLASS A                   WWC CLASS B                      OF WWC      VOICESTREAM
                                          COMMON STOCK     PERCENT      COMMON STOCK     PERCENT      COMMON STOCK   COMMON STOCK
                                          BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY
            NAME AND ADDRESS                OWNED(1)        OWNED         OWNED(1)        OWNED         OWNED(1)       OWNED(1)
            ----------------              ------------   ------------   ------------   ------------   ------------   ------------
Western Wireless Corporation
 3650 131st Ave. SE
 Bellevue, WA 98006(2)..................           0            *                 0           *              0        76,499,775
Hutchison Whampoa Limited
 22nd Floor, Hutchison House
 10 Harcourt Road
 Hong Kong(2)(6)(20)....................   3,888,888         9.04%                0           *           1.03%       19,005,562
Hellman & Friedman(3)(6)(12)
 One Maritime Plaza, 12th Floor
 San Francisco, CA 94111................         500            *        12,298,997       36.76%         32.57%                0
The Goldman Sachs Group, L.P. and
 related investors(4)(6)(12)
 85 Broad Street, 19th Floor
 New York, NY 10004.....................         250            *         9,799,029       29.29%         25.95%                0
Providence Media Partners L.P.(6)(12)
 c/o Providence Ventures, Inc.
 900 Fleet Center
 50 Kennedy Plaza
 Providence, RI 02903...................         250            *         3,338,768        9.98%          8.84%                0
Franklin Resources, Inc.
 777 Mariners Island Blvd.
 P.O. Box 7777
 San Mateo, CA 94403-7777...............   2,207,910         5.13%                0           *              *                 0
John W. Stanton(5)(6)(7)(14)(16)
 3650 131st Ave. SE
 Bellevue, WA 98006.....................     347,612            *         6,207,799       18.55%         16.53%                0
Theresa E. Gillespie(5)(6)(7)(17)
 3650 131st Ave SE
 Bellevue, WA 98006.....................     347,612            *         6,207,799       18.55%         16.53%                0
Robert R. Stapleton(7)(15)(18)..........     568,575         1.31%           10,187           *              *                 0
Donald Guthrie(7)(15)(16)...............     258,275            *            90,117           *              *                 0
Mikal J. Thomsen(7)(8)(17)..............     278,500            *           295,442           *              *                 0
Alan R. Bender(7)(16)...................     229,725            *            23,517           *              *                 0
Cregg B. Baumbaugh(7)(18)...............     226,625            *            18,290           *              *                 0
John L. Bunce, Jr.(9)(12)(14)...........         500            *        12,298,997       36.76%         32.57%                0
Mitchell R. Cohen(9)(12)(14)............         500            *        12,298,997       36.76%         32.57%                0
Daniel J. Evans(7)(14)..................       2,750            *                 0           *              *                 0
Jonathan M. Nelson(10)(12)(14)..........       6,250            *         3,338,768        9.98%          8.84%                0
Terence M. O'Toole(11)(12)(14)..........  250.......            *         9,799,029       29.29%         25.95%                0
Canning Fok(13)(15).....................   3,888,888         9.04%                0           *           1.03%       19,005,562
Hans R. Snook(13)(15)...................   3,888,888         9.04%                0           *           1.03%       19,005,562
All Western Wireless directors and
 executive officers as a group (11
 persons)(7)(12)(19)....................   1,144,772         2.60%       31,881,185       95.03%         84.73%                0
All VoiceStream directors and executive
 officers as a group (15
 persons)(7)(12)(19)....................   5,649,350        12.73%       31,786,704       95.00%         85.67%       19,005,562

                                                          SHARES OF
                                                         VOICESTREAM      PERCENT
                                                         COMMON STOCK   BENEFICIALLY
                                            PERCENT      BENEFICIALLY      OWNED
                                          BENEFICIALLY   OWNED AFTER     AFTER THE
            NAME AND ADDRESS                 OWNED       SPIN-OFF(1)      SPIN-OFF
            ----------------              ------------   ------------   ------------
Western Wireless Corporation
 3650 131st Ave. SE
 Bellevue, WA 98006(2)..................     80.10%              0.0           *
Hutchison Whampoa Limited
 22nd Floor, Hutchison House
 10 Harcourt Road
 Hong Kong(2)(6)(20)....................     19.90%       22,894,450       23.97%
Hellman & Friedman(3)(6)(12)
 One Maritime Plaza, 12th Floor
 San Francisco, CA 94111................         *        12,299,497       12.88%
The Goldman Sachs Group, L.P. and
 related investors(4)(6)(12)
 85 Broad Street, 19th Floor
 New York, NY 10004.....................         *         9,799,279       10.26%
Providence Media Partners L.P.(6)(12)
 c/o Providence Ventures, Inc.
 900 Fleet Center
 50 Kennedy Plaza
 Providence, RI 02903...................         *         3,339,018        3.50%
Franklin Resources, Inc.
 777 Mariners Island Blvd.
 P.O. Box 7777
 San Mateo, CA 94403-7777...............         *         2,207,910        2.31%
John W. Stanton(5)(6)(7)(14)(16)
 3650 131st Ave. SE
 Bellevue, WA 98006.....................         *         6,555,411        6.85%
Theresa E. Gillespie(5)(6)(7)(17)
 3650 131st Ave SE
 Bellevue, WA 98006.....................         *         6,555,411        6.85%
Robert R. Stapleton(7)(15)(18)..........         *           578,762           *
Donald Guthrie(7)(15)(16)...............         *           348,392           *
Mikal J. Thomsen(7)(8)(17)..............         *           573,942           *
Alan R. Bender(7)(16)...................         *           253,242           *
Cregg B. Baumbaugh(7)(18)...............         *           224,915           *
John L. Bunce, Jr.(9)(12)(14)...........         *        12,299,497       12.88%
Mitchell R. Cohen(9)(12)(14)............         *        12,299,497       12.88%
Daniel J. Evans(7)(14)..................         *             2,750           *
Jonathan M. Nelson(10)(12)(14)..........         *         3,345,018        3.50%
Terence M. O'Toole(11)(12)(14)..........         *         9,799,279       10.26%
Canning Fok(13)(15).....................     19.90%       22,894,450       23.97%
Hans R. Snook(13)(15)...................     19.90%       22,894,450       23.97%
All Western Wireless directors and
 executive officers as a group (11
 persons)(7)(12)(19)....................         *        33,025,957       34.22%
All VoiceStream directors and executive
 officers as a group (15
 persons)(7)(12)(19)....................     19.90%       56,441,616       58.27%

NOTES TO BENEFICIAL OWNERSHIP TABLE
---------------
   * Less than 1% of the outstanding shares of Common Stock.


 (1) Computed in accordance with Rule 13d-3(d)(1) of the Exchange Act. In order to allow a distribution of one share of VoiceStream Common Stock for each share of Western Wireless Common Stock outstanding at the time of the Spin-off, VoiceStream will effectuate a stock split of its shares immediately prior to the Spin-off. All VoiceStream Common Stock set forth in the table reflects the results of such stock split.



 (2) Parties or affiliates of parties to a shareholders agreement, which provides that the parties thereto will vote their shares of VoiceStream Common Stock in favor of the election of certain directors designated by each of Western Wireless and Hutchison, will have certain rights of first offer or first refusal, preemptive rights and registration rights and Hutchison will have certain approval rights with respect to Western Wireless employment contracts. The parties to this agreement anticipate that its provisions relevant to Hutchison's right to designate certain directors shall be incorporated into a voting agreement with respect to the VoiceStream Common Stock. With the exception of preemptive rights and registration rights in favor of Hutchison, this will be terminated effective with the Spin-off. See "-- VoiceStream Voting Agreement" below.


 (3) Consists of shares held by Hellman & Friedman Capital Partners II, L.P. ("HFCP"), H&F Orchard Partners, L.P. ("HFOP") and H&F International Partners, L.P. ("HFIP"), which are in turn beneficially owned by their respective general partners and Warren Hellman, individually and as a trustee of The Hellman Family Revocable Trust dated December 17, 1984 (the "Hellman Trust," and, with HFCP, HFOP and HFIP, the "Hellman Entities"). HFCP owns of record 11,108,169 shares of Western Wireless Class B Common Stock, HFOP owns of record 993,648 shares of Western Wireless Class B Common Stock and HFIP owns of record 197,180 shares of Western Wireless Class B Common Stock. HFCP, HFOP and HFIP are California limited partnerships, the sole general partners of which are entities indirectly controlled by the Hellman Trust. The principal business of each of such partnerships is to make strategic investments in a variety of special situations, including restructurings, recapitalizations and buyouts. Warren Hellman is a trustee of the Hellman Trust and is a citizen of the United States. Warren Hellman, individually and as a trustee of the trust, shares voting and investment power with respect to the shares of Western Wireless Class B Common Stock held by the Hellman Entities. The total number of shares of VoiceStream Common Stock held by the Hellman Entities after the spin-off will be identical to their current holdings of shares of Western Wireless Class A and Class B Common Stock.

 (4) Consists of (i) 8,986,738 shares of Western Wireless Class B Common Stock held of record by GS Capital Partners, L.P. ("GS Capital"), (ii) 470,401 shares of Western Wireless Class B Common Stock held of record by Stone Street Fund 1992, L.P. ("Stone Street"), (iii) 273,069 shares of Western Wireless Class B Common Stock held of record by Bridge Street Fund 1992, L.P. ("Bridge Street") and (iv) 68,821 shares of Western Wireless Class B Common Stock held of record by The Goldman Sachs Group, L.P. ("GS Group," and, with GS Capital, Stone Street and Bridge Street, the "Goldman Sachs Entities"). Each of GS Capital, Stone Street and Bridge Street is an investment limited partnership, the general partner, the managing general partner or the managing partner of which is an affiliate of GS Group. GS Group disclaims beneficial ownership of shares held by such investment partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group and its affiliates. The total number of shares of VoiceStream Common Stock held by the Goldman Sachs Entities after the spin-off will be identical to their current holdings of shares of Western Wireless Class A and Class B Common Stock.


 (5) Mr. Stanton is a director and Named Executive Officer of both Western Wireless and VoiceStream. Ms. Gillespie is an executive officer of Western Wireless. Mr. Stanton and Ms. Gillespie are married. Includes (i) 1,686,069 shares of Western Wireless Class B Common Stock held of record by PN Cellular, Inc. ("PN Cellular"), which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, (ii) 1,274,520 shares of Western Wireless Class B Common Stock held of record by Stanton Communications Corporation ("SCC"), which is substantially owned and controlled by

     Mr. Stanton and Ms. Gillespie, (iii) 105,000 shares of Western Wireless Class A Common Stock and 3,087,774 shares of Western Wireless Class B Common Stock held by Mr. Stanton and Ms. Gillespie, as tenants in common,
     (iv) 5,000 shares of Western Wireless Class A Common stock and 159,437 shares of Western Wireless Class B Common Stock held of record by The Stanton Family Trust; and (v) 90,000 shares and 15,000 shares of Western Wireless Class A Common Stock held of record by each of Mr. Stanton and Ms. Gillespie, respectively, pursuant to Western Wireless' 1997 Executive Restricted Stock Plan. Mr. Stanton and Ms. Gillespie share voting and investment power with respect to the shares jointly owned by them, as well as the shares held of record of PN Cellular, SCC and The Stanton Family Trust. Mr. Stanton, Ms. Gillespie, PN Cellular, SCC and The Stanton Family Trust are referred to collectively as the "Stanton Entities." The total number of shares of VoiceStream Common Stock held by the Stanton Entities after the Spin-off will be identical to their current holdings of shares of Western Wireless Class A and Class B Common Stock.



 (6) Parties or affiliates of parties to a voting agreement, which provides that the parties thereto will vote their shares of Western Wireless Common Stock in favor of the election as directors of Western Wireless the Chief Executive Officer of Western Wireless, one person designated by Stanton and Providence Media Partners L.P. ("Providence"), one person designated by Goldman, Sachs & Co. ("Goldman Sachs"), two persons designated by the Hellman Entities and one person selected by a majority of such designated persons, subject to the ownership requirements set forth therein. The parties, together with Hutchison, expect to enter into a similar agreement with respect to their shares of VoiceStream Common Stock. See
     "-- VoiceStream Voting Agreement" below.


 (7) Includes aggregate exercisable options, within 60 days of March 26, 1999, to purchase Western Wireless Class A Common Stock; does not include unexercisable options. May include stock jointly or separately owned with or by spouse.


 (8) Mr. Thomsen jointly holds voting and investment power with respect to all of such shares with Lynn C. Thomsen, his wife, except for shares issued or issuable upon the exercise of stock options. Includes 172,484 shares of Western Wireless Class B Common Stock beneficially owned by Mr. Thomsen through his ownership of approximately 10.2% of PN Cellular. Mr. Thomsen does not have voting control over such shares. The total number of shares of VoiceStream Common Stock held by Mr. Thomsen after the Spin-off will be identical to his current holdings of shares of Western Wireless Class A and Class B Common Stock.



 (9) Mr. Bunce and Mr. Cohen may each be deemed to be the owner of the 12,299,497 shares of Western Wireless and 12,299,497 shares of VoiceStream Common Stock owned by the Hellman Entities as they are officers of the corporate general partners of the Hellman Entities. Each of Mr. Bunce and Mr. Cohen disclaim beneficial ownership of shares held by the Hellman Entities to the extent interests in such entities are held by persons other than such individual.



(10) Mr. Nelson may be deemed to be the owner of the 3,338,768 shares of Western Wireless and 3,338,768 shares of VoiceStream Common Stock owned by Providence, as he is a managing general partner of Providence Ventures, L.P., the general partner of the general partner of Providence. Mr. Nelson disclaims beneficial ownership of shares held by Providence to the extent interests in Providence are held by persons other than Mr. Nelson.


(11) Mr. O'Toole, who is a managing director of Goldman Sachs, disclaims beneficial ownership of shares which may be deemed to be beneficially owned by GS Group, except to the extent of his pecuniary interest therein.

(12) Includes aggregate exercisable options, within 60 days of March 26, 1999, to purchase Western Wireless Class A Common Stock; does not include unexercisable options. Options granted to Messrs. Bunce and Cohen are held for the benefit of HFCP; options granted to Mr. Nelson are held for the benefit of Providence; and options granted to Mr. O'Toole are held for the benefit of GS Group.


(13) Messrs. Fok and Snook may each be deemed to be the owner of the 3,888,888 shares of Western Wireless Class A Common Stock and 19,005,562 shares of VoiceStream Common Stock owned by the Hutchison Entities (as defined below), as Mr. Fok is the Group Managing Director of Hutchison and Mr. Snook is the Group Managing Director of an affiliate of Hutchison and a Director of a separate affiliate of Hutchison. Each of Mr. Fok and Mr. Snook disclaim beneficial ownership of Western Wireless and VoiceStream shares held by Hutchison to the extent interests in Hutchison are held by persons other than such individual. The total number of shares of VoiceStream Common Stock Messrs. Fok and Snook may each be deemed to be the owner of after the Spin-off will be identical to the current holdings of shares of Western Wireless Class A Common Stock owned by Hutchison and the holdings of shares of VoiceStream Common Stock owned by Hutchison.


(14) Director of both Western Wireless and VoiceStream.

(15) Director of VoiceStream only.

(16) Named Executive Officer of both Western Wireless and VoiceStream.

(17) Named Executive Officer of Western Wireless only.

(18) Named Executive Officer of VoiceStream only.


(19) In determining the aggregate number of shares owned by Western Wireless and VoiceStream directors and executive officers, only the maximum number of shares which such individuals may collectively control at any given time have been included.



(20) Consists of shares held by Hutchison Telecommunications (USA) Limited ("Hutchison Telecom") and Hutchison USA, subsidiaries of Hutchison (collectively, the "Hutchison Entities"). Hutchison Telecom currently owns of record 3,888,888 shares of Western Wireless Class A Common Stock and Hutchison USA currently owns of record 19,005,562 shares of VoiceStream Common Stock. The Hutchison Entities' principal business is property development and holdings; ports and related services; retail; manufacturing and other services; telecommunications; and energy, infrastructure, finance and investment. Following the VoiceStream stock split, Hutchison USA will own 19,005,562 shares of VoiceStream Common Stock. The total number of shares of VoiceStream Common Stock held by Hutchison Telecom after the Spin-off will be identical to its current holdings of shares of Western Wireless Class A Common Stock.



VOICESTREAM VOTING AGREEMENT



     In connection with the Spin-off, the Hellman Entities, the Goldman Sachs Entities, the Stanton Entities, Providence and the Hutchison Entities, will enter into a voting agreement (the "VoiceStream Voting Agreement"), similar to the voting agreement with respect to Western Wireless.



     The VoiceStream Voting Agreement provides that the parties thereto shall vote their shares of VoiceStream Common Stock for the election of ten members designated as follows:



          (i) Mr. Stanton, so long as he is the Chief Executive Officer of VoiceStream or he beneficially owns 4,500,000 shares of Common Stock;



          (ii) so long as the Hellman Entities beneficially own at least (A) 9,800,000 shares of VoiceStream Common Stock, two persons designated by the Hellman Entities or (B) 4,500,000 shares of VoiceStream Common Stock, one person designated by the Hellman Entities;



          (iii) so long as the Hutchison Entities beneficially own at least (A) 9,800,000 shares of VoiceStream Common Stock, two persons designated by the Hutchison Entities or (B) 4,500,000 shares of VoiceStream Common Stock, one person designated by the Hutchison Entities;



          (iv) so long as the Goldman Sachs Entities beneficially own at least 4,500,000 shares of VoiceStream Common Stock, one person designated by Goldman Sachs;



          (v) so long as the Stanton Entities and Providence collectively beneficially own at least 4,500,000 shares of VoiceStream Common Stock, one person designated by majority vote of the Stanton Entities and Providence (such designee being in addition to Mr. Stanton if he is then serving on the VoiceStream Board of Directors by reason of being the Chief Executive Officer of VoiceStream); the Stanton Entities will agree that (x) so long as Mr. Stanton is serving as Chief Executive Officer or he beneficially owns at least 4,500,000 shares of VoiceStream Common Stock,
     (y) the Stanton Entities and Providence collectively beneficially own at least 4,500,000 shares of VoiceStream Common Stock, and (z) Providence beneficially owns at least 2,500,000 shares of VoiceStream Common Stock, the Stanton Entities shall vote their shares of VoiceStream Common Stock for one member of the VoiceStream Board of Directors designated by Providence; and (vi) three members of the VoiceStream Board of Directors selected by a majority of the persons selected as described above.



     In addition, the Hutchison Entities shall have the right to designate an additional director (and the Board shall in each case be expanded by one member to accommodate such new designee) when the Hutchison Entities' aggregate ownership of the VoiceStream Common Stock exceeds each of the following thresholds: 27.25%, 33.33%, 38.5%, 42.9%, 44.67% and 50%. The Goldman Sachs
Entities are limited in their voting power pursuant to provisions of VoiceStream's Articles of Incorporation.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "SEC") by Western Wireless (SEC File No. 0-28160) are incorporated by reference in this Information Statement:


     1. Western Wireless' Annual Report on Form 10-K for the year ended December 31, 1998.



     2. Western Wireless' Proxy Statement dated May 21, 1998 and 1998 Annual Report.



     3. Western Wireless' Current Reports on Form 8-K, filed February 8, 1999 and February 18, 1999.


     All documents filed by Western Wireless pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Information Statement and prior to the completion of the Spin-off shall be deemed to be incorporated by reference into this Information Statement and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.


     Western Wireless hereby undertakes to provide without charge to each person to whom this Information Statement has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Western Wireless shall deliver the requested information by first class mail or other equally prompt means within one business day of receipt of such request. Written or telephone requests should be directed to Investor Relations Department, Western Wireless Corporation, 3650 131st Avenue S.E., Bellevue, Washington, 98006, at telephone number (425) 586-8700.


                             ADDITIONAL INFORMATION

     Western Wireless is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, Western Wireless files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the SEC maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

     Any statement contained herein shall be deemed to be modified or superseded for the purpose of this Information Statement to the extent that a subsequent statement contained herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Information Statement.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

       VOICESTREAM WIRELESS CORPORATION CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Public Accountants....................     F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................     F-3
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1997 and 1996..........................     F-4
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1998, 1997 and 1996..............     F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996..........................     F-6
Notes to Consolidated Financial Statements..................     F-7
Schedule I -- Valuation and Qualifying Accounts.............    F-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of VoiceStream Wireless Corporation:

     We have audited the accompanying consolidated balance sheets of VoiceStream Wireless Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements and schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VoiceStream Wireless Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of consolidated financial statements is presented for purpose of complying with the Securities and Exchange Commission rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Seattle, Washington
February 18, 1999

                        VOICESTREAM WIRELESS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                 1998        1997
                                                              ----------   --------
Current assets:
  Cash and cash equivalents.................................  $    8,057   $    337
  Accounts receivable, net of allowance for doubtful
     accounts of $5,715 and $2,040, respectively............      24,766     18,375
  Inventory.................................................      20,182     22,716
  Prepaid expenses and other current assets.................       6,393      8,517
                                                              ----------   --------
          Total current assets..............................      59,398     49,945
Property and equipment, net of accumulated depreciation of
  $151,408 and $73,878, respectively........................     619,280    420,638
Licensing costs and other intangible assets, net of
  accumulated amortization of $13,799 and $7,454,
  respectively..............................................     312,040    315,653
Investments in and advances to unconsolidated affiliates....      60,938     36,055
                                                              ----------   --------
                                                              $1,051,656   $822,291
                                                              ==========   ========

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   16,172   $  2,503
  Accrued liabilities.......................................      45,566     24,625
  Construction accounts payable.............................      58,217      6,310
  Payable to Western Wireless...............................       5,071     92,746
                                                              ----------   --------
          Total current liabilities.........................     125,026    126,184
                                                              ----------   --------
Long-term debt..............................................     540,000    300,000
Commitments (Note 8)
Shareholders' equity:
  Preferred stock, par value of $0.001; 10,000 shares
     authorized; no shares issued and outstanding
  Common stock, par value of $0.001, and paid-in capital;
     50,000 shares authorized; 12,484 and 10,000 Class A
     shares issued and outstanding, respectively............     994,789    750,000
  Deficit...................................................    (608,159)  (353,893)
                                                              ----------   --------
          Total shareholders' equity........................     386,630    396,107
                                                              ----------   --------
                                                              $1,051,656   $822,291
                                                              ==========   ========

          See accompanying notes to consolidated financial statements.

                        VOICESTREAM WIRELESS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                                                             1998          1997         1996
                                                          -----------    ---------    --------
Revenues:
  Subscriber revenues...................................  $   123,966    $  52,360    $  7,794
  Roamer revenues.......................................        3,506          227
  Equipment sales.......................................       40,490       25,143       9,745
                                                          -----------    ---------    --------
          Total revenues................................      167,962       77,730      17,539
                                                          -----------    ---------    --------
Operating expenses:
  Cost of service.......................................       50,978       43,183      12,470
  Cost of equipment sales...............................       77,071       53,469      20,789
  General and administrative............................       75,343       51,678      20,209
  Sales and marketing...................................       85,447       59,466      31,505
  Depreciation and amortization.........................       83,767       66,875      14,395
                                                          -----------    ---------    --------
          Total operating expenses......................      372,606      274,671      99,368
                                                          -----------    ---------    --------
Operating loss..........................................     (204,644)    (196,941)    (81,829)
                                                          -----------    ---------    --------
Other income (expense):
  Interest and financing expense, net...................      (34,118)     (57,558)     (3,607)
  Equity in net loss of unconsolidated affiliates.......      (24,120)      (9,327)       (954)
  Interest income and other.............................        8,616           11          40
                                                          -----------    ---------    --------
          Total other income (expense)..................      (49,622)     (66,874)     (4,521)
                                                          -----------    ---------    --------
          Net loss......................................  $  (254,266)   $(263,815)   $(86,350)
                                                          ===========    =========    ========

Pro forma basic and diluted loss per common share.......  $     (2.75)
                                                          ===========
Weighted average common shares used in computing pro
  forma basic and diluted loss per common share.........   92,387,000
                                                          ===========


          See accompanying notes to consolidated financial statements.

                        VOICESTREAM WIRELESS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                     COMMON STOCK
                                             -----------------------------
                                                                PAR VALUE                      TOTAL
                                                               AND PAID-IN                 SHAREHOLDERS'
                                             CLASS A SHARES      CAPITAL       DEFICIT        EQUITY
                                             --------------    -----------    ---------    -------------
Balance, January 1, 1996...................      10,000         $151,481      $  (3,728)     $147,753
  Additional capital contributions.........                       80,250                       80,250
  Net loss.................................                                     (86,350)      (86,350)
                                                 ------         --------      ---------      --------
Balance, December 31, 1996.................      10,000          231,731        (90,078)      141,653
  Additional capital contributions.........                      518,269                      518,269
  Net loss.................................                                    (263,815)     (263,815)
                                                 ------         --------      ---------      --------
Balance, December 31, 1997.................      10,000          750,000       (353,893)      396,107
  Issuance of common stock, net............       2,484          244,789                      244,789
  Net loss.................................                                    (254,266)     (254,266)
                                                 ------         --------      ---------      --------
Balance, December 31, 1998.................      12,484         $994,789      $(608,159)     $386,630
                                                 ======         ========      =========      ========

          See accompanying notes to consolidated financial statements.

                        VOICESTREAM WIRELESS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1998         1997         1996
                                                          ---------    ---------    ---------
Operating Activities:
  Net loss..............................................  $(254,266)   $(263,815)   $ (86,350)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization......................     83,767       66,875       14,395
     Equity in net loss of unconsolidated affiliates....     24,120        9,327          954
     Other, net.........................................        571        1,122           62
     Changes in operating assets and liabilities, net of
       effects from consolidating acquired interests:
       Accounts receivable, net.........................     (6,391)     (12,969)      (5,406)
       Inventory........................................      2,534       (2,581)     (20,135)
       Prepaid expenses and other current assets........      2,124       (4,957)      (1,899)
       Accounts payable.................................     13,669       (8,068)       9,419
       Accrued liabilities..............................     20,941       16,937        7,688
                                                          ---------    ---------    ---------
     Net cash used in operating activities..............   (112,931)    (198,129)     (81,272)
                                                          ---------    ---------    ---------
Investing activities:
  Purchase of property and equipment....................   (206,503)    (264,432)    (234,362)
  Additions to licensing costs and other intangible
     assets.............................................    (12,871)     (71,634)     (84,113)
  Acquisition of wireless properties, net of cash
     acquired...........................................                  (4,645)
  Investments in and advances to unconsolidated
     affiliates, net....................................    (34,259)     (37,240)      (1,492)
  Deposit held by FCC...................................                              (23,500)
  Refund of deposit held by FCC.........................                   7,749
  Other.................................................                                  880
                                                          ---------    ---------    ---------
     Net cash used in investing activities..............   (253,633)    (370,202)    (342,587)
                                                          ---------    ---------    ---------
Financing activities:
  Proceeds from issuance of common stock, net...........    244,789
  Additions to long-term debt...........................    540,000      157,000      130,000
  Repayment of long term-debt...........................   (300,000)
  Advances from (repayment to) Western Wireless, net....   (105,446)     406,254      219,000
  Deferred financing fees...............................     (5,059)
  Equity contributions from Western Wireless............                               80,250
                                                          ---------    ---------    ---------
     Net cash provided by financing activities..........    374,284      563,254      429,250
                                                          ---------    ---------    ---------
Change in cash and cash equivalents.....................      7,720       (5,077)       5,391
Cash and cash equivalents, beginning of year............        337        5,414           23
                                                          ---------    ---------    ---------
Cash and cash equivalents, end of year..................  $   8,057    $     337    $   5,414
                                                          =========    =========    =========

          See accompanying notes to consolidated financial statements.

                        VOICESTREAM WIRELESS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. ORGANIZATION

     VoiceStream Wireless Corporation ("VoiceStream") was formed in 1994 as "Western PCS Corporation". VoiceStream is an 80.1% owned subsidiary of Western Wireless Corporation ("Western Wireless"). The remaining 19.9% is indirectly owned by Hutchison Whampoa Limited, a Hong Kong company. VoiceStream provides wireless communications services in urban markets in the United States through the ownership and operation of personal communications services ("PCS") licenses. VoiceStream has commenced commercial operations in ten markets under the VoiceStream(R) brand name using the GSM technology. Additionally, VoiceStream PCS services are offered in three additional markets in conjunction with joint ventures.

     VoiceStream expects to incur significant operating losses and to generate negative cash flows from operating activities during the next several years while it expands its PCS systems and customer base. These losses are expected to be financed through borrowings or the issuance of new debt or additional equity. There can be no assurance that such funds will be available to VoiceStream on acceptable or favorable terms.


     On February 8, 1999, Western Wireless announced its intention to separate VoiceStream from Western Wireless' other operations (the "Spin-off"). Western Wireless has received a favorable ruling by the Internal Revenue Service for a tax free spin-off, and the approval by its board of directors to take the necessary steps to complete the Spin-off. Western Wireless will distribute all of its interest in VoiceStream to its shareholders upon the Spin-off. Although VoiceStream has been operated separately from Western Wireless' other operations and has been a separate legal entity since its inception, the Spin-off will establish VoiceStream as a stand-alone entity with objectives separate from those of Western Wireless. The Spin-off is subject to numerous conditions including, among others, the receipt of certain government and third party approvals. There is no assurance that such conditions will be met to complete the Spin-off. See further information on the relationship between VoiceStream and Western Wireless in footnote 15.


 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements include the accounts of VoiceStream, its wholly owned subsidiaries and its affiliate investments in which VoiceStream has a greater than 50% interest. All affiliate investments in which VoiceStream has between a 20% and 50% interest are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated.

  Cash and cash equivalents

     Cash and cash equivalents generally consist of cash and marketable securities that have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value.

  Revenue recognition

     Service revenues based on customer usage are recognized at the time the service is provided. Access and special feature service revenues are recognized when earned. Sales of equipment, primarily handsets, are recognized when the goods are delivered to the customer.

  Inventory

     Inventory consists primarily of handsets and accessories. Inventory is stated at the lower of cost or market, determined on a first-in, first-out basis.

                        VOICESTREAM WIRELESS CORPORATION

  Property and equipment and depreciation

     Property and equipment are stated at cost. Depreciation commences once the assets have been placed in service and is computed using the straight-line method over the estimated useful lives of the assets which primarily range from three to twenty years.

  Licensing costs and other intangible assets and amortization

     Licensing costs primarily represent costs incurred to acquire PCS licenses issued by the FCC. Amortization begins with the commencement of service to customers and is computed using the straight-line method over 40 years. Other intangible assets consist primarily of deferred financing costs. Deferred financing costs are amortized using the effective interest method over the term of the loan.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of," VoiceStream periodically evaluates whether there has been any indication of impairment of its long-lived assets, including its licensing costs and other intangibles. As of December 31, 1998, there has been no indication of such impairment.

  Capitalized interest

     VoiceStream's PCS licenses and wireless communications systems represent qualified assets pursuant to SFAS No. 34, "Capitalization of Interest Cost." VoiceStream capitalized interest of $1.8 million in 1998 and $4.0 million in 1997.

  Income taxes

     Deferred tax assets and liabilities are recognized based on temporary differences between the financial statements and the tax bases of assets and liabilities using enacted tax rates expected to be in effect when they are realized. A valuation allowance against deferred tax assets is recorded, if, based upon weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. For income tax purposes, VoiceStream's results have been included in the consolidated federal income tax return of Western Wireless. The provision/benefit for income taxes has been computed as if VoiceStream filed a separate federal income tax return using the tax rate applicable to Western Wireless on a consolidated basis. After the Spin-off, VoiceStream's results of operations will no longer be included in Western Wireless' consolidated tax return.

  Loss per common share


     Basic and diluted loss per common share is calculated using the weighted average number of common shares outstanding during the period. The number of shares outstanding is calculated based on the requirements of SFAS No. 128, "Earnings Per Share." Proforma net loss per share for 1998 is calculated using the weighted average number of Western Wireless common shares outstanding for the period plus the split-adjusted weighted average number of VoiceStream common shares outstanding owned by Hutchison for the period. Given the historical capital structure of VoiceStream as a subsidiary of Western Wireless and the changes therein to be effected by the Spin-off, historical loss per share amounts are not presented in the financial statements of VoiceStream as they are not considered to be meaningful.


  Fair value of financial instruments

     As required under the Credit Facility (as defined in Note 7), VoiceStream enters into interest rate swap and cap agreements to manage interest rate exposure pertaining to long-term debt. VoiceStream has only limited involvement with these financial instruments, and does not use them for trading purposes. In

                        VOICESTREAM WIRELESS CORPORATION
addition, VoiceStream has historically held derivative financial instruments to maturity and has never recognized a material gain or loss on disposal. It is VoiceStream's intent to hold existing financial instruments to maturity. Interest rate swaps are accounted for on an accrual basis, the income or expense of which is included in interest expense. Premiums paid to purchase interest rate cap agreements are classified as an asset and amortized to interest expense over the terms of the agreements. These transactions do not subject VoiceStream to risk of loss because gains and losses on these contracts are offset against losses and gains on the underlying liabilities. No collateral is held in relation to VoiceStream's financial instruments.

     The carrying value of VoiceStream's short-term financial instruments approximates fair value due to the short maturity of these instruments. The fair value of long-term debt is based on incremental borrowing rates currently available on loans with similar terms and maturities.

  Supplemental cash flow disclosure

     Cash paid for interest (net of amounts capitalized) was $26.8 million in 1998 and $17.8 million in 1997. Cash paid for interest in 1996 was offset entirely by amounts capitalized.

     Non-cash investing and financing activities were as follows (dollars in thousands):

                                                                FOR YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1998        1997      1996(1)
                                                              -------    --------    --------
Contribution of wireless licenses to joint ventures.........  $14,744
Conversion of FCC deposit to wireless license...............             $ 17,251
Conversion of payable to Western Wireless to equity (See
  Note 14)..................................................             $518,269

---------------
(1) There were no non-cash investing or financing activities in 1996.

  Estimates used in preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Reclassifications

     Certain amounts in prior year's financial statements have been reclassified to conform with the 1998 presentation.

  Recently issued accounting standards

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." It requires the recognition of all derivatives as either assets or liabilities and the measurement of those instruments at fair value. The required adoption period is effective for the issuance of VoiceStream's March 31, 2000, quarterly financial statements. The implementation of SFAS No. 133 is not expected to have a material impact on VoiceStream's financial position or results of operations.

     The American Institute of Certified Public Accountants recently issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organizational activities. It requires costs of start-up activities and

                        VOICESTREAM WIRELESS CORPORATION
organizational costs to be expensed as incurred. SOP 98-5 is not expected to materially affect the financial position or results of operations of the Company. The required adoption period is effective for the issuance of VoiceStream's December 31, 1999, financial statements.

  Stock-based compensation plans

     VoiceStream has not historically had stock-based compensation plans separate from Western Wireless. However, VoiceStream intends to adopt its own stock plans upon the Spin-off. VoiceStream will apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in measuring compensation costs for its stock options after the Spin-off. VoiceStream will disclose pro forma net income (loss) and net income
(loss) per share as if compensation costs had been determined consistent with the SFAS No. 123, "Accounting for Stock-based Compensation". VoiceStream has no stock options outstanding as of December 31, 1998.

 3. PROPERTY AND EQUIPMENT

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
Land, buildings, and improvements...........................  $  15,549     $ 11,168
Wireless communications systems.............................    459,710      391,269
Furniture and equipment.....................................     57,840       39,419
                                                              ---------     --------
                                                                533,099      441,856
Less accumulated depreciation...............................   (151,408)     (73,878)
                                                              ---------     --------
                                                                381,691      367,978
Construction in progress....................................    237,589       52,660
                                                              ---------     --------
                                                              $ 619,280     $420,638
                                                              =========     ========

     Depreciation expense was $77.6 million in 1998, $61.2 million in 1997 and $12.6 million in 1996.

 4. LICENSING COSTS AND OTHER INTANGIBLE ASSETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Licensing costs.............................................  $320,834     $322,606
Other intangible assets.....................................     5,005          501
                                                              --------     --------
                                                               325,839      323,107
Accumulated amortization....................................   (13,799)      (7,454)
                                                              --------     --------
                                                              $312,040     $315,653
                                                              ========     ========

     Amortization expense was $6.2 million in 1998, $5.7 million in 1997 and $1.8 million in 1996.

 5. INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

     A subsidiary of VoiceStream holds a 49.9% interest in Cook Inlet Western Wireless PV/SS PCS, LP ("Cook Inlet PCS"). Cook Inlet PCS is subject to the FCC's build-out requirements and will require significant additional amounts to complete the build-out of its PCS systems and to meet the government debt service requirements on the C and F Block licenses. The potential sources of such additional funding include vendor loans, loans or capital contributions by the partners of Cook Inlet PCS or other third party financing. VoiceStream funded the operations of Cook Inlet PCS during 1998 and 1997 through loans

                        VOICESTREAM WIRELESS CORPORATION
evidenced by promissory notes which are due 180 days after the date of issuance. The weighted average interest rate was 15% for 1998 and 1997. All promissory notes that have come due were replaced with new promissory notes. The total investment in Cook Inlet PCS, including advances under such promissory notes, was $47.9 million at December 31, 1998, and $36.1 million at December 31, 1997.

     During the second quarter of 1998, Cook Inlet PCS, participated in the C Block restructuring options provided by the FCC. The FCC provided for various options, including: (1) to return to the FCC entire licenses purchased in the C Block auction and be relieved of 100% of the related debt ("Amnesty"); and (2) to return 15 MHz, from a total of 30 MHz, of the licenses purchased in the auction and be relieved of one half of the related debt ("Disaggregation"). Of the licenses purchased in the C Block auction, Cook Inlet PCS chose Amnesty for two BTA licenses and Disaggregation for 11 BTA licenses. This resulted in a reduction of Cook Inlet PCS's debt of $29.1 million and a gain of $3.9 million, due to the retroactive adjustment of interest due on the related debt, the effect of which reduced the equity losses picked up by VoiceStream for the second quarter.

     In September 1997, a wholly owned subsidiary of VoiceStream and a subsidiary of Iowa Network Services, Inc., formed a limited partnership to build and operate a PCS network under the VoiceStream brand name covering certain metropolitan areas in Iowa and the major interstate and state highways linking such areas. In 1998 VoiceStream contributed certain licenses that it purchased in the FCC's A and D Block auctions for approximately $12.3 million to the venture for an approximate 38% ownership interest.

     In July 1998, VoiceStream entered into an agreement to form a joint venture with STPCS Investment, LLC and Americall International, LLC that will operate certain PCS markets in south Texas under the VoiceStream brand name. VoiceStream contributed certain licenses that it purchased in the FCC's D Block auction for approximately $2.5 million to the venture for an approximate 18% ownership interest.

 6. ACCRUED LIABILITIES

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Accrued payroll and benefits................................   $ 6,558      $ 1,504
Accrued advertising and marketing...........................     2,252        2,654
Accrued interest expense....................................     2,823          797
Accrued property taxes......................................    21,482       10,066
Accrued interconnect charges................................     3,986        1,865
Other.......................................................     8,465        7,739
                                                               -------      -------
                                                               $45,566      $24,625
                                                               =======      =======

 7. LONG-TERM DEBT

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Credit Facility:
  Revolver..................................................  $290,000
  Term Loan.................................................   250,000
Vendor Facility.............................................               $300,000
                                                              --------     --------
                                                              $540,000     $300,000
                                                              ========     ========

                        VOICESTREAM WIRELESS CORPORATION

     In June 1998, a wholly owned subsidiary of VoiceStream (the "Borrower") entered into a $1 billion credit facility with a consortium of lenders (the "Credit Facility"). The Credit Facility consists of $500 million in revolving credit and $250 million in a delayed draw term loan (collectively the "Revolver"), and a term loan (the "Term Loan") for $250 million. Beginning September 2001, the amount available to borrow under the Revolver and the principal balance of the Term Loan are to be reduced by various percentages each year. The Revolver and the Term Loan are due in their entirety on December 31, 2006, and June 30, 2007, respectively. The Credit Facility also contains certain financial covenants, which, among other things, impose limitations on the amount of indebtedness, limit the amount of capital spending and impose limitations on acquisitions and investments. The repayment of the Credit Facility is secured by, among other things, the grant of a security interest in substantially all of the assets of the Borrower and its subsidiaries.

     Under the Credit Facility, interest is payable at an applicable margin in excess of a prevailing rate. The prevailing rate is based on the prime rate or LIBOR at the Borrower's option. The applicable margin on the Credit Facility is determined quarterly based on certain events and the leverage ratio of the Borrower. The weighted average interest rate on all of VoiceStream's debt, including the appropriate margin, was 8.76% in 1998 and 8.20% in 1997. As of December 31, 1998, all loans under the Credit Facility had been borrowed using the LIBOR option. The Credit Facility also provides for an annual fee ranging from 0.375% to 0.5% on the unused commitment, payable quarterly.

     The Credit Facility requires VoiceStream to enter into interest rate swap and cap agreements to manage the interest rate exposure pertaining to borrowings under the Credit Facility. VoiceStream had entered into interest rate caps and swaps with a total notional amount of $295 million at December 31, 1998. Generally these instruments have initial terms ranging from 1 to 4 years and effectively convert variable rate debt to fixed rate. The weighted average interest rate under these agreements was approximately 6.11% in 1998. The amount of unrealized gain or loss attributable to changing interest rates at December 31, 1998, was not material.

     Interest only payments are required through June 30, 2001. Commencing September 30, 2001, and at the end of each calendar quarter thereafter, VoiceStream is required to make payments on the principal amount outstanding under the Credit Facility in increasing quarterly installments.

     Immediately after entering into the Credit Facility, the Borrower paid off, in its entirety, the balance owed under the $300 million Vendor Facility.

     The aggregate amounts of principal maturities of VoiceStream's long-term debt at December 31, 1998, are as follows:

                                                    (DOLLARS IN THOUSANDS)
Year ending December 31,
1999............................................           $      0
2000............................................                  0
2001............................................             17,000
2002............................................             31,500
2003............................................             46,000
Thereafter......................................            445,500
                                                           --------
                                                           $540,000
                                                           ========

 8. COMMITMENTS

     VoiceStream leases various facilities, cell site locations, rights-of-way and equipment under operating lease agreements. The leases expire at various dates through the year 2027. Some leases have options to

                        VOICESTREAM WIRELESS CORPORATION
renew for additional periods up to 25 years. Certain leases require VoiceStream to pay property taxes, insurance and normal maintenance costs. Significantly all of VoiceStream's leases have fixed minimum lease payments. VoiceStream has no significant capital lease liabilities.

     Future minimum payments required under operating leases and agreements that have initial or remaining noncancellable terms in excess of one year at December 31, 1998, are summarized below:

                                                 (DOLLARS IN THOUSANDS)
                                                 ----------------------
Year ending December 31,
1999...........................................         $ 24,495
2000...........................................           23,489
2001...........................................           19,271
2002...........................................           11,878
2003...........................................            7,935
Thereafter.....................................           14,466
                                                        --------
                                                        $101,534
                                                        ========

     Aggregate rental expense for all operating leases was approximately $21.3 million in 1998, $18.0 million in 1997 and $7.7 million in 1996.

     In order to ensure adequate supply and availability of certain inventory requirements and service needs, VoiceStream has committed to purchase PCS equipment from various suppliers. The aggregate amount of these commitments total approximately $450 million. At December 31, 1998, VoiceStream has ordered approximately $338 million under all of these agreements, of which approximately $12 million is outstanding.

     VoiceStream and its affiliates have various other purchase commitments for materials, supplies and other items incident to the ordinary course of business which are neither significant individually nor in the aggregate. Such commitments are not at prices in excess of current market value.

 9. INCOME TAXES

     Significant components of deferred income tax assets and liabilities, net of tax, are as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..........................  $282,002     $165,850
  Other temporary differences...............................    13,459        6,142
                                                              --------     --------
          Total deferred tax assets.........................   295,461      171,992
Valuation allowance.........................................  (243,049)    (142,775)
                                                              --------     --------
Deferred tax liabilities:
  Property and wireless licenses basis differences..........   (52,412)     (29,217)
                                                              --------     --------
                                                              $      0     $      0
                                                              ========     ========

     VoiceStream had approximately $707 million of net operating loss ("NOL") carryforwards at December 31, 1998. The NOLs will expire between 2010 and 2018. The valuation allowance increased approximately $100 million in 1998, $105 million in 1997 and $37 million in 1996.

                        VOICESTREAM WIRELESS CORPORATION

     Management believes that available objective evidence creates sufficient uncertainty regarding the realization of the net deferred tax assets. Such factors include recurring operating losses resulting primarily from the development of VoiceStream's PCS business. Accordingly, a valuation allowance has been provided for the net deferred tax assets of VoiceStream.

     The difference between the statutory tax rate of approximately 40% (35% federal and 5% state, net of federal benefits) and the tax benefit of zero recorded by VoiceStream is primarily due to VoiceStream's full valuation allowance against its net deferred tax assets. VoiceStream's ability to utilize the NOLs in any given year may be limited by certain events, including a significant change in ownership interest.

     After the Spin-off, the NOL carryforwards resulting from VoiceStream's cumulative tax losses will remain with VoiceStream. Pursuant to a tax sharing agreement entered into at the time of the Hutchison Transaction (as defined in Note 14), VoiceStream will pay Western Wireless an amount representative of the tax benefit of NOLs generated while VoiceStream was a wholly-owned subsidiary of Western Wireless. This payment will not exceed $20 million, net of taxes.

10. STOCK-BASED COMPENSATION PLANS


     VoiceStream has no stock options outstanding, nor does it have an option plan in place as of December 31, 1998. After the Spin-off, VoiceStream intends to have its own stock option plans that are substantially similar to the plans that are currently administered by Western Wireless. In connection with the Spin-off, (1) Western Wireless option holders will receive one vested VoiceStream option and one vested Western Wireless option for each existing vested Western Wireless option at the Spin-off; and (2) Western Wireless option holders who become VoiceStream employees will receive for each unvested Western Wireless option at the Spin-off a number of unvested VoiceStream options. It is anticipated the unvested options will have materially the same vesting schedule and expiration dates as the original options issued by Western Wireless. Proforma disclosures required under SFAS 123 are not presented as the number of VoiceStream options as of the Spin-off is not yet ascertainable.


11. EMPLOYEE BENEFIT PLANS

     VoiceStream does not have any employee benefit plans of its own as of December 31, 1998, because all of the individuals performing services for VoiceStream are employees of Western Wireless. Accordingly these employees were covered under Western Wireless' benefit plans, including defined contribution
(401K) plan. Upon the Spin-off, all individuals that perform services for VoiceStream will become employees of VoiceStream. VoiceStream will establish its own employee benefit plans, including a 401K plan. The 401K plan will be substantially similar to Western Wireless' plan presently in effect and will give participants credit for service as Western Wireless employees.

12. ACQUISITIONS AND CERTAIN TRANSACTIONS

     In March 1998, VoiceStream was granted 16 Local Multipoint Distribution Service (LMDS) licenses that it was the high bidder on in an FCC auction. VoiceStream paid approximately $8.7 million for these licenses.

     In October 1997, VoiceStream acquired from Triad Corporation, Triad Cellular L.P. and certain of their affiliates various D and E Block PCS licenses for an aggregate purchase price of approximately $4.6 million. This transaction was accounted for using the purchase method.

                        VOICESTREAM WIRELESS CORPORATION

13. SELECTED QUARTERLY INFORMATION

     Selected quarterly consolidated financial information for the years ended December 31, 1998 and 1997 is as follows (unaudited):

                                             TOTAL
              QUARTER ENDED                 REVENUES    OPERATING LOSS    NET LOSS
              -------------                 --------    --------------    --------
                                                    (DOLLARS IN THOUSANDS)
March 31, 1998............................  $29,883        $(48,233)      $(64,301)
June 30, 1998.............................  $36,508        $(50,412)      $(56,794)
September 30, 1998........................  $46,186        $(48,845)      $(61,463)
December 31, 1998.........................  $55,385        $(57,154)      $(71,708)
March 31, 1997............................  $11,302        $(39,074)      $(46,907)
June 30, 1997.............................  $18,870        $(53,621)      $(67,884)
September 30, 1997........................  $23,292        $(52,172)      $(73,761)
December 31, 1997.........................  $24,266        $(52,074)      $(75,263)

14. HUTCHISON TRANSACTION


     In February 1998, Hutchison Telecommunications Limited ("HTL") through a subsidiary of HTL (the "HTL Sub") purchased 19.9% of VoiceStream for an aggregate purchase price of $248.4 million ("the Hutchison Transaction"). Western Wireless amended certain outstanding financing agreements to which it is subject, and unless otherwise agreed to by HTL Sub and Western Wireless, neither Western Wireless nor VoiceStream shall have any liability regarding any indebtedness of the other. The HTL Sub designated two directors to a ten person Board of Directors who have approval rights over certain transactions of VoiceStream.


     In connection with this transaction, Western Wireless was required to invest $750 million of equity in VoiceStream. In the fourth quarter of 1997, approximately $518.3 million of the advances made by Western Wireless to VoiceStream were converted to equity to comply with this requirement. In addition, this agreement required that any additional investment made by Western Wireless over $750 million was to be reimbursed from the proceeds of HTL's investment in VoiceStream. This reimbursement occurred in February 1998 when the $248.4 million investment by HTL was received by VoiceStream.

15. RELATED PARTY TRANSACTIONS

     Prior to the first quarter of 1998, VoiceStream relied on advances from Western Wireless and borrowings under the Vendor Facility to fund its operations and capital expansion. VoiceStream received $406.3 million in advances from Western Wireless in 1997. As a result of the Hutchison Transaction and the Credit Facility, VoiceStream was able to repay $105.4 million to Western Wireless in 1998. Interest charges were incurred on the long-term portion of advances made to VoiceStream by Western Wireless prior to the Hutchinson Transaction. The interest rates charged on these advances ranged between 8.0% and 11.1%, and were based on the average interest rates incurred by Western Wireless on all of its outstanding debt during the period.


     VoiceStream's financial statements include an allocation of certain centralized general and administrative costs and assets that were incurred by Western Wireless and benefit all of its operations, including those of VoiceStream. Such centralized items include the costs of customer service and accounting as well as the assets to support these functions. These items are allocated to the respective operational units in a manner that reflects the relative time devoted to each of the operational units. VoiceStream was allocated costs of $33.3 million in 1998 and $29.1 million in 1997 and assets of

                        VOICESTREAM WIRELESS CORPORATION

$14.5 million in 1998 and $19.1 million in 1997. Management believes that the financial information presented fairly reflects the results of operations had VoiceStream been a stand alone entity. Therefore, no proforma presentation is provided. Management believes that allocations reflected in the financial statements are reasonable, however, the financial information included herein is not necessarily indicative of the financial position, results of operations or cash flows of VoiceStream in the future.

     Subsequent to the Hutchison Transaction, as a subsidiary of Western Wireless, VoiceStream continued to utilized certain centralized functions of Western Wireless. This activity was reimbursed on a regular basis (less than 30 days). The payable to Western Wireless at December 31, 1998, represents those activities that had not yet been reimbursed as of that date.

16. CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     The condensed financial information presented below represents the balance sheet, statement of operations and cash flows of VoiceStream as if the subsidiary that is restricted under the Credit Facility (footnote 7) was an unconsolidated entity. VoiceStream less this subsidiary is referred to as "Parent Company Only". VoiceStream's ownership in such subsidiary has been reflected in this condensed financial information as if the investment was accounted for using the equity method.


                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
CONDENSED BALANCE SHEETS:
  Current assets............................................  $      16    $     290
  Property and equipment, net of accumulated depreciation of
     $57....................................................      2,398
  Licensing costs and other intangible assets...............     74,200       66,033
  Investments in and advances to affiliates.................    311,226      329,901
                                                              ---------    ---------
          Total assets......................................  $ 387,840    $ 396,224
                                                              =========    =========
  Current liabilities.......................................  $   1,210    $     117
  Common stock, par value of $0.001, and paid-in capital;
     50,000 shares authorized; 12,484 and 10,000 Class A
     shares issued and outstanding, respectively............    994,789      750,000
  Deficit...................................................   (608,159)    (353,893)
                                                              =========    =========
          Total debt and shareholders' equity...............  $ 387,840    $ 396,224
                                                              =========    =========

                        VOICESTREAM WIRELESS CORPORATION

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1998         1997         1996
                                                          ---------    ---------    ---------
CONDENSED STATEMENTS OF OPERATIONS:
Operating expenses......................................  $     354
                                                          ---------
Operating loss..........................................       (354)
Other income (expense)..................................
Interest and financing expense, net.....................       (540)   $  (2,443)
Equity in net loss of affiliates........................   (259,755)    (261,372)   $ (86,350)
Other, net..............................................      6,383
                                                          ---------    ---------    ---------
Other income (expense)..................................   (253,912)    (263,815)     (86,350)
                                                          ---------    ---------    ---------
Net loss................................................  $(254,266)   $(263,815)   $ (86,350)
                                                          =========    =========    =========
CONDENSED STATEMENTS OF CASH FLOWS:
Operating activities:
  Net loss..............................................  $(254,266)   $(263,815)   $ (86,350)
  Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
       Equity in net loss of affiliates.................    259,755      261,372       86,350
       Other............................................        294         (173)
                                                          ---------    ---------    ---------
     Net cash provided by (used in) operating
       activities.......................................      5,783       (2,616)           0
                                                          ---------    ---------    ---------
Investing activities:
  Purchase of property and equipment....................     (1,422)
  Additions to licensing costs and other intangible
     assets.............................................     (8,744)     (43,851)        (585)
  Investments in and advances to affiliates.............   (134,960)    (362,891)    (275,165)
  Acquisition of wireless properties....................                  (4,645)
  (Payment) refund of FCC deposit.......................                   7,749      (23,500)
                                                          ---------    ---------    ---------
  Net cash used in investing activities.................   (145,126)    (403,638)    (299,250)
                                                          ---------    ---------    ---------
Financing activities:
  Equity contributions..................................    244,789                    80,250
  Advances from (repayment to) affiliate, net...........   (105,446)     406,254      219,000
                                                          ---------    ---------    ---------
     Net cash provided by financing activities..........    139,343      406,254      299,250
                                                          ---------    ---------    ---------
Change in cash and cash equivalents.....................          0            0            0
Cash and cash equivalents, beginning of year............          0            0            0
                                                          ---------    ---------    ---------
Cash and cash equivalents, end of year..................  $       0    $       0    $       0
                                                          =========    =========    =========

                        VOICESTREAM WIRELESS CORPORATION

                  SCHEDULE I VALUATION AND QUALIFYING ACCOUNTS
              ACCOUNTS RECEIVABLE ALLOWANCE FOR DOUBTFUL ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                               BALANCE AT        CHARGED TO COSTS   DEDUCTIONS   BALANCE AT END
               DESCRIPTION                 BEGINNING OF PERIOD     AND EXPENSES        (1)         OF PERIOD
               -----------                 -------------------   ----------------   ----------   --------------
Year ended December 31, 1998.............        $2,040              $12,780         $(9,105)        $5,715
                                                 ======              =======         =======         ======
Year ended December 31, 1997.............        $  747              $ 6,628         $(5,335)        $2,040
                                                 ======              =======         =======         ======
Year ended December 31, 1996.............        $    0              $   747         $     0         $  747
                                                 ======              =======         =======         ======

(1) Write-offs, net of bad debt recovery.

                   [BACK COVER PAGE OF INFORMATION STATEMENT]


                   PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY

                          Western Wireless Corporation

                             3650 131st Avenue S.E.

                           Bellevue, Washington 98006

                                 LEGAL ADVISORS


          Preston Gates & Ellis LLP                    Friedman Kaplan & Seiler LLP
            5000 Columbia Center                             875 Third Avenue
              70l Fifth Avenue                           New York, New York 10022
          Seattle, Washington 98104
          Jones Day Reavis & Pogue                       Gurman, Blask & Freedman
             Metropolitan Square                         1400 Sixteenth Street NW
              1450 G Street NW                                   Suite 500
           Washington, D.C. 20005                         Washington, D.C. 10036


                      INDEPENDENT AUDITORS FOR THE COMPANY

                              Arthur Andersen LLP
                          801 Second Avenue, Suite 800
                           Seattle, Washington 98104

                                 TRANSFER AGENT

                    ChaseMellon Shareholder Services, L.L.C.
                          520 Pike Street, Suite 1220
                               Seattle, WA 98101

                                                                     EXHIBIT 2.1

===============================================================================


                                    AGREEMENT

                                       AND

                              PLAN OF DISTRIBUTION

                                     BETWEEN

                          WESTERN WIRELESS CORPORATION

                                       AND

                        VOICESTREAM WIRELESS CORPORATION

===============================================================================



                                                 TABLE OF CONTENTS
                                                                                                               PAGE


1        THE PLAN OF DISTRIBUTION.................................................................................2

         1.1      Transactions Prior to Distribution..............................................................2

                  1.1.1    Assets of VoiceStream and the VoiceStream Subsidiaries; Other
                           Transactions...........................................................................2
                  1.1.2    The Information Statement..............................................................2
                  1.1.3    Record Date............................................................................2
                  1.1.4    Stock Split............................................................................3
                  1.1.5    No Issuance of Additional Shares.......................................................3
                  1.1.6    Effective Date.........................................................................3

         1.2      The Distribution................................................................................3

                  1.2.1    Distribution of VoiceStream Common Stock...............................................3
                  1.2.2    Conditions.............................................................................3

         1.3      Termination and Amendment.......................................................................4

         1.4.     401(k) Plan.....................................................................................4

                  1.4.1    VoiceStream Plans......................................................................4
                  1.4.2    Transfer of 401(k) Plan Assets.........................................................4

         1.5      Stock Options and Restricted Stock..............................................................4

                  1.5.1    VoiceStream Stock Option Plan..........................................................4
                  1.5.2    Vested Options.........................................................................4
                  1.5.3    Stock Option Agreements with Respect toVested Options..................................4
                  1.5.4    Unvested Options.......................................................................6
                  1.5.5    Stock Option Agreements with Respect to Unvested Options...............................6
                  1.5.6    VoiceStream Restricted Stock Plan......................................................8

2        PROVISION OF MANAGEMENT SERVICES AND SPECIFICATION OF ON-GOING RELATIONSHIPS.............................8

         2.1      Services........................................................................................8

                  2.1.1    Existing Services Agreement............................................................8
                  2.1.2    General Assistance.....................................................................8
                  2.1.3    Exceptions to Requirement to Provide Services..........................................9
                  2.1.4    Payment for Services...................................................................9
                  2.1.5    Office of the Chairman.................................................................9
                  2.1.6    Termination of Obligation to Provide Services..........................................9

         2.2      Estimation and Payment of Insurance Claims......................................................9

                  2.2.1    Background.............................................................................9
                  2.2.2    Term..................................................................................10
                  2.2.3    Notice and Administration of Claims...................................................10
                  2.2.4    Personnel Costs.......................................................................10



         2.3      Access to Information and Witnesses............................................................10
         2.4      Mail and Other Items...........................................................................11
         2.5      Indemnification................................................................................11
         2.6      Pending Litigation and Significant Obligations.................................................13
         2.7      Use of the Company Name........................................................................14
         2.8      Premises and Occupancy Expenses................................................................14

3        SPECIFIC AGREEMENTS BETWEEN THE PARTIES.................................................................15

         3.1      Tax Sharing Agreement..........................................................................15
         3.2      Roaming Agreement..............................................................................15
         3.3      Spectrum Allocation and Conflicts of Interest..................................................15

4        MISCELLANEOUS PROVISIONS OF GENERAL APPLICABILITY.......................................................15

         4.1      Entire Agreement...............................................................................15
         4.2      Benefit of Agreement...........................................................................15
         4.3      Further Documents; Compliance; Governmental Approvals..........................................16
         4.4      Notices........................................................................................16
         4.5      Arbitration....................................................................................16
         4.6      Attorneys'Fees.................................................................................16
         4.7      Governing Law..................................................................................16
         4.8      Meaning of Terms...............................................................................16
         4.9      Headings.......................................................................................17


LIST OF EXHIBITS

Exhibit (ii)      VoiceStream Subsidiaries
Exhibit (v)       IRS Ruling
Exhibit 1.1.2     Information Statement
Exhibit 3.1       Tax Sharing Agreement, as amended
Exhibit 3.2       Roaming Agreement
Exhibit 3.3       Spectrum Allocation and Non-Competition Agreement



                             INDEX OF DEFINED TERMS



TERM                                     PAGE DEFINED
----                                     ------------
1934 ACT.......................................2
AGREEMENT......................................1
AVERAGING PERIOD...............................5
CELLULAR ONE..................................13
CLASS A COMMON STOCK...........................1
CLASS B COMMON STOCK...........................1
COMMITTEE......................................2
COMPANY........................................1
COMPANY LIABILITIES...........................11
DISTRIBUTION...................................1
DISTRIBUTION LIABILITIES......................11
DOMESTIC PCS BUSINESS..........................1
EFFECTIVE DATE.................................2
FCC............................................1
INCURRED CLAIMS................................9
INDEMNIFIED PARTY.............................11
INDEMNIFYING PARTY............................11
INFORMATION...................................10
INFORMATION STATEMENT..........................2
IRS............................................1
IRS RULING.....................................1
NEW UNVESTED WWC OPTIONS.......................5
NEW WWC OPTION EXERCISE PRICE..................5
OLD EXERCISE PRICE.............................5
PREMISES......................................13
PROCEEDINGS...................................13
RECORD DATE....................................2
SERVICES.......................................8
SERVICES AGREEMENT.............................8
SHARED SENIOR MANAGEMENT.......................8
SUBSTITUTE WWC OPTION AGREEMENT................4
UNVESTED VOICESTREAM OPTIONS...................6
UNVESTED WWC OPTIONS...........................5
VESTED VOICESTREAM OPTIONS.....................4
VESTED WWC OPTIONS.............................4
VOICESTREAM....................................1
VOICESTREAM 401(k) PLAN........................4
VOICESTREAM BOARD..............................2
VOICESTREAM COMMON STOCK.......................1


TERM                                     PAGE DEFINED
----                                     ------------


VOICESTREAM EMPLOYEE...........................4
VOICESTREAM LIABILITIES.......................11
VOICESTREAM OPTION AGREEMENT...................4
VOICESTREAM OPTION EXERCISE PRICE..............5
VOICESTREAM PRICE PERCENTAGE...................5
VOICESTREAM RESTRICTED STOCK PLAN..............7
VOICESTREAM STOCK OPTION PLAN..................4
VOICESTREAM SUBSIDIARIES.......................1
WWC BOARD......................................2
WWC COMMON STOCK...............................1
WWC EMPLOYEE...................................4
WWC OPTION PLAN................................4
WWC PRICE PERCENTAGE...........................5
WWC RESTRICTED STOCK PLAN......................7


                       AGREEMENT AND PLAN OF DISTRIBUTION

         THIS AGREEMENT AND PLAN OF DISTRIBUTION ("Agreement") is made by and between WESTERN WIRELESS CORPORATION, a Washington corporation (the "Company"), and VoiceStream Wireless CORPORATION, a Washington corporation ("VoiceStream").

                                    RECITALS

         (i) The Company, directly and through its direct and indirect subsidiaries, including VoiceStream, operates various wireless communications services, including cellular service, personal communications service ("PCS" service), and paging service in the United States and in selected international markets;

         (ii) VoiceStream, as an 80.1% owned subsidiary of the Company, and VoiceStream's numerous direct and indirect subsidiaries identified on Exhibit
(ii) hereto (the "VoiceStream Subsidiaries"), collectively are responsible for performing and providing for the Company's PCS service in the United States under the VoiceStream(R) brand name (the "Domestic PCS Business");

         (iii) The Company has determined that it is in its own and its shareholders' long-term best interests that the Company be restructured into two publicly held companies:

                  (1) the Company, which will continue to provide cellular telephone services in rural areas in the western United States using the Cellular One(R) brand name, to provide paging and competitive local exchange carrier service in selected United States markets, and to hold all Company interests in subsidiaries (including investments in joint ventures) operating outside the United States; and

                  (2) VoiceStream, which will own and operate the Domestic PCS Business and which, collectively with the VoiceStream Subsidiaries, will hold all assets and liabilities related to, and all of the Company's Federal Communications Commission ("FCC") licenses authorizing, the Domestic PCS Business.

         (iv) To accomplish the restructuring, the Company desires to distribute (the "Distribution") to each shareholder of the Company one share of the common stock, no par value, of VoiceStream (the "VoiceStream Common Stock") for each one share of the Class A Common Stock, no par value, of the Company (the "Class A Common Stock") or the Class B Common Stock, no par value, of the Company (the "Class B Common Stock") owned by such shareholder (Class A Common Stock and Class B Common Stock is referred to collectively herein as the "WWC Common Stock").

         (v) Pursuant to a ruling received by the Company from the United States Internal Revenue Service ("IRS"), on January 28, 1999, a copy of which is attached as Exhibit (v) hereto (the "IRS Ruling"), the Distribution may be accomplished without the recognition of gain or loss to the Company or to the Company's shareholders, as further described therein.

         (vi) The Company and VoiceStream desire to provide in this Agreement for the Distribution of VoiceStream Common Stock in accordance with the IRS Ruling.

         (vii) The Company and VoiceStream also desire to allow for certain other transactions, and to make provision for certain on-going relationships between them concerning delivery of services, handling of insured and uninsured claims, and other matters.

                                    AGREEMENT

         NOW, THEREFORE, the parties agree as follows:

1  THE PLAN OF DISTRIBUTION.

         1.1 Transactions Prior to Distribution.

             1.1.1 Assets of VoiceStream and the VoiceStream Subsidiaries; Other Transactions. Prior to date hereof, the Company has transferred to VoiceStream or to the VoiceStream Subsidiaries, as the case may be, all assets and liabilities of the Company related to the Domestic PCS Business. Prior to the Effective Date of the Distribution (the "Effective Date," as determined pursuant to Section 1.1.6), Western Wireless and VoiceStream shall undertake the transactions contemplated in paragraphs (1) through (6) on pages 5 through 6 of the IRS Ruling.

             1.1.2 The Information Statement. The Company has prepared for distribution to its shareholders, in accordance with Section 14C of the Securities Exchange Act of 1934, as amended (the "1934 Act"), an Information Statement in the form attached as Exhibit 1.1.2 hereto (the "Information Statement"), identifying and describing the Distribution and the reasons therefor. The Information Statement will be sent to all Company shareholders on the date established by the Company's Board of Directors (the "WWC Board"), pursuant to Section 1.1.3 (the "Record Date"), and will provide that the Distribution will be effective as of the Effective Date.

             1.1.3 Record Date. The WWC Board, or, if so directed by resolution of the WWC Board, a Committee appointed for such purposes (the "Committee") shall set the Record Date on which a record of the Company shareholders shall be taken so as to determine which shareholders shall be provided the Information Statement.

             1.1.4 Stock Split. The Board of Directors of VoiceStream (the "VoiceStream Board") shall take all actions necessary to cause a stock split, in the form of a stock dividend, the effect of which will be that as of the Record Date the number of shares of VoiceStream Common Stock held by the Company will equal exactly the number of shares of WWC Common Stock held by all shareholders of the Company.

             1.1.5 No Issuance of Additional Shares. The WWC Board shall take all actions necessary to prevent the issuance of shares of WWC Common Stock, pursuant to exercise of stock options or otherwise, from the Record Date to the Effective Date, so as to fix the number of issued and outstanding shares of WWC Common Stock as of the Record Date until the Effective Date.

             1.1.6 Effective Date. The WWC Board shall establish the Effective Date upon which the Distribution shall take place and the spin off shall be effective, provided that such date shall be identified in the Information Statement and shall be no fewer than 20 days following the Record Date. In the event for any reason that the WWC Board determines to postpone the spin-off, the Effective Date shall be the date rescheduled by the Board to be the date upon which the Distribution shall take place.

             1.2 The Distribution.

             1.2.1 .Distribution of VoiceStream Common Stock. The Company shall as soon as practical after the Effective Date distribute to the Company shareholders who held WWC Common Stock on the Effective Date certificates representing the shares of VoiceStream Common Stock held by the Company in accordance with Section 1.1.4 above on the basis of one share of VoiceStream Common Stock for each one share of the WWC Common Stock held by such shareholder.

             1.2.2 Conditions. The consummation of this Agreement is subject to the following conditions:

                   (a) The IRS Ruling shall not have been withdrawn.

                   (b) The Company and VoiceStream shall have obtained all orders, rulings, consents or approvals, governmental or otherwise, necessary to permit them to perform this Agreement in accordance with its terms.

                   (c) On the Effective Date, each party shall furnish to the other all such documents and certificates, including assignments and conveyances, as shall, in the opinion of counsel, be required to consummate this Agreement.

                   (d) The VoiceStream Common Stock shall have been listed for trading on the Nasdaq Stock Market.

         1.3 Termination and Amendment. Notwithstanding the approval of this Agreement by the WWC Board and the VoiceStream Board, at any time prior to the Effective Date, this Agreement may be terminated, or the Effective Date may be delayed, by the WWC Board acting in its sole discretion, and the terms hereof may be amended by the mutual consent of the WWC Board and the VoiceStream Board.

         1.4  401(k) Plan.

                  1.4.1 VoiceStream Plans. VoiceStream shall establish a defined contribution 401(k) plan ("VoiceStream 401(k) Plan") substantially similar to the Company's 401(k) plan presently in effect. The VoiceStream 401(k) Plan shall give participants credit for service as Company employees.

                  1.4.2 Transfer of 401(k) Plan Assets. After the Distribution, the account balances of participants in the VoiceStream 401(k) Plan shall be transferred from the Company 401(k) plan to the VoiceStream 401(k) Plan.

         1.5 Stock Options and Restricted Stock.

                  1.5.1 VoiceStream Stock Option Plan. VoiceStream has established a stock option plan ("VoiceStream Stock Option Plan") substantially similar to the Company's stock option plan presently in effect ("WWC Option Plan").

                  1.5.2 Vested Options. It is the intent of the Company and VoiceStream that each individual that as of the Effective Date is the holder of fully vested options to purchase an identified number of shares of WWC Common Stock ("Vested WWC Options"), as listed on the Vested Options Schedule adopted by the Company and VoiceStream, will, at and after the Effective Date retain the right to purchase such identified number of shares of WWC Common Stock and will, in addition, receive a vested option to purchase an equal number of shares of VoiceStream Common Stock ("Vested VoiceStream Options"), all in accordance with this Section 1.5. The terms of this Section 1.5 will apply to each individual who on and after the Effective Date remains an employee of the Company ("WWC Employee") and to each individual who on and after the Effective Date becomes an employee of VoiceStream ("VoiceStream Employee"). The Vested Options Schedule adopted by the Company and VoiceStream shall identify each individual who holds Vested WWC Options, and for each set forth, among other information, the original date of grant, the number of shares purchasable as of the Effective Date, the exercise price per share of shares purchasable as of the Effective Date, and the outside termination date of the original grant.

                  1.5.3 Stock Option Agreements with Respect to Vested Options. The individual's right to retain the Vested WWC Options and to receive the Vested VoiceStream Options will be contingent on, and fully subject to, (a) the recipients' execution of a substitute stock option agreement replacing the agreement covering the Vested WWC Options (" Substitute WWC Option Agreement"),
(b) surrender of the recipient's original agreement with respect to the Vested WWC Options, and (c) the recipient's execution of a new VoiceStream Stock Option Agreement ("VoiceStream Option Agreement"). The terms of the Substitute WWC Option Agreement and the VoiceStream Option Agreement will provide, as the case may be, as follows.

                        1.5.3.1 WWC Employees--For a WWC Employee, the number of Vested WWC Options and the terms of the option as originally granted will remain unchanged, except the Substitute WWC Option Agreement will provide that the exercise price to purchase WWC Common Stock will be reduced pursuant to 1.5.3.3 below. The terms of the VoiceStream Option Agreement to be issued to WWC Employees will be materially identical to the terms of the Substitute WWC Option Agreement, with appropriate revisions to reflect VoiceStream as the grantor, and will be governed by the VoiceStream Stock Option Plan.

                  1.5.3.2 VoiceStream Employees--For a VoiceStream Employee, the number of Vested WWC Options and the terms of the options as originally granted to the VoiceStream Employee when such employee was employed by the Company will remain unchanged, except the Substitute WWC Option Agreement will provide that
(i) the exercise price to purchase WWC Common Stock will be reduced pursuant to
1.5.3.3 below, and, (ii) the terms with respect to termination of the option and all rights thereunder on termination of employment by the Company will be amended to relate to termination of employment by VoiceStream, rather than the Company. The Substitute WWC Option Agreement will remain subject to the WWC Option Plan. The terms of the VoiceStream Option Agreement to be issued to VoiceStream Employees will be materially identical to the terms of the Substitute WWC Option Agreement, with appropriate revisions to reflect VoiceStream as the grantor, and will be governed by the VoiceStream Stock Option Plan.

                  1.5.3.3 Exercise Price--The exercise price of the Vested WWC Options as set forth in the Substitute WWC Option Agreement ("New WWC Option Exercise Price") and the exercise price of the Vested VoiceStream Options ("VoiceStream Option Exercise Price") will each be established as a percentage of the exercise price of the Vested WWC Options (the "Old Exercise Price") prior to replacement by the Substitute WWC Option Agreement, and will collectively total 100% of the Old Exercise Price. The relative percentage of the Old Exercise Price to be applied to determine the WWC Option Exercise Price (the "WWC Price Percentage") and to be applied to determine the New VoiceStream Option Exercise Price (the "VoiceStream Price Percentage") will be determined based upon the relative averages of the daily last trade prices of each of the WWC Common Stock and the VoiceStream Common Stock during a period of 10 trading days ("Averaging Period") beginning the 5th trading day after the Effective Date. For example, assume the Old Exercise Price was $20.00. If the average of the daily last trade prices of WWC Common Stock during the Averaging Period was $15.00 and the average of the daily last trade prices of VoiceStream Common Stock during the Averaging Period was $10.00 (a total for both of $25.00), then for WWC Common Stock the relative average, and the WWC Price Percentage, would be 60% (15/25) and for VoiceStream Common Stock the relative average, and the VoiceStream Price Percentage, would be 40% (10/25). As a result, the New WWC Option Exercise Price would be $12.00 ($20.00 x 60%), while the VoiceStream Option Exercise Price would be $8.00 ($20.00 x 40%).

            1.5.4 Unvested Options. It is the intent of the Company and VoiceStream that each individual that as of the Effective Date is the holder of unvested options to purchase an identified number of shares of WWC Common Stock ("Unvested WWC Options"), as listed on the Unvested Options Schedule adopted by the Company and VoiceStream, will, at and after the Effective Date, (a) if they are a WWC Employee, surrender the original option to purchase such identified number of shares of WWC Common Stock and will, in replacement thereof, receive an unvested option ("New Unvested WWC Options") to purchase a new, increased number at a new exercise price, determined pursuant to Section 1.5.5.3 below, of shares of WWC Common Stock, on terms, except as to number of shares and exercise price, materially identical to the terms of the agreement by which they were granted their existing Unvested WWC Options, and (b) if they are a VoiceStream Employee, will lose the right to purchase WWC Common Stock and will be granted by VoiceStream unvested options ("Unvested VoiceStream Options") to purchase a number of shares of VoiceStream Common Stock at a new exercise price, determined pursuant to Section 1.5.5.4 below, on terms, except as to number of shares and exercise price, materially identical to the terms of the agreement by which they were granted their existing Unvested WWC Options, with appropriate revisions as to grantor, all in accordance with this Section 1.5. The Unvested Options Schedule adopted by the Company and VoiceStream shall identify each individual who holds Unvested WWC Options, and for each shall set forth, among other information, the original date of grant, the number of shares purchasable as of the Effective Date, the exercise price per share of shares purchasable as of the Effective Date, and the outside termination date of the original grant.

            1.5.5 Stock Option Agreements with Respect to Unvested Options. The terms of the agreements with respect to the New Unvested WWC Options and the Unvested VoiceStream Options will provide, as the case may be, as follows.

                  1.5.5.1 WWC Employees--For a WWC Employee, the individual's right to receive the New Unvested WWC Options will be contingent on, and fully subject to, (a) surrender of the recipient's original agreement with respect to the Unvested WWC Options and (b) the recipients' execution of a Substitute WWC Option Agreement replacing the agreement covering the Unvested WWC Options. Except with respect to exercise price and the number of shares, the Substitute WWC Option Agreement will contain terms materially identical to the terms of the agreement by which the recipient was granted their existing Unvested WWC Options. The number of shares to be purchased and the exercise price to purchase WWC Common Stock will be established with respect to the New Unvested WWC Options pursuant to Section 1.5.5.3 below.

                  1.5.5.2 VoiceStream Employees--For a VoiceStream Employee, the individual's right to receive the Unvested VoiceStream Options will be contingent on, and fully subject to, (a) surrender of the recipient's original agreement with respect to the Unvested WWC Options, and (b) the recipient's execution of a new VoiceStream Stock Option Agreement. Except with respect to exercise price and the number of shares, the terms of the VoiceStream Option Agreement to be issued to VoiceStream Employees will be materially identical to the terms of the surrendered original agreement granting the Unvested WWC Options, with appropriate revisions to reflect VoiceStream as the grantor, and will be governed by the VoiceStream Stock Option Plan, provided that the number of shares and the exercise price will be established pursuant to Section 1.5.5.4 below.


                  1.5.5.3 Number of Shares and Exercise Price for WWC Employees--The number of shares subject to the New Unvested WWC Options shall be determined by multiplying the number of shares represented by the Unvested WWC Options by a fraction, the numerator of which is the sum of the average daily last trade prices of both WWC Common Stock and VoiceStream Common Stock during the Averaging Period, and the denominator of which is the average of the daily last trade prices of WWC Common Stock during the Averaging Period. The new exercise price shall be determined by multiplying the exercise price for the Unvested WWC Options by a fraction, the numerator of which is the average of the daily last trade prices of WWC Common Stock during the Averaging Period, and the denominator of which is the sum of the average daily last trade prices of both WWC Common Stock and VoiceStream Common Stock during the Averaging Period. For example, if the number of shares subject to the Unvested WWC Options was 100 at an exercise price of $20.00, and during the Averaging Period the average daily last trade price of the WWC Common Stock was $16.00 and the average daily last trade price of the VoiceStream Common Stock was $12.00, the number of shares subject to the New Unvested WWC Options would be 175 (100 shares x $28.00/$16.00), and the exercise price for the New Unvested WWC Options would be $11.43 ($20.00 x $16.00/$28.00).

                  1.5.5.4 Number of Shares and Exercise Price for VoiceStream Employees--The number of shares subject to the Unvested VoiceStream Options shall be determined by multiplying the number of shares represented by the Unvested WWC Options by a fraction, the numerator of which is the sum of the average daily last trade prices of both WWC Common Stock and VoiceStream Common Stock during the Averaging Period, and the denominator of which is the average of the daily last trade prices of VoiceStream Common Stock during the Averaging Period. The new exercise price shall be determined by multiplying the exercise price for the Unvested WWC Options by a fraction, the numerator of which is the average of the daily last trade prices of VoiceStream Common Stock during the Averaging Period, and the denominator of which is the sum of the average daily last trade prices of both WWC Common Stock and VoiceStream Common Stock during the Averaging Period. For example, if the number of shares subject to the Unvested WWC Options was 100 at an exercise price of $20, and during the Averaging Period the average daily last trade price of the WWC Common Stock was $16.00 and the average daily last trade price of the VoiceStream Common Stock was $12.00, the number of shares subject to the Unvested VoiceStream Options would be 233 (100 shares x $28.00/$12.00), and the exercise price for the Unvested VoiceStream Options would be $8.57 ($20.00 x $12.00/$28.00).

         1.5.6 VoiceStream Restricted Stock Plan. VoiceStream shall establish a restricted stock plan ("VoiceStream Restricted Stock Plan") substantially similar to the Company's restricted stock option plan presently in effect ("WWC Restricted Stock Plan"). All individuals who prior to the Effective Date were employees of the Company and who have previously been awarded restricted stock by the Company, as identified on the Restricted Stock Schedule adopted by the Company and VoiceStream, will receive shares of VoiceStream Common Stock pursuant to Section 1.2, and such shares shall be subject to the terms and restrictions of the WWC Restricted Stock Plan and the grant thereunder covering the shares with respect to which the VoiceStream Common Stock is issued. All individuals who prior to the Effective Date were employees of the Company and who on and after the Effective Date will be employees of VoiceStream, and who have previously been awarded restricted stock by the Company, as identified on the Restricted Stock Schedule adopted by the Company and VoiceStream, will be issued an amendment to their restricted stock grant as necessary to avoid forfeiture thereunder as a result of the new employment arrangements, and containing such other terms, including adjustments as to existing restrictions and delegation of authority to VoiceStream as to additional adjustments, as the WWC Board shall determine.

 2. PROVISION OF SERVICES AND SPECIFICATION OF ON-GOING RELATIONSHIPS.

         2.1 Services. The following terms hereof shall apply with respect to the services to be provided between and among the parties (collectively, "Services").

                  2.1.1 Existing Services Agreement. The Services Agreement between the Company and VoiceStream executed as of February 17, 1998 in connection with the investment in VoiceStream by a subsidiary of Hutchison Whampoa Ltd. (the "Services Agreement") shall be terminated as of the Effective Date.

                  2.1.2 General Assistance. From and after the Effective Date for a period, subject to Section 2.1.6, not to exceed one (1) year, the Company and VoiceStream shall generally make their respective employees available to each other as necessary to support the respective activities of each party in areas including, without limitation, (a) advice and services relating to legal matters, (b) accounting, (c) taxation and financial services, and (d) human resources.

                  2.1.3 Exceptions to Requirement to Provide Services. Neither the Company nor VoiceStream shall be obliged to provide Services to the other if:

                           2.1.3.1 doing so would unreasonably interfere with
the performance by any employee of services for his employer or otherwise cause unreasonable burden on the party otherwise obliged to provide Services;

                           2.1.3.2 it is not in a position to provide such
Services by reason of an absence of past participation, involvement or familiarity with such matters or the absence of personnel competent to perform such services; or

                           2.1.3.3 the performance of such Service presents an
unavoidable conflict of interest between the Company and VoiceStream.

                  2.1.4 Payment for Services. Each party shall be entitled to receive payment from the other party for the reasonable costs and expenses of providing such services.

                  2.1.5 Shared Senior Management. The Company and VoiceStream will jointly provide for and fund the salaries and expenses of John W. Stanton, Donald Guthrie, and Alan R. Bender (the "Shared Senior Management"), who will support the Company and VoiceStream on an on-going basis on terms established from time to time by the mutual agreement of the WWC Board and the VoiceStream Board. The services of Mr. Guthrie and Mr. Bender for both the Company and VoiceStream shall continue for up to three (3) years.

                  2.1.6 Termination of Obligation to Provide Services. At any time, either party may undertake to perform any or all of the Services being provided hereunder by the other by providing the other with ninety (90) days' prior written notice of its intent to commence to perform such Services and to terminate this Agreement with respect to such Services. At any time after a date thirty (30) days following the Effective Date, a party rendering Services may terminate its obligations under this Section 2 by providing the other with ninety (90) days' prior written notice of its intent to so terminate its delivery of Services; provided that the other party shall have the right to extend such ninety (90) day period for a reasonable period of time to permit an orderly transition so long as such period does not extend beyond one (1) year from the Effective Date.

         2.2 Estimation and Payment of Insurance Claims.

                  2.2.1 Background. The Company currently maintains insurance policies which provide coverage for each of the Company's business and VoiceStream's business. Certain of these policies are "claims made" policies and these must be in place both at the time of occurrence of the insured loss and at the time a resulting claim is made. In order to ensure continuity of coverage of these "claims made" policies, the Company will purchase so-called "run-off" coverage for a minimum time of 3 years following the Spin-off. The responsibility for the premiums associated with the "run-off" policies shall be shared equally by the Company and VoiceStream. The Company and VoiceStream are aware there are and may be a number of occurrences before the Distribution Date involving the activities of VoiceStream's business for which claims have been or may be made ("Incurred Claims"), and are aware that additional Incurred Claims involving the activities of VoiceStream's business may come to light which will result in insurance claims under either "claims made" or "claims accrued" policies covering the combined business.

                  2.2.2 Term. The parties' obligations under this Section 2 shall continue for as long as there are any Incurred Claims which have not been finally settled.


                  2.2.3 Notice and Administration of Claims. The Company will promptly notify VoiceStream of any Incurred Claims asserted against the Company relating in whole or in part to VoiceStream's business. VoiceStream will promptly notify the Company of any Incurred Claims asserted against VoiceStream or the VoiceStream Subsidiaries which VoiceStream reasonably believes are covered by insurance policies covering the combined businesses. VoiceStream will have the responsibility of administering, defending and settling all such Incurred Claims which relate solely to VoiceStream's business. VoiceStream and Western Wireless will jointly and cooperatively administer, defend and settle all such Incurred Claims that relate to both VoiceStream's and Western Wireless' businesses. Any self-insured portion of Incurred Claims and the costs of defending such Incurred Claims shall be borne by VoiceStream in proportion to the extent to which the Incurred Claim relates to VoiceStream's business. In connection with Incurred Claims covered by insurance, the Company will promptly transfer to VoiceStream any funds proportionally due to VoiceStream that are received by the Company in connection with the settlement of Incurred Claims.

                  2.2.4 Personnel Costs. Time expended by Company personnel in dealing with Incurred Claims under this Section 2.2 shall be paid for by VoiceStream in accordance with and in the same manner as Services are paid for under Section 2.1

         2.3 Access to Information and Witnesses.

         Subsequent to the Distribution, each of the Company and VoiceStream may have in its possession or under its control (or the control of persons or firms which have rendered services to or otherwise done business with it) books, records, contracts, instruments, data and other information (collectively, "Information") which may prove necessary to the other in connection with the other's business. Accordingly, at all times subsequent to the Record Date, (i) the Company agrees to provide to VoiceStream, and VoiceStream agrees to provide to the Company, upon the other's request, at all reasonable times, full and complete access to (including access to persons or firms possessing Information), and duplication rights with respect to, any and all such Information as the other may reasonably request and require in the conduct of its business; and (ii) the Company agrees to use its best efforts to make available to VoiceStream, and VoiceStream agrees to use its best efforts to make available to the Company, upon the other's request, their respective officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which VoiceStream or the Company, as the case may be, may from time to time be involved. "Information" shall include without limitation information sought for audit, accounting, FCC filing, claims, litigation and tax purposes as well as for purposes of fulfilling disclosure and reporting obligations under federal and state securities laws. The party providing Information or making witnesses available shall be entitled to receive from the other party, upon the presentation of invoices therefor, payment as calculated in Section 2.1.4 above. This provision is intended for the convenience of the parties in administrative matters, and all information that is by its nature privileged or confidential will be subject to release only in the event a confidentiality agreement reasonably acceptable to the releasing party is executed at the time of the release.

         2.4 Mail and Other Items.

         Subsequent to the Distribution, each of the Company and VoiceStream may receive mail, deliveries, faxes, email, packages and other communications properly belonging to the other. Accordingly, at all times subsequent to the Record Date, each of the Company and VoiceStream authorizes the other to receive and open mail, deliveries, faxes, email, packages and other communications received by it and not unambiguously intended for the other party or any of the other party's officers and/or directors specifically in their capacities as such, and to retain the same to the extent that they relate to the business of the receiving party. To the extent that they do not relate to the business of the receiving party and do relate to the business of the other party, or to the extent that they relate to both businesses, the receiving party shall promptly contact the other party for delivery instructions and such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) shall promptly be forwarded to the other party in accordance with its delivery instructions. The provisions of this Section 2.4 are not intended to and shall not be deemed to constitute an authorization by either the Company or VoiceStream to permit the other to accept service of process on its behalf and neither party is nor shall be deemed to be the agent of the other for service of process purposes.

         2.5 Indemnification.

                  2.5.1 Pursuant to this Agreement, VoiceStream shall continue to remain primarily liable for all liabilities and obligations of VoiceStream and shall also assume the Company's liabilities, obligations, lawsuits and administrative investigations relating to or arising from the Domestic PCS Business (collectively, the "VoiceStream Liabilities"); provided that liabilities and obligations in respect of taxes shall be governed by the terms of the Tax Sharing Agreement. The Company shall continue to be liable for all liabilities, obligations, lawsuits and administrative investigations relating to or arising from all business of the Company other than the Domestic PCS Business (the "Company Liabilities"); provided that liabilities and obligations in respect of taxes shall be governed by the terms of the Tax Sharing Agreement. VoiceStream and the Company shall each be responsible for its own "Distribution Liabilities" (defined as expenses, costs, or liabilities directly related to the Distribution) which are incurred or accrued prior to the Effective Date; provided that liabilities and obligations in respect of taxes shall be governed by the Tax Sharing Agreement. The Company and VoiceStream shall share (i) any Distribution Liabilities incurred or accrued after the Effective Date; and (ii) any liabilities which are not specifically assumed by either party and are neither VoiceStream liabilities nor Company Liabilities, and the relative shares of the Company and VoiceStream will be allocated in the same percentage as their respective market capitalizations determined based upon the relative averages of the daily last trade prices of the WWC Common Stock and the VoiceStream Common Stock during Averaging Period.

                  2.5.2 VoiceStream agrees to indemnify, defend and hold harmless the Company and its officers, directors, employees, agents and affiliates from and against any and all losses, liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys' fees) arising out of or related in any manner to the VoiceStream Liabilities and any and all liabilities of the Company pursuant to any obligations of the Company to the extent the same have been specifically assumed by VoiceStream in writing.

                  2.5.3 The Company agrees to indemnify, defend and hold harmless VoiceStream and its officers, directors, employees, agents and affiliates from and against any and all losses, liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys' fees) arising out of or related in any manner to the Company Liabilities.

                  2.5.4 If any action is brought or any claim is made against a party or controlling person with respect to which indemnity may be sought (the "Indemnified Party"), the Indemnified Party shall, with reasonable promptness after the receipt of information indicating that an action has been or is likely to be instituted or a claim has been or is likely to be made, notify the party from whom indemnification is to be sought (the "Indemnifying Party") in writing of such action or claim and the Indemnifying Party shall have the obligation to assume the defense of such action or claim, including the employment of counsel; provided, however, that the Indemnifying Party shall not-be entitled to settle such action or claim on behalf of the Indemnified Party without the prior written consent of the Indemnified Party, (which consent shall not unreasonably be withheld, if, but only if, such settlement would not, in addition to the payment of money, impose an unreasonable and material burden on the Indemnified Party, such as a consent judgment or injunction). Such Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or claim or the Indemnifying Party shall not have employed counsel to take charge of the defense of such action or claim or such Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct any different or additional defense of such action or claim on behalf of the Indemnified Party), in any of which events such fees and expenses shall be borne by the Indemnifying Party. Except as expressly provided above, the Indemnifying Party shall not be liable to any Indemnified Party for legal or other expenses incurred by such Indemnified Party in investigating, preparing or defending against such action or claim subsequent to such time as the Indemnifying Party assumes the defense of such action or claim. Anything in this Section 2.5 to the contrary notwithstanding, no Indemnifying Party shall be liable for any settlement of any such claim or action effected without its written consent. In the event that any actions or claims could result in both parties being liable to the other under these indemnification provisions, the parties shall endeavor, acting reasonably and in good faith, to agree upon a manner of conducting the defense and/or settlement of such action or claim with a view to minimizing the legal expenses and associated costs that might otherwise be incurred by the parties under the provisions of this Section 2.5.4.

                  2.5.5 For purposes of this Section 2.5, losses, liabilities, claims, damages, costs and expenses of past, present or future officers, directors, employees, agents or subsidiaries of the Company or VoiceStream shall be deemed to have been suffered by the Company or VoiceStream, as the case may be.

                  2.5.6 The indemnification provided for in this Section 2.5 shall be subject to the following provisions:

                           2.5.6.1 Any amounts payable from the Company to
VoiceStream and from VoiceStream to the Company shall first be offset against each other with any net balance then payable upon demand;

                           2.5.6.2 The indemnification provisions hereof shall
survive the Effective Date and any investigation made at any time by either of the parties. In addition, actual prior knowledge by the Indemnified Party with respect to any matter as to which indemnification may be sought shall not constitute a defense to the Indemnifying Party or otherwise affect the Indemnified Party's rights to indemnification pursuant to the provisions hereof; and

                           2.5.6.3 Subject to the provisions of Section 2.5.6.1
and 2.5.6.2 above, the indemnification provisions of this Section 2.5 are made for the sole benefit of the Company and VoiceStream and shall not, except to the extent expressly stated otherwise herein, inure to the benefit of any third party.

         2.6 Pending Litigation and Significant Obligations.

                  2.6.1 With respect to all pending litigation and proceedings (the "Proceedings") relating to the Domestic PCS Business to which the Company has heretofore been a party and the liability for which will be assumed by VoiceStream pursuant to this Agreement, the parties will endeavor to have VoiceStream substituted in the place of and for the Company (and to have the Company removed) as a party as promptly as is reasonably practicable. Pending such substitution, and in cases where such substitution cannot be effected, VoiceStream shall, subsequent to the Effective Date, in the name of the Company but on behalf of VoiceStream, assume and have the sole and exclusive right to direct the defense, prosecution and/or settlement of the claims involved, including the employment of counsel (which counsel may be the counsel heretofore used by the Company for such purpose), and VoiceStream shall pay all expenses related thereto. To the extent that any such expenses are paid by the Company, VoiceStream shall promptly reimburse the Company therefor.

                  2.6.2 With respect to all significant outstanding contracts, licenses, guarantees and other obligations relating to the Domestic PCS Business to which the Company has heretofore been a party and the liability for which will be assumed by VoiceStream pursuant to this Agreement, the parties will endeavor, to the extent not already provided for, to have VoiceStream substituted in the place of and for the Company (and to have the Company removed) as a party as promptly as is reasonably practicable.

         2.7 Use of the Company Name.

         VoiceStream agrees that it will discontinue and will cause each of its subsidiaries to discontinue all use of the name "Western Wireless," "Western" and "Cellular One," and to remove each of said names from its name and business as well as from the name and business of each such subsidiary as promptly as is reasonably practicable.

         2.8 Premises and Occupancy Expenses.

                  2.8.1 The Company and VoiceStream (subject to requisite approvals), shall enter into mutually agreeable arrangements with respect to VoiceStream's use of office space and equipment at 3650 131st Avenue SE, Bellevue, Washington, 98006, and such other locations as are mutually determined by the Company and VoiceStream (the "Premises"), subject and subordinate to the terms, provisions, covenants and conditions of the leases under which the Company has leased the Premises and of this Section 2.8.

                  2.8.2 The term of this Section 2.8 shall commence on the Effective Date and terminate upon ninety (90) days notice by the Company; provided that VoiceStream shall have the right to extend such ninety (90) day period for a reasonable period of time to permit an orderly transition.

                  2.8.3 VoiceStream acknowledges that it has inspected the Premises and accepts the same in an "as is" condition and that the Company shall have no obligation whatsoever to make any alterations, improvements or repairs.

                  2.8.4 Notwithstanding the provisions of Section 2.1, (i) lease payments and all other shared costs of occupancy of the Premises, (ii) all expenses, including depreciation and maintenance expenses, related to shared furnishings and equipment at the Premises, and (iii) all out-of-pocket expenses related to shared fax, telephone, duplicating and miscellaneous office equipment at the Premises shall be shared in proportion to use by the Company and VoiceStream. The foregoing expenses shall be reimbursed monthly. The Company and VoiceStream may from time to time review the allocation of expenses between the Company and VoiceStream and either shall have the right to propose a change in the allocation (for either the most recent fiscal year or on a prospective basis from the beginning of the current fiscal year) of such expenses between the Company and VoiceStream. If the two parties do not concur as to a proposed change then either party may request that the question of a fair allocation be submitted to a mutually acceptable independent nationally recognized certified public accounting firm (which may include an auditing firm previously retained by either the Company or VoiceStream) and the determination of such firm shall be final and binding on each party. Any reimbursement required by either an agreed change or a determination by the accounting firm shall be paid within five business days. The monthly rate of future reimbursements shall also be adjusted accordingly.

3 SPECIFIC AGREEMENTS BETWEEN THE PARTIES.

         3.1 Tax Sharing Agreement. Exhibit 3.1, the Tax Sharing Agreement, dated February 17, 1997, and the Amendment to Tax Sharing Agreement (collectively the "Tax Sharing Agreement") contain terms that establish the parties respective rights and obligations concerning tax aspects of the Distribution.

         3.2 Roaming Agreement. Exhibit 3.2, the "Roaming Agreement," contains terms that establish the parties, respective rights and obligations concerning roaming on their respective wireless systems.

         3.3 Spectrum Allocation and Non-Competition. Exhibit 3.3, the "Spectrum Allocation and Non-Competition Agreement," contains terms that shall govern the parties respective obligations in the event of business opportunities and in the event of conflicts of interest.

4 MISCELLANEOUS PROVISIONS OF GENERAL APPLICABILITY.

         4.1 Entire Agreement.

         All prior or contemporaneous oral agreements, contracts, promises, representations and statements, if any, among the parties hereto, or their representatives, are merged into this Agreement and this Agreement shall constitute the entire agreement and understanding among them with respect to the subject matter hereof. No modification or waiver of the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth.

         4.2 Benefit of Agreement.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors; provided, however, that this Agreement is not assignable, in whole or in part, directly or indirectly, by either party hereto without the written consent of the other which consent shall not be unreasonably withheld.

         4.3 Further Documents; Compliance; Governmental Approvals.

         Both the Company and VoiceStream shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Both the Company and VoiceStream shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, (i) comply with all applicable laws, regulations, orders and decrees,
(ii) obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority, and (iii) promptly provide the other with all such information as the other may reasonably request in order to be able to comply with the provisions of this section.

         4.4 Notices.

         All communications hereunder shall be in writing and shall be either personally delivered or sent by first class mail.

         4.5 Arbitration.

         If any controversy or claim arising out of this Agreement cannot be settled by the parties, the controversy or claim shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, and judgment on the award may be entered in any court having jurisdiction. The arbitration shall be conducted at Seattle, Washington.

         4.6 Attorneys' Fees.

         In the event that any party maintains or defends any cause of action against another party to this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys' fees and costs of litigation and arbitration.

         4.7 Governing Law.

         The provisions of this Agreement shall be governed by and construed in accordance with the laws of the state of Washington.

         4.8 Meaning of Terms.

         As used in this Agreement, the terms "the Company" and "VoiceStream" shall, unless the context otherwise requires, include the respective subsidiaries of the Company and VoiceStream.

         4.9 Headings.

         The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below.

                                             WESTERN WIRELESS CORPORATION



                                             By
                                                -------------------------------
                                             Its
                                                 ------------------------------
                                             Dated:
                                                   ----------------------------

                                             VOICESTREAM WIRELESS CORPORATION


                                             By
                                                -------------------------------
                                             Its
                                                 ------------------------------
                                             Dated:
                                                   ----------------------------

                                  EXHIBIT (ii)

                            VOICESTREAM SUBSIDIARIES


               NAME                                 STATE        % OWNED
               ----                                 -----        -------
VoiceStream PCS Holding LLC                        Delaware        100%

VoiceStream PCS I LLC                              Delaware        100%

VoiceStream PCS I License LLC                      Delaware        100%

VoiceStream PCS II Corporation                     Delaware        100%

VoiceStream PCS II License Corporation             Delaware        100%

VoiceStream PCS III Corporation                    Delaware        100%

VoiceStream PCS III License Corporation            Delaware        100%

PCS Wireless Systems Purchasing Corporation        Delaware        100%

VoiceStream PCS BTA Corporation                    Delaware        100%

VoiceStream PCS I Iowa Corporation                 Delaware        100%

VoiceStream PCS BTA License Corporation            Delaware        100%

VoiceStream PCS BTA I Corporation                  Delaware        100%

VoiceStream PCS BTA Development Corporation        Delaware        100%

VoiceStream PCS SMR Corporation                    Delaware        100%

VoiceStream PCS LMDS Corporation                   Delaware        100%

Cook Inlet Western Wireless PV/SS PCS, L.P.        Delaware       49.9%

Cook Inlet/VoiceStream PCS LLC                     Delaware       49.9%

STPCS Joint Venture, L.L.C.                        Delaware      17.81%

Iowa Wireless Services, L.P.                       Delaware         38%

                                  EXHIBIT 1.1.2

                              INFORMATION STATEMENT

                                Exhibit 3.1(a)


                              TAX SHARING AGREEMENT

               Agreement dated this 14th day of October, 1997, by and among Western Wireless Corporation, a Washington corporation ("WWC"), Western PCS Corporation, a Delaware corporation ("Western PCS") and Hutchison
Telecommunications PCS (USA) Limited, a British Virgin Islands corporation (the "Investor") (the "Agreement").

               WHEREAS, WWC is the common parent of an affiliated group of corporations that files a consolidated federal income tax return (the "WWC Affiliated Group");

               WHEREAS, prior to the date hereof, WWC owned all of the outstanding stock of Western PCS;

               WHEREAS, as of the date hereof, Investor will acquire from Western PCS 19.9 percent of the outstanding common stock of Western PCS (the "Purchase"); and

               WHEREAS, WWC, Western PCS and Investor desire to establish an arrangement whereby the income tax liabilities of Western PCS and its direct and indirect subsidiaries (the "Western PCS Group") will be determined and paid by WWC and rebilled to Western PCS for settlement, and the Western PCS Group will be compensated by WWC for the use of certain Western PCS Group net operating losses and other tax attributes;

               NOW, THEREFORE, WWC, Western PCS and Investor agree as follows:

                                    ARTICLE I

               1.01 Preparation and Filing of Tax Returns by WWC. WWC shall prepare and timely file, or shall cause the preparation and timely filing of, all federal, state, and other income tax returns ("Tax Returns") of the Western PCS Group. With respect to the tax treatment of items affecting the Western PCS Group, such Tax Returns shall be prepared (in the absence of a material change in law or circumstance) in a manner that is consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Purchase.

               1.02 Payment of Taxes by WWC. Subject to Sections 1.05 and 1.08 and any rights of offset that WWC may have under this Agreement, WWC shall pay, or cause to be paid, all income taxes, interest, and penalties due with respect to income earned or recognized by the Western PCS Group.

               1.03 Determination of Income Taxes of the Western PCS Group. WWC shall determine and allocate to each member of the Western PCS Group its income taxes and related penalties and interest as if it were a separate and independent taxpayer. For purposes of this determination, WWC shall not give effect to any federal net operating loss carryover or carryback that would be available to any member of the Western PCS Group. The computations shall be prepared from year to year (in the absence of a material change in law or circumstance) in a manner consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Purchase. In the event that the WWC Affiliated Group files its consolidated federal income Tax Return on the basis of the alternative minimum tax, each member of the Western PCS Group will be allocated tax by WWC based on its tax calculated on a stand-alone basis. Items relating to intercompany transactions shall be treated as provided under Treasury Reg. Section 1.1502-13.

               WWC shall consult with Western PCS and Investor in the determination of the Western PCS Group members' allocated income tax liabilities and shall afford Western PCS and Investor reasonable opportunity to review such determinations by making such determinations available to Western PCS and Investor. Not later than the later of (i) 15 days after receipt of such determinations by Western PCS and Investor and (ii) 15 days before the filing due date of the relevant Tax Return, Investor or Western PCS shall notify WWC of any determinations or allocations with which Investor or Western PCS disagrees, including a reasonably detailed explanation of such disagreement. The parties shall act in good faith to resolve such disagreement and if they cannot reach a resolution, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties.

               In addition to the other principles and policies set forth in this Agreement, the parties have agreed that the determination and allocation of taxes under this Section shall be computed on the basis that (i) the merger of Western PCS III Corporation into Western PCS II Corporation during 1997 was a qualifying tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) any tax liability arising as a result of any future spin-off by Western PCS of any direct or indirect subsidiary of Western PCS shall not be allocated to any member of the Western PCS Group.

               WWC and Western PCS shall cooperate to effectively monitor any "excess loss accounts" (as defined in Treasury Reg. Section 1.1502-19) anywhere within the Western PCS Group. Prior to any event (including, but not limited to, debt cancellations and deconsolidation events) which may trigger recapture of income due to any excess loss account, WWC and Western PCS shall cooperate and use all commercially reasonably efforts to eliminate such excess loss account recapture or otherwise avoid or minimize the impact thereof.

               1.04 Determinations by WWC in Accordance with Allocation Policy Objectives. In the event that it may be unclear as to the result of the application of Section 1.03 to specific situations which may arise and which are not expressly addressed in Section 1.03, the allocation of taxes by WWC to the members of the Western PCS Group shall be made using the following tax allocation policy objective as a guide: the tax allocation policy is meant to fairly allocate federal, state, and local tax liabilities (without regard to federal net operating loss carryovers or carrybacks, except as provided in Sections 1.06 and 1.07) to the members of the Western PCS Group as if each such corporation filed its Tax Return and paid its tax on a separate company basis.

               1.05 Payment of Allocated Taxes. Subject to Sections 1.06 and 1.08, Western PCS shall pay to WWC on behalf of each of the members of the Western PCS Group, within 30 days after the later of (i) the receipt of the determinations referred to in Section 1.03 and (ii) the filing of the relevant Tax Return, the tax liability allocated to such member pursuant to Section 1.03, except for payments relating to disputed items under Section 1.03, which payments shall be made within 30 days after the resolution thereof. The tax liability of the WWC Affiliated Group, less the amount of tax liability allocated to the members of the Western PCS Group, shall be the sole responsibility of WWC and the other members of the WWC Affiliated Group, excluding the members of the Western PCS Group. The foregoing sentence shall not affect any right to indemnification that WWC or other members of its Affiliated Group may have from any person who is not a member of the WWC Affiliated Group for any taxes (including penalties and interest thereon and expenses related thereto) that are the responsibility of WWC. Western PCS may offset its obligation to make payments to WWC under this Section against WWC's obligations to make payments to Western PCS under the provisions of this Agreement.

               1.06 Treatment of Post-1997 Net Operating Losses and Other Tax Attributes. (a) If for any taxable year beginning on or after January 1, 1998, any member of the Western PCS Group has a net operating loss (computed without regard to any net operating loss carryover or carryback from any period) or generates any other tax attribute (e.g., a credit) that reduces the federal consolidated tax liability of the WWC Affiliated Group (excluding the Western PCS Group) for the year in which such loss is incurred or such attribute is generated, the amount of the net operating loss or tax attribute producing such reduction in tax liability shall be treated as follows: (i) first, to the extent of losses or attributes referred to in Section 1.12 (generally, Western PCS Group Pre-1997 Losses), as reducing the amount of such losses or attributes;
(ii) then, to the extent of losses referred to in Section 1.07 (Western PCS Group 1997 Losses), as reducing the amount of such losses; and (iii) thereafter, as a utilization of a current year loss or attribute; all as further described below in this Section.

               (b) With respect to the losses referred to in Section 1.06(a)(ii), WWC shall make such payment as provided in Section 1.07 by treating such amount as a "1997 Reimbursable Loss."

               (c) With respect to the losses and attributes referred to in
Section 1.06(a)(iii) above, the aggregate total of such losses and attributes shall be maintained in a deferred account (the "Western PCS Deferred Account") until the date upon which the Western PCS Group members (i) cease to file a consolidated federal income Tax Return with WWC, or (ii) cease to have any net operating loss carryovers computed on a stand-alone basis (taking into account the provisions of this Section 1.06 and computed as of the end of a taxable year). If the Western PCS Group members cease to file a consolidated federal income Tax Return with WWC, WWC shall pay to Western PCS within 30 days following the date of such deconsolidation an amount equal to the present value of the aggregate balance of such Western PCS Deferred Account determined by mutual agreement among WWC, Western PCS and Investor based on (i) the maximum federal income tax rate for corporations applicable for the year during which the deconsolidation becomes effective, (ii) reasonable projections for the Western PCS Group with regard to the anticipated timing of the utilization by it of such losses and attributes and (iii) commercially reasonable discount rate. If there is a dispute between WWC, Western PCS and Investor with regard to the preceding calculation, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties. In no event shall payment of any disputed amount be required to be made prior to 30 days following resolution of such dispute. If, prior to any time that the Western PCS Group members cease to file a consolidated federal income tax return with WWC, the Western PCS Group members cease to have any net operating loss carryovers computed on a stand-alone basis (taking into account the provisions of this Section 1.06 and computed as of the end of a taxable year), WWC shall pay to Western PCS an amount equal to the difference between (A) the sum of the Western PCS Group members' federal income tax liabilities determined as if each such member were a separate and independent taxpayer, and (B) the sum of the Western PCS Group members' federal income tax liabilities determined as if each such member were a separate and independent taxpayer and had available to it a part of the net operating losses and other attributes in the Western PCS Deferred Account proportionate to its taxable income. Thereafter, such calculation shall be performed annually (or until the Western PCS Group members cease to file a consolidated federal income tax return with WWC), and the amount in the Western PCS Deferred Account shall be reduced by the amount of the net operating losses and other attributes utilized in determining the federal income tax liabilities of the Western PCS Group members in (B).

               (d) The principles of Section 1.06(c) shall apply equally to years in which the WWC Affiliated Group (excluding the members of the Western PCS Group) has a net operating loss (computed without regard to any net operating loss carryover or carryback from any period) or other tax attribute which reduces the tax liability of the Western PCS Group. The deferred account of the WWC Affiliated Group (excluding members of the Western PCS Group) (the "WWC Deferred Account") shall be increased for all such current year losses and other attributes referred to in this Section 1.06(d). No member of the Western PCS Group shall be required to make any payment pursuant to Section 1.05 for any taxable year to the extent that such payment which otherwise would be required under Section 1.05 is attributable to any amount added for that taxable year to such WWC Deferred Account.

               (e) WWC and Western PCS may each offset their obligations to make payments pursuant to Section 1.06(c) and (d) against the other party's obligations to make such payments.

               (f) If for any taxable year beginning on or after January 1, 1998, any member of the Western PCS Group has a net operating loss (computed without regard to any net operating loss carryover or carryback from any period) or generates any other tax attribute (e.g., a credit) that reduces the federal consolidated tax liability of the WWC Affiliated Group, for any year other than the year in which such loss is incurred or such attribute is generated, below the amount that would have been payable if such Western PCS Group member had not incurred such loss or generated such attribute, WWC shall pay the amount of the tax reduction so computed to Western PCS within 30 days after the filing of the consolidated federal income Tax Return that reflects such tax reduction or, if such tax reduction is due to the carryback of an item and refund of earlier payment, within 30 days after the receipt by WWC of such refund payment. WWC may offset its obligation to make payments to Western PCS under this Section 1.06(f) against Western PCS's obligations to make payments to WWC under the provisions of this Agreement.

               (g) The principles of Section 1.06 shall be applied on the basis that, if any member of the WWC Affiliated Group has a net operating loss (computed without regard to any net operating loss carryover or carryback) or generates any other tax attribute for any taxable year beginning on or after January 1, 1998, such net operating loss or tax attribute shall be used first to reduce the federal tax liability for such year of the other members of the Western PCS Group or WWC Affiliated Group (excluding the Western PCS Group members) of which such member having such net operating loss or tax attribute is a member.

               1.07 Reimbursement for the Use of Western PCS Group 1997 Net Operating Losses. If for the 1997 taxable year any member of the Western PCS Group has a net operating loss (computed without regard to any net operating loss carryover or carryback from any period) that reduces the federal consolidated tax liability of the WWC Affiliated Group for any year below the amount that would have been payable if such Western PCS Group member had not incurred such loss (such net operating loss a "1997 Reimbursable Loss"), WWC shall pay to Western PCS the amount of such tax reduction, computed as specified in the next sentence. The amount of the tax reduction shall be an amount equal to $20 million times a fraction, the numerator of which shall be the amount of the Western PCS Group members' 1997 Reimbursable Losses utilized for the year of tax reduction, and the denominator of which shall be the total amount of the Western PCS Group members' 1997 net operating losses (computed without regard to any net operating loss carryover or carryback from any period). In no event shall (i) the total payments made by WWC to Western PCS under this Section exceed $20 million or (ii) the payment for any particular year exceed the amount of the tax reduction referred to in the first sentence of this Section 1.07. Any payment by WWC required under this Section 1.07 shall be paid to Western PCS within 30 days of WWC's filing of the consolidated federal income Tax Return that reflects such tax reduction as determined under this Section. WWC may offset its obligation to make payments to Western PCS under this Section against Western PCS's obligations to make payments to WWC under the provisions of this Agreement.

               The amount of losses and payments referred to in this Section
1.07 shall be reduced by the losses and payments determined in Section 1.06(b).

               In any case where WWC would be required to make a payment under
Section 1.06(f) but for the existence of a Western PCS Group member 1997 net operating loss (computed without regard to any net operating loss carryover or carryback from any period), the WWC Affiliated Group's federal consolidated tax liability shall be deemed to be reduced first by the 1997 loss and WWC shall make a payment to Western PCS under this Section 1.07 accordingly.

               1.08 Interim Estimated Payments. Within 30 days after each request by WWC, Western PCS shall advance to WWC amounts computed consistently with Sections 1.03, 1.04 and 1.06 necessary to reimburse WWC for the portion of any estimated federal income tax payments attributable to the inclusion of the members of the Western PCS Group in the WWC consolidated federal income Tax Return. Any amounts so paid in any year shall operate to reduce the amount payable to WWC following the end of such year pursuant to Section 1.05 above, and any excess of payments made by Western PCS pursuant to this Section 1.08 shall promptly be refunded by WWC to Western PCS. Conversely, within 30 days after the due date of any estimated federal income tax payments, WWC shall advance to Western PCS amounts computed consistently with Sections 1.06 and 1.07 (and only if a current payment would be required pursuant to Sections 1.06 and 1.07) necessary to reimburse Western PCS for the reduction in estimated federal income tax payments attributable to the inclusion of the

Western PCS Group in the WWC consolidated federal income Tax Return. Any amounts so paid in any year shall operate to reduce the amount payable to Western PCS following the end of such year pursuant to Sections 1.06 and 1.07, and any excess of payments made by WWC pursuant to this Section 1.08 shall promptly be refunded to WWC by Western PCS.

               1.09 State and Local Combined Reporting. In the event that any Western PCS Group member, on the one hand, and WWC or any other member of the WWC Affiliated Group (other than a member of the Western PCS Group), on the other hand, compute their state or local income, franchise, net worth or similar tax liabilities in any jurisdiction on a combined, consolidated or unitary basis, this Agreement shall apply to such corporations with respect to such taxes to the fullest extent possible, taking into account any differences between the federal consolidated return system and the state or local combined, consolidated or unitary return system.

               1.10 Conduct of Tax Audits and Disputes; Tax Adjustments. Except as otherwise provided in this Section 1.10, WWC and its duly appointed representatives shall have the right on behalf of all members of the Western PCS Group to supervise or otherwise coordinate any tax examination process and to negotiate, resolve, settle, and contest any asserted tax deficiencies or assert and prosecute any claim for tax refund. WWC shall consult with Western PCS and Investor in connection with such matters as relate to the Western PCS Group, shall give Investor a reasonable opportunity to participate therein (provided that WWC shall retain ultimate control of such matters), and shall promptly provide to Western PCS and Investor all information relating to such matters received by WWC or its representatives, including providing copies of all notices, assessments, or similar documents within 15 days of receipt. WWC shall not agree to any audit adjustment or deficiency, settle any issue or amount, resolve any issue, contest any claim, or take any other action in any legal proceeding that pertains to the Western PCS Group except in good faith and based on the merits thereof and without regard to any other audit adjustment, deficiency, issue, amount, claim or proceeding relating to the WWC Affiliated Group (excluding the Western PCS Group).

               In the event of any adjustment to the Tax Returns of any member of the Western PCS Group as filed (by reason of an amended return, claim for refund, or an audit by the Internal Revenue Service or other tax authority), the liability of each member of the Western PCS Group hereunder shall be redetermined to give effect to any such adjustment as if it had been made as part of the original determination and allocation of tax liability. Appropriate payments between WWC and Western PCS shall be made in respect of any such adjustment in accordance with the foregoing provisions of this Agreement within 30 days after any payments are made or refunds are received as a result of the adjustment or, in the case of contested proceedings, within 30 days after a final determination of the contest. Similar principles shall apply to the other members of the WWC Affiliated Group.

               1.11 Payment for Western PCS Group Post-1996 Losses and Other Tax Attributes Retained by WWC. In the event the Western PCS Group members cease to file a consolidated federal income Tax Return with WWC, WWC shall make a lump sum payment to Western PCS, according to the provisions of the following paragraph, within 30 days of the date that the Western PCS Group members leave the WWC Affiliated Group, in compensation for any unused net operating losses and other tax attributes arising after 1996 that are attributable to the Western PCS Group and that are retained by WWC.

               To the extent that Western PCS Group 1997 net operating losses are retained by WWC at such time, WWC shall pay to Western PCS the remaining unpaid balance of the $20 million due to Western PCS from WWC as provided in
Section 1.07, determined as if the amount of such retained losses were treated as o1997 Reimbursable Losses." In no event shall any payment to Western PCS under this Section in respect of net operating losses attributable to the Western PCS Group arising in 1997 exceed $20 million. To the extent that Western PCS Group post-1997 net operating losses or other attributes are retained by WWC at such time, WWC shall pay to Western PCS an amount equal to the present value of such retained net operating losses and other attributes determined by mutual agreement among WWC, Western PCS and Investor based on (i) the maximum federal income tax rate for corporations applicable for the year during which the deconsolidation becomes effective, (ii) reasonable projections for the Western PCS Group with regard to the anticipated timing of the utilization by it of such losses and other attributes and (iii) a commercially reasonable discount rate. If there is a dispute among WWC, Western PCS and Investor with regard to the preceding calculation, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties. In no event shall payment of any disputed amount be required to be made prior to 30 days following resolution of such dispute.

               1.12 Payment for Western PCS Group Pre-1997 Losses and WWC Group (Excluding Western PCS Group) Post-1997 Losses and Other Attributes Retained by Western PCS. In the event the Western PCS Group members cease to file a consolidated federal income Tax Return with WWC, Western PCS shall make a lump sum payment to WWC, at the time the Western PCS Group members leave the WWC Affiliated Group, in consideration for (i) any unused net operating losses arising before 1997 that are attributable to the Western PCS Group and that are retained by the Western PCS Group members and (ii) any unused net operating losses or other tax attributes arising after 1996 that are attributable to members of the WWC Affiliated Group, other than members of the Western PCS Group, and that are retained by Western PCS Group members. The amount of the payment in respect of losses referred to in clause (i) of the preceding sentence shall be equal to $20 million times a fraction, the numerator of which shall be the retained losses in clause (i), and the denominator of which shall be the total amount of the net operating losses arising before 1997 that are attributable to the Western PCS Group as of the date of this Agreement. To the extent that such losses and attributes referred to in clause (ii) above are retained by Western PCS at such time, Western PCS shall pay to WWC an amount equal to the present value of such retained net operating losses and attributes determined by mutual agreement among WWC, Western PCS and Investor based on (i) the maximum federal income tax rate for corporations applicable for the year during which the deconsolidation becomes effective, (ii) reasonable projections for the WWC Affiliated Group (excluding the Western PCS Group) with regard to the anticipated timing of the utilization by it of such losses and attributes and (iii) a commercially reasonable discount rate. If there is a dispute among WWC, Western PCS and Investor with regard to the preceding calculation, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties. In no event shall payment of any disputed amount be required to be made prior to 30 days following resolution of such dispute.

               For purposes of determining the amount of any payment to be made pursuant to this Section 1.12, the amount of pre-1997 losses and WWC Affiliated Group (excluding Western PCS Group) post-1997 losses and other attributes retained by the Western PCS Group members shall be reduced by losses and attributes as provided in clause (i) of Section 1.06(a).

               1.13 Ownership Change Loss Limitations. If a change of ownership (as determined under Section 382 of the Code) occurs with respect to WWC which causes the limitations of Section 382 to be applicable to any net operating loss (including carryforward losses) of any member of the Western PCS Group, WWC shall, at any time that the Western PCS Group (or any member thereof) ceases to file a consolidated federal income Tax Return with WWC, allocate to the Western PCS Group (or relevant member thereof) an equitable portion of any allowance for limited use of NOLs that remains available. Such allocation shall be determined based upon the proportion that the net operating losses (including carryforward net operating losses) of each member of the WWC Affiliated Group represents of the total of such losses (inclusive of such carryforward losses) of the entire WWC Affiliated Group as of the date of the deconsolidation.

               1.14 Indemnification of the Western PCS Group. WWC shall indemnify and hold the Western PCS Group members harmless from and against all federal, state, local, foreign and other taxes and penalties and interest related thereto due or payable by WWC or any member of the WWC Affiliated Group (other than taxes, penalties and interest allocable to members of the Western PCS Group pursuant to Sections 1.01 through 1.10 of this Agreement and taxes, penalties and interest of the members of the Western PCS Group where such items are not otherwise subject to the provisions of the Agreement). If, upon receipt by WWC of a notice of indemnification claim by Western PCS from Western PCS or Investor hereunder, WWC disputes such claim, WWC shall notify Western PCS and Investor of its disagreement and the basis therefor within 30 days of receipt of the notice of claim. The parties shall act in good faith to resolve such disagreement and if they cannot reach a resolution, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties. Any indemnification payment required hereunder shall be paid within 30 days after the indemnifying party receives notice of such required payment from the indemnified party or, if disputed, within 30 days after the resolution of such dispute as provided in the preceding sentence. The indemnifying party shall also pay the reasonable attorney's fees and other costs incurred by the indemnified party with respect to the payment of such taxes and other amounts and the pursuit of the indemnification claim.

               1.15 Indemnification of WWC. Western PCS shall indemnify and hold WWC and all members of its Affiliated Group (other than the members of the Western PCS Group) harmless from and against all federal, state, local, foreign and other taxes and penalties and interest related thereto allocable to any member of the Western PCS Group pursuant to Sections 1.01 through 1.10 of this Agreement and taxes, penalties and interest of the members of the Western PCS Group where such items are not otherwise subject to the provisions of the Agreement. Any indemnification claim by WWC shall be delivered to both Western PCS and Investor. If, upon receipt by Western PCS and Investor of a notice of indemnification claim by WWC hereunder, Western PCS or Investor disputes such claim, Western PCS or Investor shall notify WWC of its disagreement and the basis therefor within 30 days of receipt of the notice of claim. The parties shall act in good faith to resolve such disagreement and if they cannot reach a resolution, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties. Any indemnification payment required hereunder shall be paid within 30 days after the indemnifying party receives notice of such required payment from the indemnified party or, if disputed, within 30 days of the resolution of such dispute as provided in the preceding sentence. The indemnifying party shall also pay the reasonable attorney's fees and other costs incurred by the indemnified party with respect to the payment of such taxes and other amounts and the pursuit of the indemnification claim.

               1.16 Portion of Taxable Year. Whenever it is necessary under this Agreement to determine liability for taxes for a portion of a taxable year or period that begins before and ends after the Western PCS Group members cease to file a consolidated federal income Tax Return with WWC, the determination shall be made by assuming that each of the relevant corporations had a taxable year which ended at the close of the date on which such corporations cease to file a consolidated federal income Tax Return with WWC, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

               1.17 Payment Gross-up. Any payment required to be made under this Agreement after the Western PCS Group members cease to file a consolidated federal income Tax Return with WWC shall be increased so that the net amount retained by the corporation to which payment is due, after deduction of any tax due thereon, shall be equal to the amount otherwise due. All parties agree to report payments to each other hereunder as non-includable and non-deductible to the extent permitted under applicable law.

                                   ARTICLE II

               2.01 Limitation to Consolidated Return Years. The obligations of the parties hereunder shall relate solely to taxes, net operating losses and tax attributes arising during taxable years for which the Western PCS Group members file a consolidated federal income Tax Return with WWC, except that if, in a taxable year in which the Western PCS Group no longer files a consolidated federal income Tax Return with WWC, the Western PCS Group generates a net operating loss or other tax attribute which it carries back to a year in which the Western PCS Group did file a consolidated federal income Tax Return with WWC, WWC shall promptly apply for a refund upon notice of such carryback to WWC and, upon receipt of such refund, shall promptly pay to Western PCS the amount of the refund. Western PCS shall pay and indemnify WWC for all out-of-pocket expenses including outside accountant's fees, attorney's fees and reasonable overhead allocation incurred by WWC in making such refund claim and WWC shall be entitled to offset any such expenses against the amount of any refund received.

               2.02 Expenses. Except as otherwise stated herein, all costs and expenses incurred in connection with this Agreement and transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

               2.03 Entire Agreement. This Agreement contains the entire agreement among the parties and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof. There are no written or oral agreements, understandings, representations or warranties between or among the parties other than those set forth or referred to in this Agreement.

               2.04 Section Headings. The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

               2.05 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given when made, or served if in writing when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by returned telecopy, addressed as follows, or, in each case, to such other address as may be specified by a party in writing to another party:
               (a)  if to WWC, to it at:

                    Western Wireless Corporation
                    2001 NW Sammamish Road
                    Issaquah, Washington 98027
                    Attention:  Donald Guthrie
                    Facsimile No.:  425-313-7731

                    with copies (which shall not constitute notice) to:

                    Rubin Baum Levin Constant & Friedman
                    30 Rockefeller Plaza
                    New York, New York 10112
                    Attention:  Barry A. Adelman, Esq.
                    Facsimile No.:  212-698-7825

                    and

                    Jones, Day, Reavis & Pogue
                    1450 G Street, N.W.
                    Washington, D.C. 20005
                    Attention:  Lester W. Droller, Esq.
                    Facsimile No.:  202-737-2832

               (b)  if to Western PCS, to it at:

                    Western PCS Corporation
                    2001 NW Sammamish Road
                    Issaquah, Washington 98027
                    Attention: Donald Guthrie
                    Facsimile No.: 425-313-7731

                    with copies (which shall not constitute notice) to:

                    Rubin Baum Levin Constant & Friedman
                    30 Rockefeller Plaza
                    New York, New York 10112
                    Attention:  Barry A. Adelman, Esq.
                    Facsimile No.:  212-698-7825

                    and

                    Jones, Day, Reavis & Pogue
                    1450 G Street, N.W.
                    Washington, D.C. 20005
                    Attention:  Lester W. Droller, Esq.
                    Facsimile No.:  202-737-2832

               (c)  if to Investor, to it at:

                    Hutchison Telecommunications PCS (USA) Limited 22nd Floor, Hutchison House
                    10 Harcourt Road
                    Hong Kong
                    Attention:  Ms. Edith Shih
                    Facsimile No.:  852-2128-1778

                    with a copy (which shall not constitute notice) to:

                    Dewey Ballantine LLP
                    Suite 3907
                    Asia Pacific Finance Tower

                    Citibank Plaza, 3 Garden Road
                    Central Hong Kong
                    Attention:  John A. Otoshi
                    Facsimile No.:  852-2509-7088

               2.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

               2.07 Illegality. In case any provision in this Agreement shall be invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, unless such remaining provisions are inconsistent with the policy objectives set forth in Section 1.04.

               2.08 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (and, in the case of the second sentence of Section 2.09 below, to the benefit of the Investor as an express third party beneficiary thereof); provided, however, that no member of the Western PCS Group may assign any of its rights or obligations under this Agreement without the prior written consent of WWC.

               2.09 Arbitration. In the event of any dispute between WWC and Western PCS arising out of this Agreement, such dispute shall be submitted to arbitration in accordance (mutatis mutandis) with the terms and procedures set forth in Section 13(k) of the Shareholders Agreement of Western PCS, of even date herewith (the "Shareholders Agreement"), between WWC, Investor and Western PCS. The Investor shall have the right to participate in any pending arbitration and to consolidate any such arbitration with any arbitration which may be pending under the Shareholders Agreement and which relates to a dispute which involves in a material way substantially similar issues.

               IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties on the day set forth above.

                                            WESTERN WIRELESS CORPORATION



                                            By: ________________________________
                                                Title:


                                            WESTERN PCS CORPORATION



                                            By: ________________________________
                                                Title:

                                            HUTCHISON TELECOMMUNICATIONS PCS
                                            (USA) LIMITED


                                            By: ________________________________
                                                Title:

                                EXHIBIT 3.1(b)


                    FIRST AMENDMENT TO TAX SHARING AGREEMENT



         First Amendment dated __________, 1999, to the Tax Sharing Agreement (the "Tax Sharing Agreement"), dated February 17, 1998, by and among Western Wireless Corporation, a Washington Corporation, Western PCS Corporation (presently named VoiceStream Wireless Corporation), a Washington Corporation, and Hutchison Telecommunications PCS (USA) Limited, a British Virgin Islands corporation.
         WHEREAS, the parties to the Tax Sharing Agreement desire to make certain amendments thereto in light of the proposed spin-off by Western Wireless Corporation of all of its stock in VoiceStream Wireless Corporation; and
         WHEREAS, VoiceStream Wireless Corporation was reincorporated in Washington prior to the date hereof.
         NOW, THEREFORE, the parties agree that the Tax Sharing Agreement is amended as follows:

         1. All references in the Tax Sharing Agreement to Western PCS Corporation or Western PCS shall be deemed to be references to VoiceStream Wireless Corporation ("VoiceStream"), a Washington Corporation, and all references in the Tax Sharing Agreement to the Western PCS Group shall be deemed to be references to the VoiceStream Group, which shall consist of VoiceStream and its direct and indirect subsidiaries.

         2. Section 1.02 of the Tax Sharing Agreement shall be amended so that the obligations of WWC thereunder shall be subject to Sections 1.05, 1.08, 1.14, 1.19, and 1.20. Accordingly, Section 1.02 of the Tax Sharing Agreement shall be amended to read as follows:

                  1.02 Payment of taxes by WWC. Subject to Sections 1.05, 1.08, 1.14, 1.19, and 1.20 and any rights of offset that WWC may have under this Agreement, WWC shall pay, or cause to be paid, all income taxes, interest, and penalties due with respect to income earned or recognized by the VoiceStream Group.

         3. Section 1.14 of the Tax Sharing Agreement is deleted in its entirety and the following is inserted in lieu thereof:

                  1.14 Indemnification of the VoiceStream Group. Except as otherwise provided in Section 1.20, WWC and each member of the WWC Affiliated Group (other than members of the VoiceStream Group) shall indemnify and hold each of the VoiceStream Group members harmless from and against all federal, state, local, foreign and other taxes and penalties and interest related thereto due from or payable by WWC or any member of the WWC Affiliated Group, other than taxes, penalties and interest (a) allocable to members of the VoiceStream Group pursuant to Sections 1.01 through 1.10 of the Agreement, (b) of members of the VoiceStream Group that are not otherwise subject to the provisions of this Agreement, (c) arising as a result of the failure of any member of the VoiceStream Group to comply in all material respects with each written representation and written statement made concerning it in the ruling request filed with the Internal Revenue Service by Western Wireless Corporation on September 28, 1998, including all accompanying exhibits and materials and the letters filed with the Internal Revenue Service by Western Wireless Corporation in connection therewith on November 24, 1998, January 14, 1999, and March 3, 1999 (collectively, the "Ruling Request"), (d) arising as a result of VoiceStream voluntarily ceasing within two years after the Spin-off, as defined in the Ruling Request, to actively conduct the VoiceStream Active Business, as defined in the Ruling Request, or (e) that are provided for in Section 1.19(b). For purposes of clause (c) of the prior sentence, the inaccuracy as of the time of the Spin-off of any written representation or written statement in the Ruling Request shall not constitute a failure of any member of the VoiceStream Group to comply with such representation or statement.

                           If, upon receipt by WWC of a notice of
                  indemnification claim by VoiceStream from VoiceStream or Investor hereunder (other than a claim related to the taxability of the Spin-off under Section 355 of the Code or
                  Section 311(b) of the Code or otherwise), WWC disputes such claim, WWC shall notify VoiceStream and Investor of its disagreement and the basis therefor within 30 days of receipt of the notice of claim. The parties shall act in good faith to resolve such disagreement and if they cannot reach a resolution, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties. Any indemnification payment required under this Section 1.14 (other than a payment related to the taxability of the Spin-off under Section 355 of the Code or Section 311(b) of the Code or otherwise) shall be paid within 30 days after the indemnifying party receives notice of such required payment from the indemnified party or, if disputed, within 30 days after the resolution of such dispute as provided in the preceding sentence. The indemnifying party shall also pay the reasonable attorney's fees and other costs incurred by the indemnified party with respect to the payment of such taxes and other amounts and the pursuit of the indemnification claim.

         4. Section 1.15 of the Tax Sharing Agreement is deleted in its entirety and the following is inserted in lieu thereof:

                  1.15 Indemnification of WWC Affiliated Group. Except as otherwise provided in Section 1.20, VoiceStream and each member of the VoiceStream Group shall indemnify and hold each of the WWC Affiliated Group members (other than the members of the VoiceStream Group) harmless from and against all federal, state, local, foreign and other taxes and penalties and interest related thereto due from or payable by any member of the VoiceStream Group and, in the case of taxes specified in Section 1.14(c), (d), or (e) of this Agreement, due from or payable by any member of the WWC Affiliated Group (other than members of the VoiceStream Group), other than taxes, penalties and interest (a) allocable to members of the WWC Affiliated Group (other than the members of the VoiceStream Group) pursuant to Sections 1.01 through
                  1.10 of the Agreement, (b) of members of the WWC Affiliated Group (other than members of the VoiceStream Group) that are not otherwise subject to the provisions of this Agreement, (c) arising as a result of the failure of any member of the WWC Affiliated Group (other than the members of the VoiceStream Group) to comply in all material respects with each written representation and written statement made concerning it in the Ruling Request, (d) arising as a result of WWC voluntarily ceasing within two years after the Spin-off to actively conduct the WWC Active Business, as defined in the Ruling Request, or (e) that are provided for in Section 1.19(a).

                           If, upon receipt by VoiceStream and Investor of a
                  notice of indemnification claim by WWC hereunder (other than a claim relating to the taxability of the Spin-off under Section 355 of the Code or Section 311(b) of the Code or otherwise), VoiceStream or Investor disputes such claim, VoiceStream or Investor shall notify WWC of its disagreement and the basis therefor within 30 days of receipt of the notice of claim. The parties shall act in good faith to resolve such disagreement and if they cannot reach a resolution, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties. Any indemnification payment required under this
                  Section 1.15 (other than a payment related to the taxability of the Spin- off under Section 355 of the Code or Section 311(b) of the Code or otherwise) shall be paid within 30 days after the indemnifying party receives notice of such required payment from the indemnified party or, if disputed, within 30 days of the resolution of such dispute as provided in the preceding sentence. The indemnifying party shall also pay reasonable attorney's fees and other costs incurred by the indemnified party with respect to the payment of such taxes and other amounts and the pursuit of the indemnification claim.

         5. A new Section 1.19 is added to the Tax Sharing Agreement as follows:

                  1.19 Code Section 355(e) Taxes. (a) Except as otherwise provided in Section 1.20, WWC and each member of the WWC Affiliated Group (other than members of the VoiceStream Group) shall indemnify and hold harmless each of the VoiceStream Group members from and against all taxes, and penalties and interest related thereto, arising in connection with the Spin-off pursuant to the application of Section 355(e) of the Code (and any similar provision of state or local law) as a result of any acquisition of a 50-percent or greater interest, within the meaning of Section 355(e) of the Code, of WWC or any of its successors.

                  (b) Except as otherwise provided in Section 1.20, VoiceStream and each member of the VoiceStream Group shall indemnify and hold harmless each of the WWC Affiliated Group members (other than the members of the VoiceStream Group) from and against all taxes, and penalties and interest related thereto, arising in connection with the Spin-off pursuant to the application of
                  Section 355(e) of the Code (and any similar provision of state or local law) as a result of any acquisition of a 50-percent or greater interest, within the meaning of Section 355(e) of the Code, of VoiceStream or any of its successors.

                  (c) For purposes of Section 1.19 (b), the amount of any tax arising in connection with the Spin-off pursuant to the application of Section 355(e) of the Code (and any similar provision of state or local law) shall be deemed to include the present value of any net operating losses of WWC utilized by WWC to offset gain arising in connection with the Spin-off pursuant to the application of Section 355(e) of the Code (and any similar provision of state or local law). The present value of such WWC net operating losses shall be determined by mutual agreement among WWC and VoiceStream based on (i) the maximum federal income tax rate for corporations applicable for the year during which the Spin-off becomes effective, (ii) reasonable projections for the WWC Affiliated Group with regard to the anticipated timing of the utilization by it of such losses, and (iii) a commercially reasonable discount rate. If there is a dispute among WWC and VoiceStream with regard to the preceding calculation, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties.

         6.       A new Section 1.20 is added to the Agreement as follows:

                  1.20 Shared Responsibility for Certain Taxes Arising in Connection with the Spin-off. (a) VoiceStream and each member of the VoiceStream Group shall indemnify and hold harmless each of the WWC Affiliated Group members (other than members of the VoiceStream Group) from and against 50 percent of all taxes, and 50 percent of all penalties and interest related thereto, arising in connection with the Spin-off if (1) there have been acquisitions of a 50-percent or greater interest, within the meaning of Section 355(e) of the Code, of both WWC or any of its successors and VoiceStream or any of its successors, and each such acquisition, standing alone, would give rise to a tax in connection with the Spin-off pursuant to the application of Section 355(e) of the Code, or (2) both (x) a member of the WWC Affiliated Group (other than the members of the VoiceStream Group) has failed to comply in all material respects with each written representation made concerning it in the Ruling Request or WWC has voluntarily ceased within two years after the Spin-off to actively conduct the WWC Active Business, as defined in the Ruling Request, and as a result a tax would arise in connection with the Spin-off pursuant to the application of
                  Section 355 of the Code, and (y) a member of the VoiceStream Group has failed to comply in all material respects with each written representation made concerning it in the Ruling Request or VoiceStream has voluntarily ceased within two years after the Spin-off to actively conduct the VoiceStream Active Business, as defined in the Ruling Request, and as a result a tax would arise in connection with the Spin-off pursuant to the application of Section 355 of the Code. WWC and each member of the WWC Affiliated Group shall indemnify and hold harmless each member of the VoiceStream Group from the remaining taxes, and penalties and interest related thereto, arising in connection with the Spin- off in the circumstances set forth in clauses (1) and (2) of the prior sentence.

                  (b) For purposes of Section 1.20(a), the amount of any tax arising in connection with the Spin-off pursuant to the application of Section 355 (including Section 355(e)) of the Code (and any similar provision of state or local law) shall be deemed to include the present value of any net operating losses of WWC utilized by WWC to offset gain arising in connection with Spin-off pursuant to the application of
                  Section 355(e) of the Code (and any similar provision of state or local law). The present value of such WWC net operating losses shall be determined by mutual agreement among WWC and VoiceStream based on (i) the maximum federal income tax rate for corporations applicable for the year during which the Spin-off becomes effective, (ii) reasonable projections for the WWC Affiliated Group with regard to the anticipated timing of the utilization by it of such losses, and (iii) a commercially reasonable discount rate. If there is a dispute among WWC and VoiceStream with regard to the preceding calculation, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties.

         7. A new Section 1.21 is added to the Agreement as follows: 1.21 Proceedings and Payment Related to Code Section 355 Taxes. (a) Notwithstanding Section 1.10 of this Agreement, WWC and its duly appointed representatives shall have the right on behalf of all members of the VoiceStream Group to supervise or otherwise coordinate any tax examination process and to negotiate, resolve, settle, and contest any asserted tax deficiencies or assert and prosecute any claim for tax refund related to any tax arising as a result of the Spin-off and for which WWC has sole indemnification responsibility under this Agreement. WWC shall consult with VoiceStream in connection with such matters as relate to the VoiceStream Group, shall give VoiceStream a reasonable opportunity to participate therein (provided that WWC shall retain ultimate control of such matters), and shall promptly provide to VoiceStream all information relating to such matters received by WWC or its representatives, including providing copies of all notices, assessments, or similar documents within 10 business days of receipt.

                  (b) Notwithstanding Section 1.10 of this Agreement, VoiceStream and its duly appointed representatives shall have the right on behalf of all members of the WWC Affiliated Group to supervise or otherwise coordinate that portion of any tax examination process and to negotiate, resolve, settle, and contest that portion of any asserted tax deficiencies or assert and prosecute that portion of any claim for tax refund related to any tax arising as a result of the Spin-off and for which

                  VoiceStream has sole indemnification responsibility under this Agreement. VoiceStream shall consult with WWC in connection with such matters, shall give WWC a reasonable opportunity to participate therein (provided that VoiceStream shall retain ultimate control of such matters), and shall promptly provide to WWC all information relating to such matters received by VoiceStream or its representatives, including providing copies of all notices, assessments, or similar documents within 5 business days of receipt. WWC shall promptly notify VoiceStream in writing upon receipt by WWC of notice of any pending or threatened federal, state, or local tax audits or assessments for which VoiceStream has sole indemnification responsibility under this Agreement, provided that failure to comply with this provision shall not affect WWC's right to indemnification hereunder.

                  (c) Notwithstanding Section 1.10 of this Agreement, WWC and VoiceStream shall mutually agree how to supervise or otherwise coordinate that portion of any tax examination process, and how to negotiate, resolve, settle, and contest that portion of any asserted tax deficiency, or how to prosecute that portion of any claim for tax refund, related to any tax for which there is shared responsibility under Section 1.20.

                  (d) Any indemnification payment under this Agreement related to the taxability of the Spin-off under Section 355 of the Code or Section 311(b) of the Code shall be made at least 3 business days before the relevant tax becomes due (taking into account any extensions of the due date for payment). Notice of any payment to be made pursuant to the preceding sentence shall be given by the indemnified party to the indemnifying party at least 10 business days before the relevant tax becomes due.

         8. A new section 1.22 is added to the Tax Sharing Agreement as follows:

                  1.22 Employee Stock Options. WWC and VoiceStream agree that following the Spin-off, (a) WWC shall claim a deduction under section 162 of the Code with respect to the exercise of all employee stock options to acquire the stock of WWC, and (b) VoiceStream shall claim a deduction under section 162 of the Code with respect to the exercise of all employee stock options to acquire the stock of VoiceStream. The party claiming the deduction as set forth in the prior sentence is referred to as the "Employer" and the other party is referred to as the "non-Employer." In the event that the non-Employer claims a deduction under the Code (for whatever reason) with respect to the exercise of an employee stock option to acquire stock of the Employer, such non-Employer shall compensate the Employer in an amount equal to the present value of the Employer's deduction claimed pursuant to this section 1.22. The present value of the Employer's deduction shall be determined by mutual agreement among WWC and VoiceStream based on (i) the maximum federal income tax rate for corporations applicable for the year during which the deduction was claimed by the Employer, (ii) reasonable projections for the Employer's affiliated group with regard to the anticipated timing of the utilization by it of such deduction, and (iii) a commercially reasonable discount rate. If there is a dispute among WWC and VoiceStream with regard to the preceding calculation, the matter shall be referred to an independent accounting firm acceptable to all parties, whose resolution of the matter shall be binding on the parties.

         9. Section 2.01 of the Tax Sharing Agreement is amended to read as follows:

                  2.01 Limitation to Consolidated Return Years. Except as provided in Section 1.22, the obligations of the parties hereunder shall relate solely to taxes, net operating losses and tax attributes arising during taxable years for which the

                  VoiceStream Group members file a consolidated federal income Tax Return with WWC, except that if, in a taxable year in which the VoiceStream Group no longer files a consolidated federal income Tax Return with WWC, the VoiceStream Group generates a net operating loss or other tax attribute which it carries back to a year in which the VoiceStream Group did file a consolidated federal income Tax Return with WWC, WWC shall promptly apply for a refund upon notice of such carryback to WWC and, upon receipt of such refund, shall promptly pay to VoiceStream the amount of the refund. VoiceStream shall pay and indemnify WWC for all out-of-pocket expenses including outside accountant's fees, attorney's fees and reasonable overhead allocation incurred by WWC in making such refund claim and WWC shall be entitled to offset any such expenses against the amount of any refund received.

         10. Except as expressly stated herein, the Tax Sharing Agreement is ratified and confirmed in all respects.

         IN WITNESS WHEREOF, this First Amendment has been signed on behalf of each of the parties on the day set forth.


                                            WESTERN WIRELESS CORPORATION


                                            By: ________________________________
                                                Title:


                                            VOICESTREAM WIRELESS CORPORATION



                                            By: ________________________________
                                                Title:

                                            HUTCHISON TELECOMMUNICATIONS
                                            PCS (USA) LIMITED


                                            By: ________________________________
                                                Title:

                                  EXHIBIT 3.2


                               ROAMING AGREEMENT


         This Agreement is entered into as of __________, 1999 by and between Western Wireless Corporation, a Washington corporation ("WWC"), and VoiceStream Wireless Corporation, a Washington corporation ("VoiceStream").

         WHEREAS, WWC and VoiceStream are parties to that certain Roaming Agreement, dated as of February 17, 1998 (the "February Roaming Agreement"), setting forth, among other things, certain agreements regarding the rates upon which each of WWC and VoiceStream provide roaming services to the other;

         WHEREAS, in connection with the February Roaming Agreement, WWC and VoiceStream have entered into that certain Intercarrier Roamer Service Agreement dated as of _______, 1998 (the "February Roamer Service Agreement"), setting forth, among other things, the terms upon which each of WWC and VoiceStream provide roaming services to the other;

         WHEREAS, WWC and VoiceStream are parties to that certain Agreement and Plan of Distribution, dated as of ________, 1999, pursuant to which, among other things, WWC has agreed, upon the terms and conditions set forth therein, to distribute the shares of VoiceStream's Common Stock, no par value (the "Common Stock"), owned by it, which shares represent 80.1% of the Common Stock, to WWC's shareholders, on the basis of one share of Common Stock for each one share of WWC's outstanding common stock (the "Spin-Off");

         WHEREAS, as of the effective date of the Spin-Off (the "Spin-Off Effective Date"), VoiceStream and WWC desire to (i) terminate the February Roaming Agreement and the February Roamer Service Agreement; and (ii) enter into a new arrangement to provide roaming services to one another at the rates and upon the terms hereinafter provided; and

         WHEREAS, WWC and VoiceStream anticipate entering into a new Intercarrier Roamer Service Agreement (the "Standard Agreement"), in connection with this Agreement, a copy of which is attached hereto as Schedule A.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. This Agreement shall become effective on the Spin-Off Effective Date. If the Spin- Off Effective Date does not occur on or before December 31, 1999, (a) this Agreement shall terminate and be of no further force and effect whatsoever, and (b) each of the February Roaming Agreement and the February Roamer Service Agreement shall remain in full force and effect.

         2. WWC and VoiceStream hereby agree that each of the February Roaming Agreement and the February Roamer Service Agreement shall be terminated as of the Spin-Off Effective Date and thereafter shall be of no further force and effect.

         3. Each of WWC and VoiceStream agrees, on behalf of itself and its Subsidiaries, that each will provide roaming on its system to the other at a rate per minute for local service and an additional rate per minute for long-distance service as the Board of Directors of each of WWC and VoiceStream have mutually agreed prior to the date hereof.

         4. WWC further agrees, on behalf of itself and its Subsidiaries, if within the control of WWC, to use its reasonable best efforts to provide roaming technology for the benefit of VoiceStream customers where necessary.

         5. Each of WWC and VoiceStream agrees, on behalf of itself and its Subsidiaries, that all roaming agreements between them shall be modified by mutual consent to reflect industry technological changes applicable to PCS to AMPS roaming and vice versa.

         6. Any and all disputes, controversies or claims (each a "Dispute") between the parties relating to the interpretation or enforcement or performance of this Agreement shall be resolved by binding arbitration by American Arbitration Association ("AAA") in accordance with its rules, subject to the following provisions:

         (a) There shall be three arbitrators (the "Arbitrators"). Each party shall appoint one arbitrator within 30 days after giving or receiving notice of the submission of a Dispute to arbitration. The two arbitrators appointed by the parties shall appoint the third arbitrator. If a party does not appoint an arbitrator within such designated period, or if the two appointed arbitrators fail to appoint a third arbitrator within 30 days after their appointment, the relevant appointment shall be made by the president of the AAA.

         (b) The expenses of the arbitration shall be borne equally by WWC and VoiceStream, and each party shall bear its own legal fees and expenses; provided, however, that the Arbitrators shall have discretion to require that one party pay all or a portion of the expenses of arbitration or the other party's legal fees and expenses in connection with any particular arbitration.

         (c) The Arbitrators shall determine whether and to what extent any party shall be entitled to damages or equitable relief. No party shall be entitled to punitive damages or consequential damages or shall be required to post a bond in connection with equitable relief.

         (d) The Arbitrators shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrators' decision shall not go beyond what is necessary for the interpretation and application of the provisions of this Agreement in respect of the issue before the Arbitrators. The Arbitrators' decision and award or permitted remedy, if any, shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing(s).

         (e) The Arbitrators shall have the authority to award any remedy or relief provided for in this Agreement, in addition to any other remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant (but subject to the remedial limitations elsewhere set forth in this Agreement, including, but without limitation, the aforesaid prohibition against punitive and consequential damages). The Arbitrators written decision shall be rendered within sixty (60) days of the hearing. The decision reached by the Arbitrators shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrators is relief or remedy on which a court could enter judgement, a judgement upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within ten (10) days of its determination by the Arbitrators). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceeding between the parties.

         (f) The arbitration shall take place in New York, New York unless otherwise agreed by the parties.

         (g) The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

         (h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a Dispute while the Dispute is being resolved unless and until such obligations are terminated, expire or are suspended in accordance with the provisions hereof.

         (i) The Arbitrators may, in their sole discretion, order a pre-hearing exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position, and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witnesses and to cross- examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing.

         (j) Notwithstanding the dispute resolution procedures contained in this
Section 6 either party may apply to any court having jurisdiction (a) to enforce this Agreement to arbitrate, (b) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, or (c) to challenge or vacate any final judgment, award or decision of the Arbitrators that does not comport with the express provisions of this Section 6.

         7. Notices. All notices, claims or other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile transmission, by registered or certified mail (return receipt requested), postage prepaid or overnight carrier guaranteeing next day delivery:

                  (a)      to VoiceStream:

                           3650 131 Avenue SE
                           Bellevue, Washington 98006
                           U.S.A.
                           Attention: General Counsel
                           Tel: (425) 586-8014
                           Fax: (425) 586-8080

                           with a copy to:

                           Alan R. Bender, Esq.
                           3650 131 Avenue SE
                           Bellevue, Washington 98006
                           U.S.A.
                           Tel: (425) 586-8014
                           Fax: (425) 586-8080

                           and:

                           Friedman Kaplan & Seiler LLP
                           875 Third Avenue
                           New York, New York 10022-6225
                           Attention:  Barry A. Adelman, Esq.
                           Telephone:  (212) 833-1107
                           Facsimile: (212)-355-6401

                  (b)      to WWC:

                           3650 131 Avenue SE
                           Bellevue, Washington 98006
                           U.S.A.
                           Attention: General Counsel
                           Tel: (425) 586-8014
                           Fax: (425) 586-8080
                           with a copy to:

                           Alan R. Bender, Esq.
                           3650 131 Avenue SE
                           Bellevue, Washington 98006
                           U.S.A.
                           Tel: (425) 586-8014
                           Fax: (425) 586-8080

                           and:

                           Friedman Kaplan & Seiler LLP
                           875 Third Avenue
                           New York, New York 10022-6225
                           Attention:  Barry A. Adelman, Esq.
                           Telephone:  (212) 833-1107
                           Facsimile: (212)-355-6401

or to such other address as any party may from time to time furnish to the other by a notice given in accordance with the provisions of this Section 7. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; when receipt confirmed, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next day delivery.

         8. Termination. WWC and VoiceStream agree that notwithstanding any terms to the contrary in the Standard Agreement or any other related agreement, this Agreement shall terminate upon the earliest to occur of any of the following events:

                  (a) the mutual written agreement of the parties;

                  (b) upon notice by WWC to VoiceStream, in the event that VoiceStream or any of its Subsidiaries provides or resells, or acts as the agent for any other entity offering or reselling, wireless telephony services in any portion of the geographic area in which WWC or any of its Subsidiaries provides wireless telephony services other than (i) any such geographic area in which VoiceStream or any of its Subsidiaries provides such services on the Spin-Off Effective Date, or (ii) any such geographic area which is mutually agreed to by the parties after the Spin-Off Effective Date;

                  (c) upon notice by VoiceStream to WWC, in the event that WWC or any of its Subsidiaries provides or resells, or acts as the agent for any other entity offering or reselling, wireless telephony services in any portion of the geographic area in which VoiceStream or any of its Subsidiaries provides wireless telephony services other than (i) any such geographic area in which WWC or any of its Subsidiaries provides such services on the Spin-Off Effective Date, or (ii) any such geographic area which is mutually agreed to by the parties after the Spin-Off Effective Date; or

                  (d) upon six (6) months notice by either of WWC or VoiceStream to the other, in the event of a Change of Control (as defined below).

         For purposes of this Section 8, (a) a "Change of Control" means (i) directly or indirectly a sale, transfer, or other conveyance of all or substantially all of the assets of VoiceStream or WWC, as the case may be, on a consolidated basis, to any "person" (as such term is used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable), excluding transfers or conveyances to or among VoiceStream's Subsidiaries or WWC's Subsidiaries, respectively, as an entirety or substantially as an entirety in one transaction or series of related transactions, in each case with the effect that a Person owns more than 50% of the aggregate number of votes of all classes of capital stock of VoiceStream or WWC, respectively, which ordinarily have voting power for the election of directors VoiceStream or WWC, respectively, immediately after such transaction; (ii) any "person" (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the aggregate number of votes of all classes of capital stock of VoiceStream or WWC, as the case may be, which ordinarily have voting power for the election of directors of VoiceStream or WWC, respectively; (iii) any "person" (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) shall have the right or ability (whether by agreement, proxies, ownership of shares or otherwise) to elect a majority of the Board of Directors of VoiceStream or WWC, as the case may be; or (iv) there ceasing to be any Person who serves on the Board of Directors of both WWC and VoiceStream; and (b) a "Person" means an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, limited liability, company, or a government or agency or political subdivision thereof or any other entity.

         9. For purposes of this Agreement, a "Subsidiary" of any party hereto shall mean any other entity as to which such party, directly or indirectly, owns more than 50% of the outstanding voting power.

         10. Applicable Law. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by and construed in accordance with the internal laws of the State of Washington.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on their behalf by their officers thereunto duly authorized as of the day and year first above written.

WESTERN WIRELESS CORPORATION           VOICESTREAM WIRELESS CORPORATION

By:______________________________      By:______________________________________

Name:____________________________      Name:____________________________________

Its:_____________________________      Its:_____________________________________

                                  EXHIBIT 3.3


               SPECTRUM ALLOCATION AND NON-COMPETITION AGREEMENT

         This SPECTRUM ALLOCATION AND NON-COMPETITION AGREEMENT (the "Agreement"), dated as of __________, 1999, by and between Western Wireless Corporation, a Washington corporation ("WWC"), and VoiceStream Wireless Corporation, a Delaware corporation ("VoiceStream").

                              W I T N E S S E T H:

         WHEREAS, VoiceStream holds, directly or through its Subsidiaries (as hereinafter defined), personal communications services licenses operating in the 1850-1910 MHz and 1930- 1990 MHz bands issued by the Federal Communications Commission ("FCC") and is engaged in the business of acquiring, owning, constructing and operating wireless telecommunications systems utilizing such licenses and businesses ancillary thereto (the "PCS Business");

         WHEREAS, WWC holds, directly or through its Subsidiaries, cellular telephone licenses operating in the 824-849 MHz and 869-894 MHz bands issued by the FCC and is engaged in the business of acquiring, owning, constructing and operating wireless telecommunications systems utilizing such licenses and businesses ancillary thereto (the "Cellular Business");

         WHEREAS, WWC and VoiceStream operate in distinct segments of the wireless telecommunications industry under different brand names, with WWC operating a rural-focused cellular business and VoiceStream operating an urban-focused digital PCS business;

         WHEREAS, VoiceStream and WWC are parties to that certain Agreement and Plan of Distribution, dated of as of ________________, 1999 (the "Distribution Agreement"), pursuant to which, among other things, WWC has agreed upon the terms and conditions set forth therein, to distribute the shares of VoiceStream's Common Stock, no par value per share ("Common Stock"), owned by it, which shares represent 80.1% of the issued and outstanding shares of Common Stock, to its shareholders on the basis of one share of Common Stock for each one share of WWC's outstanding common stock (the "Spin-Off");

         WHEREAS, the Board of Directors of WWC has determined that it is in the best interests of WWC's stockholders to continue to expand and conduct its Cellular Business;

         WHEREAS, the Board of Directors of VoiceStream has determined it is in the best interests of VoiceStream's stockholders to continue to expand and conduct its PCS Business;

         WHEREAS, the Board of Directors of WWC and the Board of Directors of VoiceStream believe that during a transition period of three (3) years, or until there has been a VoiceStream Change of Control (as hereinafter defined) or a WWC Change of Control (as hereinafter defined), that it is in the best interests of each of the companies to expand its respective business and services, thereby becoming more competitive with other providers of its services;

         WHEREAS, the Spin-Off will allow each of WWC and VoiceStream to more readily expand their respective businesses, as well as pursue strategies and focus on objectives appropriate to its business; and

         WHEREAS, simultaneously with the consummation of the Spin-Off (the date of such consummation being hereinafter referred to as the "Spin-Off Effective Date"), WWC and VoiceStream desire to enter into certain agreements (i) concerning the allocation between them of certain assets and business opportunities hereafter acquired by either of them relating to the wireless telecommunications business, and (ii) not to solicit the other's employees, all on the terms set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, VoiceStream and WWC hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

         "AAA" has the meaning set forth in Section 10.

         "Agreement" has the meaning set forth in the preamble.

         "Arbitrators" has the meaning set forth in Section 10.

         "Cellular Business" has the meaning set forth in the recitals.

         "Change of Control" shall mean with respect to any Person (i) directly or indirectly a sale, transfer, or other conveyance of all or substantially all of the assets of such Person, on a consolidated basis, to any "person" (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), excluding transfers or conveyances to or among such Person's Subsidiaries, as an entirety or substantially as an entirety in one transaction or series of related transactions, in each case with the effect that a Person owns more than 50% of the aggregate number of votes of all classes of capital stock of such Person which ordinarily have voting power for the election of directors, managers or trustees of the transferee entity immediately after such transaction; (ii) any "person" (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the aggregate number of votes of all classes of capital stock of such Person which ordinarily have voting power for the election of directors of such Person; or (iii) any "person" (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) shall have the right or ability (whether by agreement, proxies, ownership of shares or otherwise) to elect a majority of the Board of Directors of such Person.

         "CIRI" means Cook Inlet Western Wireless PV/SS PCS L.P. or Cook Inlet/VoiceStream PCS LLC.

         "Common Stock" has the meaning set forth in the recitals.

         "Dispute" has the meaning set forth in Section 10.

         "Distribution Agreement" has the meaning set forth in the recitals.

         "Exchange Act" means the Securities Exchange Act, as amended, and any successor act thereto.

         "FCC" has the meaning set forth in the recitals.

         "PCS Business" has the meaning set forth in the recitals.

         "Person" means an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, limited liability company, or a government or agency or political subdivision thereof or any other entity.

         "Subsidiary" means, as to any Person, another Person of which more than 50% of the voting power is owned, directly or indirectly, by such Person.

         "Term" has the meaning set forth in Section 6.

         "VoiceStream" has the meaning set forth in the preamble.

         "VoiceStream Change of Control" means (a) a Change of Control of VoiceStream, or (b) (i) John W. Stanton ceasing to be Chairman of the Board of Directors of VoiceStream, and (ii) there ceasing to be any Person who serves on the Board of Directors of both WWC and VoiceStream.

         "VoiceStream Group" means VoiceStream, its Subsidiaries and CIRI.

         "VoiceStream Voting Agreement" means that certain Voting Agreement, dated as of __________, 1999, among VoiceStream and the shareholders of VoiceStream party thereto.

         "WWC" has the meaning set forth in the preamble.

         "WWC Change of Control" means (a) a Change of Control of WWC, or (b)
(i) John W. Stanton ceasing to be Chairman of the Board of Directors of WWC, and
(ii) there ceasing to be any Person who serves on the Board of Directors of both WWC and VoiceStream.

         "WWC Group" means WWC and its Subsidiaries.

         "WWC Voting Agreement" means that certain Voting Agreement, dated as of May 13, 1996, among WWC and the shareholders of WWC party thereto.

         When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of a gender herein shall be deemed to include the neuter, masculine and feminine genders whenever necessary or appropriate. Whenever the word "herein," "hereunder" or "hereof" is used in this Agreement, it shall be deemed to refer to this Agreement and not to a particular Section of this Agreement unless expressly stated otherwise.

2. Allocation of Certain Opportunities.

         (a) Agreements Regarding Opportunities in the PCS Business. During the Term, WWC agrees that:

                  (i) it will not, and it will not permit any member of the WWC Group to, pursue any opportunity which constitutes primarily a PCS Business (which shall include for this purpose the opportunity to acquire any expansion spectrum allocated by the FCC to broadband personal communications services) in the United States, unless, (a) prior to pursuing such opportunity, WWC notifies VoiceStream, in writing, of said opportunity and (b) within seven (7) business days of delivery of such notice, VoiceStream has either (x) not notified WWC, in writing, that a member of the VoiceStream Group is pursuing, or has determined to pursue, such opportunity or, (y) has notified WWC, in writing, that no member of the VoiceStream Group is pursuing, and each member of the VoiceStream Group has determined not to pursue, such opportunity. In the event that within such seven (7) business day period, VoiceStream has not notified WWC, in writing, that a member of the VoiceStream Group is pursuing, or has determined to pursue, such opportunity, or has notified WWC, in writing, that no member of the VoiceStream Group is pursuing, and each member of the VoiceStream Group has determined not to pursue, such opportunity, any member of the WWC Group may, in its discretion, pursue such opportunity free of any rights of any member of the VoiceStream Group under this Agreement. In the event that within such seven (7) business day period, VoiceStream has notified WWC, in writing, that a member of the VoiceStream Group is pursuing, or has determined to pursue, such opportunity, and thereafter determines to discontinue pursuing such opportunity, VoiceStream shall immediately notify WWC, in writing, of such determination and upon receipt of said notification, any member of the WWC Group may, in its discretion, pursue such opportunity for its own purpose free of any rights of any member of the VoiceStream Group under this Agreement; and

                  (ii) in the event any member of the WWC Group acquires any businesses or assets which include businesses or assets which constitute a PCS Business, such member will offer VoiceStream the opportunity to acquire any such businesses or assets constituting the PCS Business at a purchase price equal to that portion of the purchase price paid by the WWC Group which is allocable to the PCS Business. The boards of directors of WWC and VoiceStream shall endeavor to determine in good faith the portion of the purchase price allocable to the PCS Business. If WWC and VoiceStream are unable to agree upon the portion of the purchase price allocable to the PCS Business, the determination of the portion thereof allocable to the PCS Business shall be determined by arbitration pursuant to Section 10 hereof.

         (b) Agreements Regarding Opportunities in the Cellular Business. During the Term, VoiceStream agrees that:

                  (i) it will not, and it will not permit any member of the VoiceStream Group to, pursue any opportunity which constitutes primarily a Cellular Business (which shall include for this purpose the opportunity to acquire any expansion spectrum allocated by the FCC to cellular services) in the United States, unless, (a) prior to pursuing such opportunity, VoiceStream notifies WWC, in writing, of said opportunity and (b) within seven (7) business days of delivery of such notice, WWC has either (x) not notified VoiceStream, in writing, that a member of the WWC Group is pursuing, or has determined to pursue, such opportunity, or (y) has notified VoiceStream, in writing, that no member of the WWC Group is pursuing, and each member of the WWC Group has determined not to pursue, such opportunity. In the event that within such seven
(7) business day period, WWC has not notified VoiceStream, in writing, that a member of the WWC Group is pursuing, or has determined to pursue, such opportunity, or has notified VoiceStream, in writing, that no member of the WWC Group is pursuing, and each member of the WWC Group has determined not to pursue, such opportunity, any member of the VoiceStream Group may, in its discretion, pursue such opportunity free of any rights of any member of the WWC Group under this Agreement. In the event that within such seven (7) business day period, WWC has notified VoiceStream, in writing, that a member of the WWC Group is pursuing, or has determined to pursue, such opportunity, and thereafter determines to discontinue pursuing such opportunity, WWC shall immediately notify VoiceStream, in writing, of such determination and upon receipt of said notification, any member of the VoiceStream Group may, in its discretion, pursue such opportunity for its own purpose free of any rights of any member of the WWC Group under this Agreement; and

                  (ii) in the event any member of the VoiceStream Group acquires any business or assets which include businesses or assets which constitute a Cellular Business, such member will offer WWC the opportunity to acquire any such businesses or assets constituting the Cellular Business at a purchase price equal to that portion of the purchase price paid by the VoiceStream Group which is allocable to the Cellular Business. The boards of directors of WWC and VoiceStream shall endeavor to determine in good faith the portion of the purchase price allocable to the Cellular Business. If WWC and VoiceStream are unable to agree upon the portion of the purchase price allocable to the Cellular Business, the determination of the portion thereof allocable to the Cellular Business shall be determined by arbitration pursuant to Section 10 hereof.

         (c) Overlapping Area. During the Term:

                  (i) VoiceStream agrees it will not, and it will not permit any member of the VoiceStream Group to, provide or resell, or act as the agent for any other entity offering or reselling, wireless telephony services in any portion of the geographic area in which any member of the WWC Group provides wireless telephony services other than (x) any such geographic area in which any member of the VoiceStream Group provides such services on the Spin-Off Effective Date, or (y) any such geographic area which is mutually agreed to by the parties after the Spin-Off Effective Date; and

                  (ii) WWC agrees it will not, and it will not permit any member of the WWC Group to, provide or resell, or act as the agent for any other entity offering or reselling, wireless telephony services in any portion of the geographic area in which any member of the VoiceStream Group provides wireless telephony services other than (x) any such geographic area in which any member of the WWC Group provides such services on the Spin-Off Effective Date, or (y) any such geographic area which is mutually agreed to by the parties after the Spin- Off Effective Date.

         (d) Agreement Regarding Other Opportunities. During the Term, WWC and VoiceStream agree that, with respect to any opportunity in the wireless telecommunications business in the United States which is related to neither a PCS Business nor a Cellular Business, WWC and VoiceStream shall divide such opportunity equally between them, unless WWC and VoiceStream agree to another arrangement with respect to such opportunity.

3. Employees.

         (a) WWC Employees. During the Term, WWC shall not, and shall not permit any member of the WWC Group to, without VoiceStream's prior written consent, directly or indirectly, (i) solicit or encourage any employee of any member of the VoiceStream Group to leave the employ of such member, or (ii) hire or offer to hire any employee who has left the employ of a member of the VoiceStream Group, within three hundred and sixty-five (365) days after the termination of such employee's employment with such member of the VoiceStream Group.

         (b) VoiceStream Employees. During the Term, VoiceStream shall not, and shall not permit any member of the VoiceStream Group to, without WWC's prior written consent, directly or indirectly, (i) solicit or encourage any employee of any member of the WWC Group to leave the employ of such member, or (ii) hire or offer to hire any employee who has left the employ of a member of the WWC Group, within three hundred and sixty-five (365) days after the termination of such employee's employment with such member of the WWC Group.

         (c) Transition Employees. Notwithstanding anything contained in this
Section 3 to the contrary, with respect to any employee of any member of (i) the WWC Group who is made available to any member of the VoiceStream Group, or (ii) the VoiceStream Group who is made available to any member of the WWC Group, in each case, in accordance with Section 2.1.2 of the Distribution Agreement, WWC and VoiceStream hereby agree to enter into mutually satisfactory agreements as to whether a member of the WWC Group or a member of the VoiceStream Group will employ each such employee after the termination of the provisions of Section
2.1.2 of the Distribution Agreement in accordance with its terms.

4. Agreements Regarding CIRI.

         WWC and VoiceStream hereby agree that any of the covenants and agreements of VoiceStream contained herein which require VoiceStream to cause or permit CIRI to act or refrain from acting, shall be satisfied by VoiceStream if VoiceStream votes its respective interests in CIRI, and requests the other equity holders of CIRI to vote their respective interests in CIRI, in favor of or against, as the case may be, the action proposed to be taken by CIRI. It is understood that VoiceStream does not control CIRI and, accordingly, the other equity holders of CIRI might be able to cause CIRI to take an action or refrain from taking an action contrary to VoiceStream's expressed request.

5. Representations and Warranties.

         Each of WWC and VoiceStream hereby represents and warrants to the other as follows:

         (a) It is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority to execute, deliver and perform its obligations under this Agreement;

         (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on its part and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms; and

         (c) Neither the execution, delivery or performance of this Agreement by it, nor the consummation of the transactions contemplated hereby will, with or without the giving of notice of passage of time, or both conflict with, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, (i) any provision of its (or any of its Subsidiaries') certificate of incorporation or by-laws, (ii) any material note, bond, indenture, mortgage, deed of trust, contract, agreement, lease or other instrument or obligation to which it, or any of its Subsidiaries, is a party or by which it, or any of its Subsidiaries, or its, or any of its

Subsidiaries', properties may be bound or affected, or (iii) any law, order, judgment, ordinance, rule, regulation or decree to which it, or any of its Subsidiaries, is a party or by which it, or any of its Subsidiaries, or any of its, or any of its Subsidiaries', properties are bound or affected.

6. Effectiveness; Term.

         This Agreement shall be effective for a period after the Spin-Off Effective Date through and including the earliest to occur of any of the following events (the "Term"):

         (a) the third anniversary of the Spin-Off Effective Date;

         (b) mutual written agreement of WWC and VoiceStream;

         (c) a WWC Change of Control; or

         (d) a VoiceStream Change of Control;

provided, however, that if the Spin-Off Effective Date does not occur on or before December 31, 1999, this Agreement shall terminate and be of no further force and effect whatsoever.

7. Waiver; Amendments.

         This Agreement may be amended, modified or supplemental only by written agreement of the parties. No provision in this Agreement shall be deemed waived except by an instrument in writing signed by the party waiving such provision. Any waiver by any party of any of its rights under this Agreement or of any breach of this Agreement shall not constitute a waiver of any other rights or of any other or future breach.

8. Specific Performance.

         Each of the WWC and VoiceStream hereby acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. Accordingly, each of the WWC and VoiceStream agrees that the other party, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

9. Notices.

         All notices, claims or other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile transmission, by registered or certified mail (return receipt requested), postage prepaid or overnight carrier guaranteeing next day delivery:

                  (a)      to VoiceStream:

                           3650 131 Avenue SE
                           Bellevue, Washington 98006
                           Attention: General Counsel
                           Tel: (425) 586-8014
                           Fax: (425) 586-8080

                           with a copy to:

                           Alan R. Bender, Esq.
                           3650 131 Avenue SE
                           Bellevue, Washington 98006
                           Tel: (425) 586-8014
                           Fax: (425) 586-8080

                           and:

                           Friedman Kaplan & Seiler LLP
                           875 Third Avenue
                           New York, New York 10022-6225
                           Attention:  Barry A. Adelman, Esq.
                           Telephone:  (212) 833-1107
                           Facsimile: (212)-355-6401

                  (b)      to WWC:

                           3650 131 Avenue SE
                           Bellevue, Washington 98006
                           Attention: General Counsel
                           Tel: (425) 586-8014
                           Fax: (425) 586-8080

                           with a copy to:

                           Alan R. Bender, Esq.
                           3650 131 Avenue SE
                           Bellevue, Washington 98006
                           Tel: (425) 586-8014
                           Fax: (425) 586-8080

                           and:

                           Friedman Kaplan & Seiler LLP

                           875 Third Avenue
                           New York, New York 10022-6225
                           Attention:  Barry A. Adelman, Esq.
                           Telephone:  (212) 833-1107
                           Facsimile: (212)-355-6401


or to such other address as any party may from time to time furnish to the other by a notice given in accordance with the provisions of this Section 9. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; when receipt confirmed, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next day delivery.

10. Arbitration.

         Any and all disputes, controversies or claims (each a "Dispute") between the parties relating to the interpretation or enforcement or performance of this Agreement shall be resolved by binding arbitration by American Arbitration Association ("AAA") in accordance with its rules, subject to the following provisions:

         (a) There shall be three arbitrators (the "Arbitrators"). Each party shall appoint one arbitrator within 30 days after giving or receiving notice of the submission of a Dispute to arbitration. The two arbitrators appointed by the parties shall appoint the third arbitrator. If a party does not appoint an arbitrator within such designated period, or if the two appointed arbitrators fail to appoint a third arbitrator within 30 days after their appointment, the relevant appointment shall be made by the President of the AAA.

         (b) The expenses of the arbitration shall be borne equally by WWC and VoiceStream, and each party shall bear its own legal fees and expenses; provided, however, that the Arbitrators shall have discretion to require that one party pay all or a portion of the expenses of arbitration or the other party's legal fees and expenses in connection with any particular arbitration.

         (c) The Arbitrators shall determine whether and to what extent any party shall be entitled to damages or equitable relief. No party shall be entitled to punitive damages or consequential damages or shall be required to post a bond in connection with equitable relief.

         (d) The Arbitrators shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrators' decision shall not go beyond what is necessary for the interpretation and application of the provisions of this Agreement in respect of the issue before the Arbitrators. The Arbitrators' decision and award or permitted remedy, if any, shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing(s).

         (e) The Arbitrators shall have the authority to award any remedy or relief provided for in this Agreement, in addition to any other remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant (but subject to the remedial limitations elsewhere set forth in this Agreement, including, but without limitation, the aforesaid prohibition against punitive and consequential damages). The Arbitrators written decision shall be rendered within sixty (60) days of the hearing. The decision reached by the Arbitrators shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrators is relief or remedy on which a court could enter judgement, a judgement upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within ten (10) days of its determination by the Arbitrators). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceeding between the parties.

         (f) The arbitration shall take place in New York, New York unless otherwise agreed by the parties.

         (g) The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

         (h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a Dispute while the Dispute is being resolved unless and until such obligations are terminated, expire or are suspended in accordance with the provisions hereof.

         (i) The Arbitrators may, in their sole discretion, order a pre-hearing exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position, and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing.

         (j) Notwithstanding the dispute resolution procedures contained in this
Section 10 either party may apply to any court having jurisdiction (a) to enforce this Agreement to arbitrate, (b) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, or (c) to challenge or vacate any final judgment, award or decision of the Arbitrators that does not comport with the express provisions of this Section 10.

11. Entire Agreement.

         This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings among the parties hereto with respect to such subject matter.

12. Section Headings.

         The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

13. Applicable Law.

         The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by and construed in accordance with the internal laws of the State of New York.

14. Failure to Pursue Remedies.

         The failure of any party hereto to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

15. Cumulative Remedies.

         The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies except as otherwise expressly provided in this Agreement. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

16. Severability.

         The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

17. Successors and Assigns.

         This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each party hereto.

18. Further Assurances.

         Each party hereto at the request of the other party shall, from time to time, execute and deliver such other assignments, transfers, conveyances and other instruments and documents and do and perform such other acts and things as may be reasonably necessary or desirable for effecting complete consummation of this Agreement and the transactions herein contemplated.

19. Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be considered the same agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                       VOICESTREAM WIRELESS CORPORATION


                                       By:______________________________________
                                          Name:
                                          Title:


                                       WESTERN WIRELESS CORPORATION


                                       By:______________________________________
                                          Name:
                                          Title: